Exhibit 10.2
Execution Version
FIRST AMENDMENT TO FIRST LIEN CREDIT AGREEMENT
FIRST AMENDMENT TO FIRST LIEN CREDIT AGREEMENT (this “Amendment”), dated as of August 6, 2026, among EMBECTA CORP., a Delaware corporation (the “Company”), the other CO-BORROWERS party hereto (the “Co-Borrowers” and, together with the Company, the “Borrowers”), the Guarantors party hereto (the “Guarantors” and, together with the Borrowers, the “Loan Parties”), the Lenders party hereto, each L/C Issuer party hereto, and MORGAN STANLEY SENIOR FUNDING, INC., solely in its capacity as Administrative Agent and Collateral Agent (“MS”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, the Borrowers, the Lenders party thereto, as Lenders, the L/C Issuers party thereto, as L/C Issuers, and MS, as Administrative Agent, Collateral Agent and an L/C Issuer, have entered into that certain First Lien Credit Agreement, dated as of March 31, 2022 (as amended, restated, supplemented or modified prior to the date hereof, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by this Amendment, the “Credit Agreement”);
WHEREAS, pursuant to Sections 2.19 and 10.01 of the Existing Credit Agreement, (a) the Borrowers have requested an extension of the maturity date of Initial Revolving Tranche pursuant to an Extension Request to all Lenders with Initial Revolving Credit Commitments (such extension, the “Initial Revolving Tranche Extension”) and (b) the Existing Credit Agreement and the other Loan Documents may be amended to the extent necessary to (i) reflect the existence and terms of any such Initial Revolving Credit Commitments so extended (the “Initial Revolving-2 Credit Commitments”) and (ii) make such other amendments to the Existing Credit Agreement and the other Loan Documents, including any technical amendments, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent (acting solely at the direction of the Lenders party hereto) and the Company, to effect the provisions of Sections 2.19 and 10.01 of the Existing Credit Agreement;
WHEREAS, subject to the terms and conditions set forth herein, the Lenders party thereto holding an Initial Revolving-2 Credit Commitment (such Lenders, the “Initial Revolving-2 Tranche Lenders”) have agreed to extend their Initial Revolving Credit Commitments to the Maturity Date with respect to the Initial Revolving-2 Tranche, in each case, by their execution of a signature page hereto;
WHEREAS, pursuant to Section 2.06 of the Existing Credit Agreement, concurrently with the execution of this Amendment, the Borrowers have elected to reduce the Initial Revolving-2 Credit Commitments from $400,000,000 to $210,000,000 (such reduction, the “Initial Revolving-2 Credit Commitment Reduction”);
WHEREAS, pursuant to Section 10.07 of the Existing Credit Agreement, concurrently with the execution of this Amendment, U.S. Bank National Association (the “Assignor Lender”) shall sell and assign a portion of its Initial Revolving-2 Credit Commitment (such assignment, the “Initial Revolving-2 Credit Commitment Assignment”) to the other Initial Revolving-2 Tranche Lenders (collectively, the “Assignee Lenders”); and
WHEREAS, Wells Fargo Securities, LLC (the “Left Lead Arranger”), Citigroup Global Markets Inc., Citizens Bank, N.A., JPMorgan Chase Bank, N.A., Santander Bank, N.A., MUFG Bank, Ltd. and U.S. Bank National Association (collectively, with the Left Lead Arranger, the “Lead Arrangers”) will act in their respective capacities as joint lead arrangers and bookrunners for this Amendment and the credit facilities contemplated by the Initial Revolving Tranche Extension.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
SECTION 1.    Amendments to Credit Agreement. Effective as of the Amendment Effective Date and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Existing Credit Agreement is hereby amended as follows:
(a)the body of the Existing Credit Agreement is hereby amended (i) to delete red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the copy of the Credit Agreement attached hereto as Annex A;
(b)Exhibit C (Compliance Certificate) and Exhibit D-1 (Assignment and Assumption) to the Existing Credit Agreement are hereby amended and restated in their entirety as attached hereto as Annex B; and
(c)The Initial Revolving-1 Credit Commitment of each Revolving Credit Lender, the Initial Revolving-2 Credit Commitment of each Revolving Credit Lender and the Initial Revolving Credit Commitment and the Pro Rata Share of each Revolving Credit Lender, in each case as of the Amendment Effective Date and after giving effect to the Initial Revolving Tranche Extension, the Initial Revolving-2 Credit Commitment Reduction and the Initial Revolving-2 Credit Commitment Assignment, are set forth on Schedule 2.01 attached hereto as Annex C (which, for the avoidance of doubt, shall not address any Initial Term Commitment).
SECTION 2.    Initial Revolving-2 Tranche; Initial Revolving-2 Credit Commitment Reduction.
(a)Initial Revolving-2 Tranche.

(i)Primary Terms. As of the Amendment Effective Date and after giving effect to this Amendment, the Initial Revolving-2 Tranche shall be subject to the terms and conditions set forth in the Credit Agreement attached hereto as Annex A.

(ii)Use of Proceeds. The Borrowers shall use the proceeds of the Initial Revolving-2 Tranche to finance the working capital needs of any Restricted Group Member, for general corporate purposes of any Restricted Group Member (including acquisitions, restricted payments and other Investments permitted hereunder) and/or for any other purpose not prohibited by the Credit Agreement.

(iii)General Matters. The parties hereto hereby agree that:

(A)(1) this Amendment constitutes an Extension Request, an Extension Election and an Extension pursuant to, and in accordance with, Section 2.19 of the Existing Credit Agreement and the parties hereto hereby waive any prior notice and procedural requirements required thereby, (2) the Initial Revolving-2 Tranche is being effected pursuant to, and in accordance with, Section 2.19 of the Credit Agreement and

(3) this Amendment shall be deemed to be an “Extension Amendment” pursuant to, and in accordance with, Section 2.19 of the Credit Agreement and shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents;

(B)each Initial Revolving-2 Tranche Lender shall be deemed to be an “Extending Lender”, a “Revolving Credit Lender” and a “Lender” under the Credit Agreement and the other Loan Documents and shall be subject to the obligations and entitled to the benefits, rights and remedies as such set forth therein; and

(C)each L/C Issuer agrees, by its execution of this Amendment, that its commitment to issue or maintain Letters of Credit shall be extended to the maturity date of the Initial Revolving-2 Credit Commitments.

(a)Initial Revolving-2 Credit Commitment Reduction.
(i)The Borrowers have elected to effect the Initial Revolving-2 Credit Commitment Reduction pursuant to, and in accordance with, Section 2.06 of the Credit Agreement. In connection therewith, the Borrowers shall make all payments and prepayments required to be made pursuant to, and in accordance with, the Credit Agreement, including, without limitation, Section 2.06 of the Credit Agreement.

(ii)The parties hereto hereby agree that this Amendment constitutes a notice to effect the Initial Revolving-2 Credit Commitment Reduction pursuant to, and in accordance with, Section 2.06 of the Credit Agreement and the parties hereto hereby waive any prior notice and procedural requirements required thereby.

SECTION 3.    Initial Revolving-2 Credit Commitment Assignment.
(a)As of the Amendment Effective Date, the Assignor Lender hereby irrevocably sells and assigns to each Assignee Lender, and each Assignee Lender hereby irrevocably purchases and assumes from the Assignor Lender, a portion of its Initial Revolving-2 Credit Commitment such that the Initial Revolving-2 Credit Commitment of each Initial Revolving-2 Tranche Lender, in each case as of the Amendment Effective Date and after giving effect to the Initial Revolving Tranche Extension, the Initial Revolving-2 Credit Commitment Reduction and the Initial Revolving-2 Credit Commitment Assignment, are set forth on Schedule 2.01 attached hereto as Annex C (as described in Section 1(c) hereof).

(b)On and as of the Amendment Effective Date and after giving effect to the Initial Revolving Tranche Extension, the Initial Revolving-2 Credit Commitment Reduction and the Initial Revolving-2 Credit Commitment Assignment, (i) there shall be an automatic adjustment to the Pro Rata Share of each Revolving Credit Lender (including each Lender with an Initial Revolving-1 Credit Commitment and each Lender with an Initial Revolving-2 Credit Commitment), (ii) the outstanding Revolving Credit Loans and the Pro Rata Shares of the LC Obligations shall be reallocated by the Administrative Agent among the Revolving Credit Lenders in accordance with their adjusted Pro Rata Shares and (iii) the Revolving Credit Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 3.06 in connection with such reallocation as if such reallocation were a repayment.

(c)Notwithstanding the terms to the contrary in Section 10.07 of the Credit Agreement, the parties hereto hereby agree that, in connection with the Initial Revolving-2 Credit Commitment

Assignment (together with the Initial Revolving Tranche Extension and the Initial Revolving-2 Credit Commitment Reduction), (i) this Amendment shall be deemed to be an Assignment and Assumption under Section 10.07 of the Credit Agreement, (ii) the Administrative Agent may use this Amendment to reflect the Initial Revolving-2 Credit Commitment Assignment in the Register and (iii) the Standard Terms and Conditions (as defined in the form of Assignment and Assumption attached to the Credit Agreement as Exhibit D-1) shall apply to interests assigned pursuant to the Initial Revolving-2 Credit Commitment Assignment mutatis mutandis as though fully set forth herein.

(d)The Assignor Lender and each Assignee Lender hereby agrees that it will provide any additional documentation (including, without limitation, a duly executed Assignment and Assumption) to evidence the Initial Revolving-2 Credit Commitment Assignment to the extent requested by the Administrative Agent.

SECTION 4.    Conditions of Effectiveness of this Amendment. This Amendment shall become effective on the date when the following conditions shall have been satisfied, waived or as otherwise agreed between the Company, the Left Lead Arranger, the Administrative Agent and the Lenders party hereto (such date, the “Amendment Effective Date”):
(a)The Left Lead Arranger and the Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated as of the Amendment Effective Date (or, in the case of certificates of governmental officials, as of a recent date before the Amendment Effective Date), and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Company and its Subsidiaries after giving effect to the transactions contemplated by this Amendment):
(i)this Amendment executed by each Loan Party, each Lender party hereto, which constitute Required Revolving Lenders, each L/C Issuer and MS, in its capacity as Administrative Agent and Collateral Agent;
(ii)a Note executed by the Borrowers in favor of each Lender with an Initial Revolving-2 Credit Commitment requesting a Note at least three Business Days prior to the Amendment Effective Date;
(iii)such customary documents and certifications (including Organization Documents, authorizing resolutions and, if applicable, good standing certificates or certificates of status) as the Left Lead Arranger may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of each Loan Party acting as such in connection with this Amendment and the other Loan Documents and (B) that each Loan Party is duly organized or formed, validly existing and in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(iv)the results of the Uniform Commercial Code (or equivalent) lien searches and other applicable searches as reasonably required by the Left Lead Arranger with respect to the Loan Parties;
(v)an opinion of Allen Overy Shearman & Sterling US LLP, special counsel to the Loan Parties, in form and substance reasonably satisfactory to the Left Lead Arranger;
(vi)a solvency certificate executed by a senior financial officer (or an officer serving the equivalent function) of the Company (after giving effect to the transactions to occur on the Amendment Effective Date) substantially in the form attached to the Credit Agreement as Exhibit K; and
(vii)a certificate of a Responsible Officer of the Company certifying that the conditions set forth in Sections 4(b) and (d) have been satisfied.
(a)Since September 30, 2025, a Material Adverse Effect shall not have occurred.
(b)The Company shall have provided at least three Business Days prior to the Amendment Effective Date (x) all documentation and other information about the Company and the other Loan Parties as has been reasonably requested in writing at least ten Business Days prior to the Amendment Effective Date by any Lender that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” requirements and applicable anti-money-laundering laws, including the PATRIOT Act and (y) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall have delivered to each Lender that so requests a Beneficial Ownership Certification in relation to such Borrower.
(c)(i)     The representations and warranties of each of the Company and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, including, without limitation, this Amendment, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment Effective Date, both before and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4(d), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement prior to the Amendment Effective Date; and
(d)(ii)    No Default or Event of Default shall exist at the time of or immediately after giving effect to this Amendment and the transactions contemplated hereby.
(e)The Borrowers shall have paid (i) to the Left Lead Arranger, for the account of itself, each other Lead Arranger and each Lender with an Initial Revolving-2 Credit Commitment, as applicable, all of the respective fees due to them on the Amendment Effective Date and any other accrued and unpaid fees or commissions due on the Amendment Effective Date and (ii) all of the reasonable out-of-pocket fees and expenses of the Left Lead Arranger, the Administrative Agent and their respective affiliates, including without limitation, all reasonable and invoiced fees, charges and disbursements of counsel to each of the Left Lead Arranger and the Administrative Agent (directly to such counsel if requested by the Left Lead Arranger or the Administrative Agent, as applicable) to the extent accrued and unpaid prior to or on the Amendment Effective Date, plus such estimate of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and, as applicable, the Left Lead Arranger or the Administrative Agent).
Without limiting the generality of the provisions of Section 9.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Left Lead Arranger shall have received written notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.

(f)SECTION 5.    Reaffirmation. By its execution hereof, each Borrower and each Guarantor hereby expressly (a) acknowledges that the covenants, representations and warranties and other obligations set forth in the Credit Agreement and the other Loan Documents to which it is a party remain in full force and effect; (b) affirms that each of the Liens and security interests granted in or pursuant to the Loan Documents are valid and subsisting and (c) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens and security interests granted in or pursuant to the Loan Documents and that such Liens and security interests continue as security for the “Obligations” and the “Secured Obligations” under the Credit Agreement and the other Loan Documents.
(g)SECTION 6.    Costs and Expenses. The Loan Parties hereby reconfirm their obligations (i) to pay and reimburse the Administrative Agent pursuant to, and in accordance with, Section 10.04 of the Credit Agreement and (ii) to pay and reimburse the Left Lead Arranger pursuant to, and in accordance with, the Engagement Letter dated as of June 30, 2026 between the Company, on behalf the Borrowers, and the Left Lead Arranger.
SECTION 7.    Limited Effect. Except as expressly provided herein, the Loan Documents shall remain unmodified and in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, consent to, or a modification or amendment of any other term or condition of any Loan Document, (b) to prejudice any right or rights which the Administrative Agent, the Arrangers, Lead Arrangers or the Lenders may now have or may have in the future under or in connection with the Existing Credit Agreement, the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with any Borrower or any of its Subsidiaries or any other Person with respect to any other waiver, amendment, modification or any other change to any of the Loan Documents or any rights or remedies arising in favor of the Administrative Agent, the Arrangers, Lead Arrangers or the Lenders, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of any other agreement by and among the Loan Parties, on the one hand, and the Administrative Agent, any Arranger, any Lead Arranger or any Lender, on the other hand. References in the Existing Credit Agreement or the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any other Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended by this Amendment.

SECTION 8.    Representations and Warranties. By its execution hereof, each Loan Party hereby certifies, represents and warrants that:

(a)     (i) it has the corporate or other organizational power and authority to execute, deliver and perform this Amendment and the other Loan Documents entered into in connection with this Amendment, (ii) it has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the other Loan Documents entered into in connection with this Amendment, (iii) this Amendment and each of the Loan Documents executed in connection herewith has been duly executed and delivered on behalf of each Loan Party party hereto or thereto and (iv) this Amendment and the other Loan Documents entered into in connection with this Amendment each constitutes a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and

(b)(b)    each of the conditions and other requirements set forth in Section 2.19 of the Existing Credit Agreement with respect to an Extended Revolving Tranche and an Extended Revolving Commitment are satisfied with respect to the Initial Revolving-2 Credit Commitments and the Initial Revolving-2 Tranche set forth in this Amendment.
SECTION 9.    Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart hereof.
SECTION 10.    Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
SECTION 11.    Entire Agreement. This Amendment is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.
SECTION 12.    Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns.
SECTION 13.    General Release.
(a)    In consideration of, among other things, the Administrative Agent’s, the Collateral Agent’s and the Lenders’ execution and delivery of this Amendment, the Company and each other Loan Party, on behalf of itself and its Related Parties, successors and assigns (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each L/C Issuer and their respective Related Parties, and their respective successors and assigns (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Amendment Effective Date, that relate to, arise out of or otherwise are in connection with any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith. In entering into this Amendment, the Company and each other Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.
(b)    The Company and each other Loan Party, on behalf of itself and its Related Parties and its successors and assigns, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Company or any other Loan Party pursuant to Section 13(a) hereof.
(c)    Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations thereunder.
SECTION 14.    Direction to the Administrative Agent. Execution of this Amendment constitutes a direction by each of the Lenders party hereto that MS act in accordance with the terms of this Amendment. In executing this Amendment, MS is relying on the accuracy of the statements made by the Loan Parties and the Lenders party hereto in Section 2 of this Amendment. Moreover, MS is entering into this Amendment in reliance on, and having the benefit of, the exculpation and indemnification provisions in Sections 9.03, 9.04 and 9.07 of the Credit Agreement. MS shall not, and shall not be required to, act against any of the Loan Parties, or any of their respective Subsidiaries or any property or assets of any of the foregoing if such action is contrary to the terms of this Amendment or any other Loan Document. Further, by execution of this Amendment each of the Lenders party hereto agree and acknowledge (i) that such Lender has, independently and without reliance upon the Administrative Agent, made its own decision to enter into this Amendment and (ii) that the terms of Section 9.06 of the Credit Agreement shall apply mutatis mutandis to this Amendment and each Lender party hereto.
SECTION 15.    Post-Closing Matters. Notwithstanding anything to the contrary in any Loan Document, the Company shall, and shall cause each applicable Restricted Subsidiary to, execute and deliver the documents, take the actions and complete the tasks set forth on Annex D, in each case within the applicable corresponding time limits specified on such schedule (or such later date as may be agreed to by the Administrative Agent and the Left Lead Arranger in their sole discretion).
SECTION 16.    Transfer of Administrative Agency. Wells Fargo Bank, National Association (“Wells Fargo”), and MS, in its capacity as the Administrative Agent and as the Collateral Agent, agree to each use their commercially reasonable efforts to effect a transfer of the roles of the Administrative Agent and the Collateral Agent from MS to Wells Fargo by no later than September 30, 2026 (as such date may be extended by them in their sole mutual discretion).  The parties hereto hereby agree that this Section 16 shall not affect any rights of the Administrative Agent or the Collateral Agent pursuant to the Credit Agreement, including, without limitation, the right of MS, in its capacity as the Administrative Agent and as the Collateral Agent, to resign as the Administrative Agent and as the Collateral Agent pursuant to Section 11.09 of the Credit Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

    EMBECTA CORP., as Borrower

By: /s/ Jacob Elguicze
Name: Jacob Elguicze
Title: SVP, Chief Financial Officer

    EMBECTA MEDICAL I LLC, as Guarantor

By: /s/ Jeffrey Zimmermann Mann
Name: Jeffrey Zimmerman Mann
Title: Director

EMBECTA MEDICAL II LLC, as Guarantor
By: /s/ Jeffrey Zimmermann Mann
Name: Jeffrey Zimmerman Mann
Title: Director

EMBECTA US HOLDINGS I LLC, as Guarantor
By: /s/ Jeffrey Zimmermann Mann
Name: Jeffrey Zimmerman Mann
Title: Manager
Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

        MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent and the Collateral Agent

By: /s/Jennifer DeFazio
Name: Jennifer DeFazio
Title: Authorized Signatory

Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

    WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By: /s/ Andrea Chen
Name: Andrea Chen
Title: Managing Director

Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

CITIBANK, N.A., as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By:/s/ Nicholas Bancroft
Name: Nicholas Bancroft
Title: Authorized Signatory

Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

CITIZENS BANK, N.A., as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By: /s/ William J. O’Meara_
Name: William J. O’Meara
Title: Director
Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A., as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By: /s/ Yonas Zewdie
Name: Yonas Zewdie
Title: Vice President
Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

SANTANDER BANK, N.A., as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By: /s/ Guillermo Fernandez Lopez
Name: Guillermo Fernandez Lopez
Title: SVP
Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

MUFG BANK, LTD., as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By:/s/ Andrew Moore
Name: Andrew Moore
Title: Authorized Signatory
Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Credit Lender under the Initial Revolving-2 Tranche

By: /s/ Andrew Stredde
Name: Andrew Stredde
Title: Senior Vice President
Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Credit Lender under the Initial Revolving-1 Tranche

By:/s/ Domenic D’Ginto
Name: Domenic D’Ginto
Title: Managing Director

Embecta Corp.
First Amendment to First Lien Credit Agreement
Signature Page

ANNEX A

CREDIT AGREEMENT

[See attached].

Annex A to First Amendment

FIRST LIEN CREDIT AGREEMENT
DATED AS OF MARCH 31, 2022
(as amended by First Amendment to First Lien Credit Agreement dated as of August 6, 2026)
AMONG
EMBECTA CORP.,
AS THE COMPANY,
MORGAN STANLEY SENIOR FUNDING, INC.,
AS ADMINISTRATIVE AGENT, COLLATERAL AGENT AND AN L/C ISSUER,
THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO AND
MORGAN STANLEY SENIOR FUNDING, INC.,
BNP PARIBAS SECURITIES CORP.,
CITIGROUP GLOBAL MARKETS INC.,
JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD.,
U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO BANK, N.A.,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS
CITIZENS BANK, N.A.,
PNC CAPITAL MARKETS LLC and
SANTANDER BANK, N.A.,
AS CO-DOCUMENTATION AGENTS
and
JPMORGAN CHASE BANK, N.A.,
AS SYNDICATION AGENT

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
Section 1.01    Defined Terms    1
Section 1.02    Other Interpretive Provisions    ~~118~~103
Section 1.03    Accounting Term    ~~121~~106
Section 1.04    Rounding    ~~122~~107
Section 1.05    References to Agreements and Laws    ~~122~~107
Section 1.06    Times of Day    ~~122~~107
Section 1.07    Timing of Payment or Performance    ~~122~~107
Section 1.08    Currency Equivalents Generally    ~~122~~107
Section 1.09    Letter of Credit Amounts    ~~124~~109
Section 1.10    Pro Forma Calculations    ~~124~~109
Section 1.11    Calculation of Baskets    ~~126~~110
Section 1.12    Calculation of Ratios.    ~~126~~110
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS    ~~126~~110
Section 2.01    The Loans    ~~126~~110
Section 2.02    Borrowings, Conversions and Continuations of Loans    ~~127~~111
Section 2.03    Letters of Credit    ~~129~~113
Section 2.04    [Reserved]    ~~140~~123
Section 2.05    Prepayments    ~~140~~123
Section 2.06    Termination or Reduction of Commitments    ~~148~~130
Section 2.07    Repayment of Loans    ~~150~~132
Section 2.08    Interest    ~~151~~132
Section 2.09    Fees    ~~152~~133
Section 2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    ~~152~~133
Section 2.11    Evidence of Indebtedness    ~~153~~134
Section 2.12    Payments Generally; Administrative Agent’s Clawback    ~~154~~135
Section 2.13    Sharing of Payments    ~~156~~137
Section 2.14    Incremental Facilities    ~~157~~138
Section 2.15    Incremental Equivalent Debt    ~~166~~145
Section 2.16    Cash Collateral    ~~168~~147
Section 2.17    Defaulting Lenders    ~~169~~148
Section 2.18    Specified Refinancing Debt    ~~171~~150
Section 2.19    Extension of Term Loans and Revolving Credit Commitments    ~~174~~152

Section 2.20    Permitted Debt Exchanges    ~~177~~155
Section 2.21    Additional Alternative Currencies    ~~179~~157
ARTICLE III TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY    ~~180~~158
Section 3.01    Taxes    ~~180~~158
Section 3.02    Inability to Determine Rates    ~~184~~161
Section 3.03    Illegality    ~~185~~162
Section 3.05    Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements    ~~188~~165
Section 3.06    Funding Losses    ~~189~~166
Section 3.07    Matters Applicable to All Requests for Compensation    ~~190~~166
Section 3.08    Replacement of Lenders under Certain Circumstances    ~~191~~167
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    ~~193~~169
Section 4.01    Conditions to the Initial Credit Extension on the Closing Date    ~~193~~169
Section 4.02    Conditions to All Credit Extensions    ~~195~~171
ARTICLE V REPRESENTATIONS AND WARRANTIES    ~~195~~171
Section 5.01    Existence, Qualification and Power; Compliance with Laws    ~~196~~171
Section 5.02    Authorization; No Contravention    ~~196~~172
Section 5.03    Governmental Authorization; Other Consents    ~~196~~172
Section 5.04    Binding Effect    ~~196~~172
Section 5.05    Financial Statements; No Material Adverse Effect    ~~197~~172
Section 5.06    Litigation    ~~197~~173
Section 5.07    Use of Proceeds    ~~197~~173
Section 5.08    Ownership of Property; Liens    ~~198~~173
Section 5.09    Environmental Compliance    ~~198~~173
Section 5.10    Taxes    ~~199~~174
Section 5.11    Employee Benefit Plans    ~~199~~174
Section 5.12    Subsidiaries; Capital Stock    ~~200~~175
Section 5.13    Margin Regulations; Investment Company Act    ~~200~~175
Section 5.14    Disclosure    ~~200~~176
Section 5.15    Compliance with Laws    ~~201~~176
Section 5.16    Intellectual Property; Licenses, Etc    ~~201~~176
Section 5.17    Solvency    ~~201~~176
Section 5.18    Perfection, Etc    ~~202~~176
Section 5.19    Sanctions; OFAC    ~~202~~177
Section 5.20    Anti-Corruption Laws    ~~202~~177
Section 5.21    No Default    ~~203~~177

ARTICLE VI AFFIRMATIVE COVENANTS    ~~203~~178
Section 6.01    Financial Statements    ~~203~~178
Section 6.02    Certificates; Other Information    ~~206~~180
Section 6.03    Notices    ~~207~~181
Section 6.04    Payment of Taxes    ~~208~~182
Section 6.05    Preservation of Existence, Etc    ~~208~~182
Section 6.06    Maintenance of Properties    ~~208~~182
Section 6.07    Maintenance of Insurance    ~~208~~182
Section 6.08    Compliance with Laws    ~~209~~183
Section 6.09    Books and Records    ~~209~~183
Section 6.10    Inspection Rights    ~~209~~183
Section 6.11    Use of Proceeds    ~~210~~183
Section 6.12    Covenant to Guarantee Obligations and Give Security    ~~210~~184
Section 6.13    Compliance with Environmental Laws    ~~212~~185
Section 6.14    Further Assurances    ~~212~~186
Section 6.15    Maintenance of Ratings    ~~213~~186
Section 6.16    Post-Closing Undertakings    ~~213~~186
Section 6.17    No Change in Line of Business    ~~215~~186
Section 6.18    Transactions with Affiliates    ~~215~~186
ARTICLE VII NEGATIVE COVENANTS    ~~219~~191
Section 7.01    Indebtedness    ~~220~~191
Section 7.02    Limitations on Liens    ~~227~~196
Section 7.03    Fundamental Changes    ~~227~~197
Section 7.04    Asset Dispositions    ~~228~~198
Section 7.05    Restricted Payments    ~~230~~199
Section 7.06    Burdensome Agreements    ~~242~~204
Section 7.07    Accounting Changes    ~~245~~206
Section 7.08    Financial Covenant    ~~245~~206
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES    ~~245~~209
Section 8.01    Events of Default    ~~245~~209
Section 8.02    Remedies upon Event of Default    ~~249~~212
Section 8.03    [Reserved]    ~~250~~213
Section 8.04    Application of Funds    ~~250~~213
ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS    ~~252~~214
Section 9.01    Appointment and Authorization of Agents    ~~252~~214
Section 9.02    Delegation of Duties    ~~253~~216

Section 9.03    Liability of Agents    ~~253~~216
Section 9.04    Reliance by Agents    ~~255~~217
Section 9.05    Notice of Default    ~~256~~218
Section 9.06    Credit Decision; Disclosure of Information by Agents    ~~256~~218
Section 9.07    Indemnification of Agents    ~~257~~219
Section 9.08    Agents in Their Individual Capacities    ~~258~~219
Section 9.09    Successor Agents    ~~258~~220
Section 9.10    Administrative Agent May File Proofs of Claim    ~~260~~221
Section 9.11    Collateral and Guaranty Matters    ~~260~~222
Section 9.12    Other Agents; Arranger and Managers    ~~264~~225
Section 9.13    Secured Cash Management Agreements and Secured Hedge Agreements    ~~264~~225
Section 9.14    Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents    ~~264~~225
Section 9.15    Intercreditor Agreement    ~~266~~227
Section 9.16    Withholding Tax    ~~266~~227
Section 9.17    Credit Bidding    ~~267~~227
Section 9.18    Certain ERISA Matters    ~~268~~228
Section 9.19    Erroneous Payments    ~~269~~229
ARTICLE X MISCELLANEOUS    ~~272~~232
Section 10.01    Amendments, Etc    ~~272~~232
Section 10.02    Notices; Electronic Communications    ~~277~~236
Section 10.03    No Waiver; Cumulative Remedies; Enforcement    ~~279~~238
Section 10.04    Expenses    ~~280~~239
Section 10.05    Indemnification by the Borrowers    ~~281~~240
Section 10.06    Payments Set Aside    ~~283~~241
Section 10.07    Successors and Assigns    ~~283~~242
Section 10.08    Confidentiality    ~~292~~249
Section 10.09    Setoff    ~~294~~250
Section 10.10    Interest Rate Limitation    ~~294~~251
Section 10.11    Counterparts    ~~295~~251
Section 10.12    Integration; Effectiveness    ~~295~~251
Section 10.13    Survival of Representations and Warranties    ~~295~~252
Section 10.14    Severability    ~~295~~252
Section 10.15    Governing Law; Jurisdiction; Etc    ~~296~~252
Section 10.16    Service of Process    ~~296~~253
Section 10.17    Waiver of Right to Trial by Jury    ~~297~~253

Section 10.18    Binding Effect    ~~297~~253
Section 10.19    No Advisory or Fiduciary Responsibility    ~~297~~253
Section 10.20    Affiliate Activities    ~~298~~254
Section 10.21    Electronic Execution of Assignments and Certain Other Documents    ~~298~~254
Section 10.22    USA PATRIOT Act    ~~298~~254
Section 10.23    Judgment Currency    ~~299~~255
Section 10.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions                ~~299~~255
Section 10.25    Acknowledgement Regarding Any Supported QFCs    ~~300~~256
ARTICLE XI CO-BORROWER ARRANGEMENTS    ~~301~~256
Section 11.01    Addition of Co-Borrowers    ~~301~~257
Section 11.02    Status of Co-Borrowers    ~~302~~258
Section 11.03    Resignation of Co-Borrowers    ~~302~~258

EXHIBITS
Form of
A-1    Committed Loan Notice
A-2    Request for L/C Credit Extension
B-1    Term Note
B-2    Revolving Credit Note
C    Compliance Certificate
D-1    Assignment and Assumption
D-2    [Reserved]
D-3    Administrative Questionnaire
E    [Reserved]
F    [Reserved]
G-1    First Lien/Second Lien Intercreditor Agreement
G-2    First Lien Intercreditor Agreement
H    Intercompany Subordination Agreement
I-1    U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
I-2    U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
I-3    U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
I-4    U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
J    Optional Prepayment of Loans
K    Co-Borrower Joinder Agreement
L    Co-Borrower Notice of Resignation
M    Solvency Certificate
N    Agency Appointment Agreement
O    Liquidity Forecast and Account Balance Report

[Different first page link-to-previous setting changed from on in original to off in modified.].

This FIRST LIEN CREDIT AGREEMENT is entered into as of March 31, 2022, among EMBECTA CORP., a Delaware corporation (the “Company”), the other CO-BORROWERS from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), each L/C Issuer party hereto and MORGAN STANLEY SENIOR FUNDING, INC. (“MS”), as Administrative Agent, Collateral Agent and an L/C Issuer.
PRELIMINARY STATEMENTS
WHEREAS, the Company intends to undertake the Transactions (as defined below).
WHEREAS, in connection with the Transactions, and in its capacity as the initial Borrower hereunder, the Company has requested that, upon the satisfaction (or waiver by the Administrative Agent) in full of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders (a) make initial term loans to the Company in an aggregate principal amount of $950,000,000 under the Initial Term Commitment and (b) make available to the Company an initial $500,000,000 multicurrency revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of Letters of Credit, in each case on the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“5.000% Senior Secured Notes” means the 5.000% senior secured notes due 2030 of the Company in an aggregate principal amount of $500,000,000.
“5.000% Senior Secured Notes Indenture” means the Indenture, dated as of February 10, 2022, by and among the Company, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent, pursuant to which the 5.000% Senior Secured Notes are issued, as such indenture may be amended or supplemented from time to time.
“6.750% Senior Secured Notes” means the 6.750% senior secured notes due 2030 of the Company in an aggregate principal amount of $200,000,000.
“6.750% Senior Secured Notes Indenture” means the Indenture, dated as of March 31, 2022, by and among the Company, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent, pursuant to which the 6.750% Senior Secured Notes are issued, as such indenture may be amended or supplemented from time to time.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loan” means a Loan that bears interest based on ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Acceleration” has the meaning specified in Section 8.01(e)(C).
~~“Acceptable Commitment” has the meaning specified in Section 7.04(a)(3)(b).~~
“Accounting Change” has the meaning specified in the definition of “GAAP.”
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Acquired Indebtedness” means, with respect to any Person, (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.
“Acquisition Indebtedness” means any Indebtedness incurred in connection with an acquisition or Investment permitted hereunder.
“Additional Alternative Currency” means any currency (other than Dollars and Euros) that is approved in accordance with Section 2.21.
“Additional Assets” means:
(1)    Any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);
(2)    the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or
(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.
“Adjusted EURIBOR Rate” means, with respect to any Revolving Credit Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted

EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.
“Adjusted Eurocurrency Rate” means with respect to any Revolving Credit Borrowing (i) denominated in Euros, the Adjusted EURIBOR Rate, and (ii) denominated in any Additional Alternative Currency (other than a currency referenced in clause (i) above), an interest rate per annum equal to (a) the applicable Eurocurrency Rate for such Additional Alternative Currency for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted Eurocurrency Rate for such Additional Alternative Currency as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
“Administrative Agent” means MS acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-3 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Affiliate Transaction” has the meaning specified in Section 6.18(a).
“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or the Collateral Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide the Administrative Agent or the Collateral Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent or the Collateral Agent (or such

Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent or the Collateral Agent.
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Documentation Agents, the Syndication Agent, the Incremental Arrangers (if any) and the Supplemental Agents (if any).
“Agent’s Spot Rate of Exchange” has the meaning specified in Section 1.08(a).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this first lien credit agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Agreement Currency” has the meaning specified in Section 10.23.
“AHYDO Catch-up Payment” means any payment required to be made (as determined by the Company) under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.
“All-in Yield” means, with respect to any Indebtedness, as of any date of determination, the sum of:
(i)    the higher of (A) Term SOFR on such date for a deposit in U.S. dollars with a maturity of one month and (B) the Term SOFR “floor”, if any, with respect thereto as of such date;
(ii)    the applicable interest rate margin as of such date for SOFR Borrowings (or other loans that accrue interest by reference to a similar reference rate); and
(iii)    the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount);
but shall in any case not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees, any amendment and similar fees (regardless of whether paid in whole or in part to the lenders) or any other fees not paid generally to all lenders by the applicable borrower in the primary syndication of such indebtedness.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Term SOFR for a one month Interest Period as published on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. If the Administrative Agent shall have determined that it is unable to ascertain the NYFRB Rate or Term SOFR for any reason, the Alternate Base Rate shall be determined without regard to clause (b) or (c) of this definition, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, as applicable.
“Alternative Currency” means (a) Euros and (b) any Additional Alternative Currency.

“Anti-Corruption Laws” has the meaning specified in Section 5.20.
“Applicable Commitment Fee” means:
(a)    a percentage per annum equal to, with respect to the Initial Revolving-1 Tranche, 0.25% per annum~~.~~; and
(b)    a percentage per annum equal to, with respect to the Initial Revolving-2 Tranche, 0.375% per annum.
“Applicable Intercreditor Arrangements” means customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement that is substantially in the form of the first lien/second lien intercreditor agreement attached as Exhibit G-1 or the intercreditor agreement attached as Exhibit G-2 hereto, as applicable, is reasonably satisfactory to the Administrative Agent).
“Applicable Jurisdiction” means the United States of America, any state thereof or the District of Columbia.
“Applicable Rate” means:
(a)    a percentage per annum equal to, with respect to the Initial Term Loans, 3.00% per annum for SOFR Loans and 2.00% per annum for ABR Loans; ~~and~~
(b)    a percentage per annum equal to, with respect to the Initial Revolving-1 Tranche, 3.00% per annum for SOFR Loans and Eurocurrency Rate Loans and 2.00% per annum for ABR Loans~~.~~; and
(c)    a percentage per annum equal to, with respect to the Initial Revolving-2 Tranche, 3.50% per annum for SOFR Loans and Eurocurrency Rate Loans and 2.50% per annum for ABR Loans.
“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds Loans made under such Facility at such time, and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.
“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender and controls such Lender.
“Arrangers” means each of Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., MUFG Bank, LTD., U.S. Bank National Association and Wells Fargo Bank, N.A., in their respective capacities as exclusive joint lead arrangers and bookrunners.
“Asset Disposition” means:

(a)    the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction), in each case outside the ordinary course of business, of any Restricted Group Member (in each case other than Capital Stock of the Company) (each referred to in this definition as a “Disposition”); or
(b)    the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.01 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;
in each case, other than:
(1)    a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement; provided if such disposition is to a Non-Loan Party, then such disposition shall be in the ordinary course of business or consistent with past practice;
(2)    a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Closing Date;
(3)    a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;
(4)    a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or its Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);
(5)    transactions permitted under Section 7.03 ~~or a transaction that constitutes a Change of Control~~;
(6)    an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;
(7)    any dispositions of Capital Stock (other than of any Restricted Subsidiary), properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than ~~the greater of (i)~~ $~~75,000,000 and (ii) 15.0% of LTM EBITDA~~10,000,000;
(8)    any Restricted Payment that is permitted to be made, and is made, under Section 7.05 and the making of any Permitted Payment or Permitted Investment, or solely for purposes of Section

7.04(a)(3), asset sales, the proceeds of which are used to make such ~~Restricted Payments or~~ Permitted Investments;
(9)    dispositions in connection with Permitted Liens~~, Permitted Intercompany Activities,~~ and Permitted Tax Restructurings ~~and related transactions~~;
(10)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)    conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses (including the provision of software under an open source license), leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a non-exclusive license in the intellectual property or software that result from such agreement, in each case in this clause (11) not interfering, individually or in the aggregate, in any material respect with the business of the Company and its Restricted Subsidiaries;
(12)    the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice; in each case in this clause (12) not interfering, individually or in the aggregate, in any material respect with the business of the Company and its Restricted Subsidiaries;
(13)    foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Agreement;
(14)    the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;
(15)    ~~any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;~~[reserved];
(16)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(17)    (i) dispositions of property ~~to the extent that~~ (other than Collateral unless the replacement property becomes Collateral) for not less than fair market value so long as such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased for not greater than fair market value, (ii) dispositions of property ~~to the extent that~~so long as (x) for not less than fair market value and (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased for not greater than fair market value) and (iii) to the extent treated as tax-free under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(18)    any disposition of assets of the type specified in the definitions of Securitization Assets or Receivables Assets, or participations ~~therein, including~~ in connection with any Qualified Securitization Financing or Receivables Facility, in each case, to the extent permitted under Section 7.01(b)(15);
(19)    any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions ~~and asset securitizations, not prohibited by~~ consisting of non-core assets and properties acquired in the Owen Mumford Acquisition; provided that such Sale and Leaseback Transactions shall not exceed $25,000,000 in aggregate during the term of this Agreement;
(20)    sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements~~;~~, in each case to the extent not prohibited by this Agreement; provided that the aggregate principal amount of such sales, transfers or other dispositions shall not exceed $5,000,000 during the term of this Agreement;
(21)    any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind, in each case, in the ordinary course of business;
(22)    the unwinding of any Obligations in respect of Cash Management Agreements or Swap Obligations;
(23)    transfers of property or assets subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Cash Proceeds of an Asset Disposition, and such Net Cash Proceeds shall be applied in accordance with Section 2.05(b)(ii);
(24)    any disposition to a Captive Insurance Subsidiary in the ordinary course of business or consistent with past practice;
(25)    ~~any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment  pursuant to clause (10)(b) under Section 7.05(b);~~[reserved];
(26)    the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Closing Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition;
(27)    any sale, transfer or other disposition to ~~affect~~effect the formation of any Subsidiary that is a Divided LLC; provided that upon formation of such Divided LLC, such Divided LLC shall be a Restricted Subsidiary if the entity was a Restricted Subsidiary prior to the formation of such Divided LLC;

(28)    any disposition of (i) non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person, (ii) de minimis amounts of equipment provided to employees of the Company or any Subsidiary or (iii) samples, including time-limited evaluation software, provided to ~~customer~~customers or prospective customers;
(29)    [reserved];
(30)    any disposition to effect the Transactions; and
(31)    other sales or Dispositions in an aggregate amount not to exceed ~~the greater of (i)~~ $~~175,000,000 and (ii) 35.0% of LTM EBITDA~~10,000,000 during the term of this Agreement.
Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this defined term and Section 7.04, (i) the aggregate fair market value of all sales, conveyances, transfers or other dispositions by the Loan Parties to the Non-Loan Party Subsidiaries (other than pursuant to clauses (b)(1), (b)(3), (b)(9) and (b)(11) above) shall not exceed $10,000,000 during the term of this Agreement, (ii) in connection with any sale, conveyance, transfer or other disposition by a Loan Party to a Non-Loan Party Subsidiary, such Non-Loan Party Subsidiary shall not pay less than an amount equal to the fair market value (as determined in good faith by the Company) at the time of such sale, conveyance, transfer or other disposition and (iii) in connection with any such sale, conveyance, transfer or other disposition by a Non-Loan Party Subsidiary to a Loan Party, such Loan Party shall not pay more than an amount equal to the fair market value (as determined in good faith by the Company) at the time of such sale, conveyance, transfer or other disposition.
In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 7.05, the Company, in its sole discretion, will be entitled at the time such Asset Disposition is made to divide~~,~~ and classify ~~and reclassify~~ such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 7.05.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.
“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.
“Attributable Indebtedness” means, on any date of determination, in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease Obligation.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(c)(iii).
~~“Available Amount Builder Basket” has the meaning specified in Section 7.05(a)(4)(b).~~

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“BD” means Becton, Dickinson and Company, a New Jersey corporation.
“BD Guaranty” means the Parent Guaranty Agreement, dated as of the Closing Date, executed by BD.
“BD Guaranty Release Date” means the date on which the BD Guaranty Release Condition is satisfied or waived.
“BD Guaranty Release” has the meaning specified in Section 9.11(f).
“BD Guaranty Release Condition” means that (i) the Spin-Off shall have been consummated and (ii) BD shall have delivered a certificate to the Administrative Agent executed by a Responsible Officer of BD certifying that all conditions to the Spin-Off have been satisfied or waived on or prior to the date of (or are expected to be satisfied or waived one calendar day after the date of) such certificate.
“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04, or (b) any Alternative Currency, the Adjusted Eurocurrency Rate applicable thereto; provided that if a Benchmark Transition Event has occurred with respect to such Adjusted Eurocurrency Rate, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such benchmark rate pursuant to Section 3.04. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    for purposes of Section 3.04(a), the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04.
“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, in each case as in effect on the date hereof, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.
“Borrower” means, collectively, (i) the Company and (ii) each other Co-Borrower from time to time party hereto (or, as the context requires, any one of them). In the event that any Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.03, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Borrower” for all purposes of this Agreement and the other Loan Documents.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.
“Budgeted Amounts” has the meaning specified in Section 2.05(b)(i)(7).
“Business Day” means:
(a)    any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City;
(b)    solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements or payments in Euros, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, any such day on which the TARGET2 payment system is not open shall not be a “Business Day”;
(c)    solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in an Alternative Currency other than Euros, any fundings, disbursements, settlements or payments in such Alternative Currency, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Closing Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.
“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian dollars).
“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease (in accordance with GAAP) (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Captive Insurance Subsidiary” means (i) any Subsidiary of the Company operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Company or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.
“Cash-Capped Incremental Facility” has the meaning specified in Section 2.14(a).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the

Administrative Agent and the applicable L/C Issuer) or deposit account balances (in the case of L/C Obligations in the respective currency or currencies in which the applicable L/C Obligations are denominated unless otherwise agreed by the Administrative Agent or L/C Issuer benefiting from such collateral) or, if the Administrative Agent or L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable L/C Issuer or by being deemed reissued under another agreement acceptable to the applicable L/C Issuer), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(1)    (a) Dollars, Canadian Dollars, Pounds Sterling, Yen, Euro, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;
(2)    securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;
(3)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) or (b) having combined capital and surplus in excess of $100,000,000;
(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;
(5)    securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;
(6)    commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;
(7)    marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);
(8)    readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;
(9)    readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;
(10)    Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);
(11)    with respect to any Non-U.S. Subsidiary: (i) obligations of the national government of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(12)    Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;
(13)    bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(14)    investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;
(15)    investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (14);

(16)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;
(17)    Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in Dollars or any Alternative Currency; and
(18)    any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above.
In the case of Investments by any Non-U.S. Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Non-U.S. Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.
In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses of this definition above or clause (a) in this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.
“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to the Company or any Restricted Group Member.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that:
(a)
(i)    at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent,
(ii)    in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 45 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement,

(iii)    within 45 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, or
(iv)    (A) has a long-term senior unsecured debt rating of A/A2 by S&P or Moody’s (or their equivalent) or higher, (B) is a commercial bank, insurance company, investment or mutual fund or other entity (but not any Natural Person) that is an “accredited investor” (as defined in Regulation D of the Securities Act) or (C) has been approved in writing by the Administrative Agent,
(b)    in the case of any Person described in the foregoing clause (a)(iii) or (iv), is designated by the Company in writing to the Administrative Agent as a “Cash Management Bank” for purposes of this Agreement and the other Loan Documents; and
(c)    to the extent not the Administrative Agent, the Collateral Agent or a Lender hereunder, shall have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Article IX as if it were a Lender pursuant to a writing substantially in the form of Exhibit N or otherwise reasonably satisfactory to the Company and the Administrative Agent.
“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.
“Casualty Event” means any event that gives rise to the receipt by any Restricted Group Member of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.
“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of EURIBOR for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR applicable during such period of five (5) Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) EURIBOR on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month; provided that if such rate shall be less than the Floor, such rate shall be deemed to be the Floor.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
A “Change of Control” will be deemed to occur if:
(a)    prior to the Spin-Off Date, BD ceases to own, directly or indirectly, 100% of the Equity Interests of the Company; or
(b)    any person or “group” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the date hereof, but excluding any employee benefit plan, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than (prior to the Spin-Off Date) BD or any of its Subsidiaries, acquires beneficial ownership of more than 50.0% of the Voting Stock (measured by reference to ordinary voting power) of the Company (determined on a fully diluted basis).
Notwithstanding the foregoing, (i) a transaction in which the Company becomes a subsidiary of another Person shall not constitute a Change of Control if (a) the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Company’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction or (b) immediately following the transaction no person or group (other than a person or group satisfying the requirements of this sentence) is the owner, directly or indirectly, of more than 50.0% of the voting stock of such Person, measured by voting power rather than number of shares and (ii) the Transactions shall not constitute a Change of Control. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Closing Date” means March 31, 2022.
“Co-Borrower Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit K hereto or otherwise in a form reasonably acceptable to the Administrative Agent, pursuant to which a Co-Borrower agrees to become an obligor in respect of Borrowings under this Agreement.
“Co-Borrowers” means any Wholly Owned Restricted Subsidiaries organized in any Applicable Jurisdiction from time to time designated by the Company to the Administrative Agent as “borrowers” with respect to Borrowings in accordance with Section 11.01, and “Co-Borrower” means any one of them.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means each of Citizens Bank, N.A., PNC Capital Markets LLC and Santander Bank, N.A., in their respective capacities as co-documentation agents.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Agent” means MS, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, Section 6.14 or Section 6.16 or Section 11.01 that creates or purports to create a Lien in favor of the Collateral Agent, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment and/or a Revolving Credit Commitment context may require.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to another or (d) a continuation of SOFR Loans or Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et. seq.), as amended from time to time, and any successor statute.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Competitor” means any Person that competes with the business of the Company and its direct and indirect Subsidiaries from time to time.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Company and the Administrative Agent.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” or “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.06 and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than non-recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:
(i)    amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),
(ii)    interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,
(iii)    costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of hedging agreements for interest rates,
(iv)    commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Indebtedness,
(v)    “additional interest” owing pursuant to a registration rights agreement with respect to any securities,
(vi)    any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,
(vii)    penalties and interest relating to Taxes,
(viii)    accretion or accrual of discounted liabilities not constituting Indebtedness,
(ix)    interest expense attributable to the Company resulting from push-down accounting,
(x)    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,
(xi)    any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions or any acquisition or Investment, and
(xii)    annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Senior Secured Notes.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding:
(i)    cash,
(ii)    Cash Equivalents,
(iii)    Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person,
(iv)    deferred financing fees,
(v)    amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items),
(vi)    in the event that a Qualified Securitization Financing or Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Securitization Financing or Receivables Facility, as applicable, minus (y) collection by such Person against the amounts sold pursuant to clause (x), and
(vii)    the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as applicable, in relation to the Transactions or any consummated acquisition.
“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding:
(a)    the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person,
(b)    the current portion of interest,
(c)    accruals for current or deferred taxes based on income or profits,
(d)    accruals of any costs or expenses related to restructuring reserves or severance,
(e)    deferred revenue,
(f)    escrow account balances,

(g)    the current portion of pension liabilities,
(h)    liabilities in respect of unpaid earn-outs,
(i)    amounts related to derivative financial instruments and assets held for sale,
(j)    any L/C Obligations or Revolving Credit Loans and any letter of credit obligations, swing line loans or revolving loans under any other revolving credit facility,
(k)    the current portion of other long-term liabilities, and
(l)    the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as applicable, in relation to the Transactions or any consummated acquisition.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of:
(i)    intangible assets and non-cash organization costs,
(ii)    deferred financing and debt issuance fees, costs and expenses,
(iii)    property, plant and equipment consisting of leasehold improvements, freehold improvements, office equipment and fittings,
(iv)    right-of-use assets consisting of property and office equipment,
(v)    capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments and signing bonuses, upfront payments related to any contract signing, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, and
(vi)    capitalized fees related to any Qualified Securitization Financing or Receivables Facility permitted under this Agreement, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write-down of assets or asset value carried on the balance sheet.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1)    increased (without duplication) by:
(a)    Fixed Charges of such Person for such period (including (w) non-cash rent expense and the implied interest component of synthetic leases with respect to such period, (x) net payments and losses or any obligations on any Swap Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest

Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(b)    (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties, additions to tax and interest related to such taxes or arising from tax examinations), state taxes in lieu of business fees (including business license fees), payroll tax credits, income tax credits and similar credits, and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a direct or indirect parent of the Company with respect to the foregoing and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(d)    any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming or being a stand-alone entity or a public company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of the Senior Secured Notes, this Agreement, any other credit facilities or notes, any Securitization Fees and the Transactions, including Transaction Costs, and (ii) any amendment, waiver or other modification of the Senior Secured Notes, this Agreement, Receivables Facilities, Securitization Facilities, any other credit facilities or notes, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (~~(~~and not added back) in computing Consolidated Net Income; provided, that the aggregate amount of adjustments made pursuant to this clause (d) shall not exceed the greater of (x) $10,000,000 and (y) 3% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto and all other adjustments and addbacks); plus
(e)    (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of operating expense reductions, platform consolidations and migrations, transitions, insourcing initiatives, operating improvements, cost-

savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Closing Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused office or warehouse space costs) and new product design, development and introductions (including intellectual property development, labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems and/or software development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, costs related to customer disputes, distribution networks or sales channels, the implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, contract termination, retention, recruiting, severance, signing, consulting and transition services arrangements, future lease commitments, lease breakage and costs related to the pre-opening, opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlement thereof; provided, that the aggregate amount of adjustments made pursuant to this clause (e) shall not exceed (x) for the fiscal years ending December 31, 2026 and December 31, 2027, the greater of (A) $35,000,000 and (B) 10% of Consolidated EBITDA for any four fiscal quarter period and (y) for the fiscal year ending December 31, 2028 and thereafter, the greater of (A) $50,000,000 and (B) 15% of Consolidated EBITDA for any four fiscal quarter period (in each case under this clause (e), determined after giving effect thereto and all other adjustments and addbacks); plus
(f)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Senior Secured Notes and this Agreement) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), ~~or~~

~~other items classified by the Company as special items~~ less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
~~(g) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements (including the entry into material contracts or arrangements), revenue enhancements (other than for purposes of determining compliance with Section 7.08) and initiatives and synergies (including, to the extent applicable, from (i) the Transactions, (ii) mergers or other business combinations, acquisitions or other investments, divestitures, restructurings, integration, insourcing initiatives, operating improvements, cost savings initiatives or any other initiative, action or event, (iii) the effect of new customer contracts or projects and/or (iv) increased pricing or volume in existing contracts) (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements, revenue enhancements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided, that the aggregate amount of adjustments made pursuant to this clause (g) (combined with the aggregate amount of adjustments made pursuant to clause (v) below and the aggregate amount of cost savings, operating expense reductions and synergies added to Consolidated EBITDA pursuant to Section 1.10) shall not exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto and all other adjustments and addbacks); provided, further, that in each case of this clause (g) and Section 1.10, such 25% cap shall not apply to any such adjustments that (A) would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (B) are otherwise in connection with or related to the Transactions; plus~~
(g)    [reserved]; plus
(h)    any costs or expenses incurred by the Company or a Restricted Subsidiary or a direct or indirect parent of the Company pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company; plus
(i)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(j)    any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (or any successor provision or other financial accounting standard having a similar result or effect); plus
(k)    the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus
(l)    (i) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes and (ii) gains and losses due to fluctuations in currency values and related tax effects determined in accordance with GAAP; plus
(m)    with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(n)    the amount of any costs, charges or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any direct or indirect parent of the Company in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any direct or indirect parent thereof, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus
~~(o) (i) amounts included in the EBITDA reconciliations set forth in the Information Memorandum or amounts of a similar nature to those set forth therein, without duplication, to the extent adjustments of such nature continue to be applicable during the period in which Consolidated EBITDA is being calculated and (ii) at the option of the Company, any adjustments (including pro forma adjustments) of~~

~~the type reflected in (x) any quality of earnings report obtained in connection with the Transactions or (y) any quality of earnings report obtained in connection with any subsequent transaction and, in the case of this clause (y), made available to the Administrative Agent and prepared by a financial advisor that is reasonably acceptable to the Administrative Agent (it being agreed that any nationally recognized financial advisor (including any “big four” accounting firm) is acceptable to the Administrative Agent) (in each case, without regard to time or amounts); plus~~
(o)    [reserved]; plus
(p)    [reserved]; plus
(q)    ~~losses, charges and expenses related to the pre-opening and opening of new locations, and start-up period prior to opening, that are operated, or to be operated,  by the Company or any Restricted  Subsidiary~~[reserved]; plus
(r)    rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in case during such period over and above rent expense as determined in accordance with GAAP); plus
(s)    ~~losses, charges and expenses related to a new location, plant or facility until  the date that is  24 months after the date of commencement of construction or the date of acquisition thereof, as applicable~~[reserved]; plus
(t)    any non-cash increase in expense resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus
(u)    [reserved]; plus
(v)    [reserved]; plus
~~(u) (1) the net increase or (solely for purposes of determining compliance with Section 7.08) decrease, if any, of the difference between: (i) the deferred revenue of such Person and its Restricted Subsidiaries, as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date, and (2) without duplication of any adjustment pursuant to clause (1), the net adjustment for the annualized full year gross profit contribution from new customer contracts signed during the 12 months prior to the Determination Date; plus~~
~~(v) (other than for purposes of determining compliance with Section 7.08) the amount of incremental contract value of the Restricted Group that the Company in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from (i) increased pricing or volume initiatives and/or (ii) the entry into (and performance under) binding and effective new agreements~~

~~with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during such period had such New Contracts been effective and had performance thereunder commenced as of the beginning of such period (including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA contribution during such period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such incremental contract value shall be calculated on a pro forma basis as though the full run rate effect of such incremental contract value had been realized as Consolidated EBITDA contributed on the first day of such period; provided, that the aggregate amount of adjustments made pursuant to this clause (v) (combined with the aggregate amount of cost savings, operating expense reductions and synergies added to Consolidated EBITDA pursuant to clause (g) above and Section 1.10) shall not exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto and all other adjustments and addbacks); provided, further, that in each case of this clause (v), such 25% cap shall not apply to any such adjustments that (A) would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (B) are otherwise in connection with or related to the Transactions; plus~~
(w)    any fees, costs and expenses incurred in connection with the adoption or implementation of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect), and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect); plus
(x)    any fees, costs, expenses or charges related to or recorded in cost of sales to recognize cost on a last-in-first-out basis; plus
(y)    non-cash earn-out ~~obligations~~charges incurred in connection with any acquisition or other Investment ~~and paid or accrued~~ during the applicable period, including any mark-to-market adjustments; and
(2)    decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 842—Leases) (or any successor provision or other financial accounting standard having a similar result or effect).
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary (including, as applicable, the property, businesses and assets acquired by (or contributed to) the Company and its Restricted Subsidiaries as part of the Transactions)

during such period to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) pro forma adjustments in respect of each Acquired Entity or Business as are consistent with Section 1.10.
For purposes of determining the Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition); provided that for the avoidance of doubt, at the Company’s option, notwithstanding any classification under GAAP of any Person, property, business or asset as discontinued operations, the Disposed EBITDA of such Person, property, business or asset shall not be excluded for any purposes hereunder until such disposition shall have been consummated.
Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended September 30, 2021, shall be deemed to be $115 million, (b) for the fiscal quarter ended June 30, 2021, shall be deemed to be $123 million and (c) for the fiscal quarter ended March 31, 2021, shall be deemed to be $126 million, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to clauses (1) and (2) above upon the occurrence of a “pro forma” event that occurs after the Closing Date and which is deemed to have occurred as of the first day of a period that includes any of the foregoing fiscal quarters.
“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded First Lien Indebtedness of the Restricted Group as of such date to (b) LTM EBITDA, in each case, calculated on a pro forma basis in a manner consistent with Section 1.10.
“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness of the Restricted Group that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to control of remedies) with the Liens on the Collateral securing the Obligations. For the avoidance of doubt, Consolidated Funded First Lien Indebtedness shall not include Capitalized Lease Obligations or Purchase Money Obligations.
“Consolidated Funded Indebtedness” means, as of any date of determination, an amount equal to:
(a)    the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding (i) Indebtedness with respect to obligations in respect of Cash Management Agreements, intercompany Indebtedness, Subordinated Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries and (ii) Indebtedness outstanding under this Agreement that was used to finance working capital needs of the Company and its Restricted Subsidiaries (as reasonably determined by the

Company) as of such date; provided that the aggregate principal amount of Indebtedness that may be excluded pursuant to this clause (ii) shall not exceed $50,000,000), plus
(b)    the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until five Business Days after such amount is drawn), minus
(c)    the aggregate amount of Unrestricted Cash and Cash Equivalents (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, as applicable), in each case, with such pro forma adjustments as are consistent with Section 1.10.
For the avoidance of doubt, Consolidated Funded Indebtedness shall ~~exclude~~include Indebtedness in respect of any Receivables Facility or Securitization Facility permitted under this Agreement to the extent such Indebtedness would be classified as indebtedness on a balance sheet prepared in accordance with GAAP.
“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness of the Restricted Group that is secured by a Lien on the Collateral. For the avoidance of doubt, Consolidated Funded Senior Secured Indebtedness shall not include Capitalized Lease Obligations or Purchase Money Obligations.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) LTM EBITDA to (b) Consolidated Cash Interest Expense of the Restricted Group on a consolidated basis for the Test Period ended on such date, in each case, calculated on a pro forma basis in a manner consistent with Section 1.10.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, which shall include:
(a)    amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par,
(b)    all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances,
(c)    non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Swap Obligations or other derivative instruments pursuant to GAAP),
(d)    the interest component of Capitalized Lease Obligations, and

(e)    net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness,
(f)    and which shall exclude:
(i)    Securitization Fees,
(ii)    penalties and interest relating to taxes,
(iii)    annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any credit facility (including the Facilities),
(iv)    any additional interest or liquidated damages owing registration rights obligations, pursuant to any registration rights obligations,
(v)    costs associated with obtaining Swap Obligations,
(vi)    accretion or accrual of discounted liabilities other than Indebtedness,
(vii)    any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition,
(viii)    amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,
(ix)    any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date,
(x)    any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost,
(xi)    interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting,
(xii)    any lease, rental or other expense in connection with a Non-Financing Lease Obligations, and
(xiii)    any interest expense attributable to any actual or prospective legal settlement, fine, judgment or order; plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less
(3)    interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;
(2)    solely for the purpose of determining the amount available for Restricted Payments under clause (b)(i) of Section 7.05(a), any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or any Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (b) restrictions pursuant to this Agreement, the Senior Secured Notes, the Senior Secured Notes Documents or other similar indebtedness and (c) restrictions specified in clause (14)(i) of Section 7.06(b)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(3)    any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries, abandoned, transferred, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;
(4)    [reserved];
~~(4) (a) any extraordinary, exceptional, unusual, infrequently occurring or nonrecurring loss, charge or expense, as well as Transaction Costs, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary or a direct or indirect parent of the Company had entered into with employees of the Company or a Subsidiary or a direct or indirect parent of the Company, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to project terminations, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs), human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs, and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing (in each case, as applicable, whether or not consummated), and~~
~~(b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;~~
(5)    (a) at the election of the Company with respect to any quarterly period, the cumulative effect (including charges, accruals, expenses and reserves) of a change in law, regulation or accounting principles and changes as a result of the adoption, implementation or modification of accounting policies, including the adoption,
(b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other Accounting Changes), and
(c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b), in each case as reasonably determined by the Company;
(6)    (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity-based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or any direct or indirect parent thereof or any Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any direct or indirect parent thereof or any Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards,
(b) any non-cash losses attributable to deferred compensations plans or trusts or realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments,
(c) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation or Accounting Standards Codification Topics 505-50, Equity-Based Payments to Non-Employees (or any successor provision or other financial accounting standard having a similar result or effect), and
(d) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112—Employee Benefits (or any successor provision or other financial accounting standard having a similar result or effect), and any other item of a similar nature;
(7)    any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Swap Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);
(8)    any unrealized or realized gains or losses in respect of any Swap Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein transactions recognized in earnings for derivatives that do not qualify as hedge transactions;
(9)    any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Senior Secured Notes, other securities and any credit facilities (including the Facilities)), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Secured Notes, other securities and any credit facilities (including the Facilities)), in each case, including the Transactions, any such transaction consummated prior to, on or after the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations (or any successor provision or other financial accounting standard having a similar result or effect) and (if applicable) any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees (or any successor provision or other financial accounting standard having a similar result or effect) or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;
(10)    any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency risk), intercompany loans, accounts receivables, accounts payable, intercompany balances, other balance sheet items, Swap Obligations or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;
(11)    any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;
(12)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including, if applicable, those required or permitted by Accounting Standards Codification Topic 805—Business Combinations and (if applicable) Accounting Standards Codification Topic 350—Intangibles-Goodwill and Other (or any successor provision or other financial accounting standard having a similar result or effect) and related pronouncements), including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as applicable, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)    any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation, in connection with any disposition of assets and the amortization of intangibles arising pursuant to GAAP;
(14)    (~~a~~i) accruals and reserves (including contingent liabilities) that are established or adjusted in connection with the Transactions or within 24 months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies~~, and~~; and (ii) gains or losses resulting from the remeasurement of fair value related to earn-outs, deferred purchase price or other adjustments of purchase price, true-ups or, in each case, similar obligations, in each case, incurred or assumed in connection with the Owen Mumford Acquisition;
~~(b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with any acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, including any mark-to-mark adjustments;~~
(15)    any income (loss) related to any realized or unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies, Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including (if applicable) Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or an alternative basis of accounting applied in lieu of GAAP;
(16)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;
(17)    the amount of ~~(x)~~ Board of Directors (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries or any direct or indirect parent of the Company~~, and (y) payments made to option holders of the Company or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equityholders of such Person or its direct or indirect parent, which payments are being made to compensate~~

~~such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;~~;
(18)    the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility permitted by this Agreement;
(19)    (i) at the election of the Company, payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed, and (ii) at the election of the Company with respect to any quarterly period, effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);
(20)    (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included; and
(21)    non-cash charges relating to increases or decreases of deferred tax asset valuation allowances.
In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses (including lost profits) with respect to liability or Casualty Events or business interruption. Consolidated Net Income shall be reduced by the amount of distributions for or payments of Permitted Tax Amounts actually made to any direct or indirect parent of such Person in respect of such period in accordance with clause 9(a) of Section 7.05(b), as though such amounts had been paid as Taxes directly by such Person for such periods.
“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Senior Secured Indebtedness of the Restricted Group as of such date to (b) LTM EBITDA, in each case, calculated on a pro forma basis in a manner consistent with Section 1.10.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Restricted Group as of such date to (b) LTM EBITDA, in each case, calculated on a pro forma basis in a manner consistent with Section 1.10.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation,

dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.
“Converted Restricted Subsidiary” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Covered Entity” has the meaning specified in Section 10.25(b).
“Credit Agreement Refinancing Debt” means one or more series of (I) senior unsecured loans or notes, (II) senior secured loans or notes secured by a lien on the Collateral on a basis with the Initial Term Loans, (III) senior secured loans or notes secured by a lien on the Collateral on a junior basis to the Initial Term Loans or (IV) senior secured loans or notes secured by a Lien on assets not constituting Collateral, in each case issued in respect of a refinancing of outstanding Indebtedness of any Borrower under any one or more Term Loan Tranches or Revolving Tranches; provided that,
(a)    such Credit Agreement Refinancing Debt shall comply with the Incremental Debt Lien/Guarantee Parameters;
(b)    if in the form of a term loan facility or notes, such Credit Agreement Refinancing Debt, other than with respect to ~~(I)~~ the initial maturity date for Extendable Bridge Loans/Interim Debt ~~or (II) an aggregate principal amount of term loans not in excess of the Inside Maturity Basket at the time of Incurrence~~, shall not (i) mature prior to the Latest Maturity Date of the Term Loan Tranche being refinanced or (ii) be subject to any amortization prior to the final maturity thereof (except if such Credit Agreement Refinancing Debt is in the form of term loans that are secured on a basis with the Initial Term Loans, customary amortization not to exceed 1.0% per annum), or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, casualty events or similar event, change of control provisions, special mandatory redemptions in connection with customary escrow arrangements, prepayments with excess cash flow (or similar metrics) and proceeds of prohibited indebtedness, and customary acceleration rights after an event of default and (y) customary AHYDO Catch-up Payments); and
(c)    the Net Cash Proceeds of such Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the repayment or prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced or to the prepayment and termination of Commitments of outstanding Revolving Credit Loans under the applicable Revolving Tranche being so refinanced, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Custodian” has the meaning specified in Section 8.01(f)(iii).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declining Lender” has the meaning specified in Section 2.05(c).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to SOFR Loans or Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that SOFR Loans or Eurocurrency Rate Loans may not be converted to, or continued as, SOFR Loans or Eurocurrency Rate Loans, as applicable, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the applicable interest rate for ABR Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that the Administrative Agent shall request such confirmation upon reasonable request from any L/C Issuer; provided, further, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Administrative Agent, the Company, each L/C Issuer and each Lender, as applicable.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition as designated by the Company, which designation may be made at or after the time of the applicable Asset Disposition, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.04.
“Designated Preferred Stock” means Preferred Stock of the Company or a direct or indirect parent thereof (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to a certificate of a Responsible Officer of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (b)(iii) of Section 7.05(a).
“Designation Date” has the meaning specified in Section 2.19(f).
~~“Determination Date” has the meaning specified in clause (1)(u)(1) of the definition of “Consolidated EBITDA.”~~

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock.
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
“Disposition” has the meaning specified in the definition of “Asset Disposition.”
“Disqualified Institution” means (a) each person identified as a “Disqualified Institution” on a list delivered to the Arrangers by the Company on or prior to January 12, 2022 (as such list may be updated from time to time ~~after the Closing~~ prior to the First Amendment Effective Date with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)), (b) any Company Competitor identified on a list delivered to the Administrative Agent by the Company on or prior to January 12, 2022 (as such list may be updated from time to time after the Closing Date) and (c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment or any pending assignment to any Lender or Participant.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(2)    is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 7.05; provided, further, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, any direct or indirect parent of the Company or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Distressed Agent-Related Person” has the meaning specified in the definition of “Agent-Related Distress Event.”
“Divided LLC” means a limited liability company which has been formed upon the consummation of an LLC Division.
“Dollar” and “$” mean lawful money of the United States. “Dollar Amount” means, at any time:
(a)    with respect to any Loan or Letter of Credit denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);
(b)    with respect to any Loan denominated in an Alternative Currency or other currency other than Dollars, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08; and
(c)    in relation to any Letter of Credit denominated in an Alternative Currency, the principal amount of L/C Obligations in respect thereof converted to Dollars at the Agent’s Spot Rate of Exchange at the time of issuance of any Letter of Credit and as of the first Business Day of each calendar month thereafter so long as such Letter of Credit remains outstanding.
“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i)(8).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Extension Incremental Facility” has the meaning specified in Section 2.14(a).

“Election Date” has the meaning specified in Section 7.05.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).
“EMU” means the economic and monetary union as contemplated in the EU Treaty.
“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.
“Enterprise Transformative Event” means any merger, acquisition, amalgamation, investment, dividend recapitalization, dissolution, liquidation, consolidation or disposition that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction would not provide the Company and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Company acting in good faith.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all applicable federal, state, provincial, territorial, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the Environment, and human health and safety (to the extent relating to exposure to Hazardous Materials), including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.
“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other binding consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“equity incentives” has the meaning specified in the definition of “Consolidated Net Income.” “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding ~~(x)~~ any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock ~~and (y) Permitted Call Spread Swap Agreements~~).
“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001(b) of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a written notice of intent to terminate or the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of, or the receipt of any notice by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator indicating an intent by the PBGC to institute, proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.
“Erroneous Payment” has the meaning assigned to it in Section 9.19(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.19(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.19(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.19(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.19(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Treaty” means the Treaty on European Union.
“EURIBOR Rate” means, with respect to any Revolving Credit Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate.
“EURIBOR Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.
“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period: (i) denominated in Euros, the EURIBOR Rate; and (ii) denominated in any Additional Alternative Currency (other than a currency referenced in clause (i) above), the rate designated with respect to such currency at the time such currency is approved by the Administrative Agent and the applicable Lenders pursuant to Section 2.21, as applicable.
“Eurocurrency Rate Borrowing” means, as to any Borrowing, the Eurocurrency Rate Loans comprising such Borrowing.
“Eurocurrency Rate Loan” means a Loan that bears interest based upon a Eurocurrency Rate. “Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:
(a)    Consolidated Net Income of the Restricted Group for such Excess Cash Flow Period,
(b)    without duplication (in each case, for the Restricted Group on a consolidated basis):
(i)    minus, repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Restricted Subsidiaries during such period (excluding (A) repayments and prepayments of Indebtedness deducted from the amount of Term Loans required to be prepaid pursuant to clause (1) or (4) of Section 2.05(b)(i)(B) and (B) voluntary and mandatory prepayments of Term Loans), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding permanent reduction in commitments (excluding repayments of Indebtedness deducted from the amount of Term Loans required to be prepaid pursuant to clause (1) or (4) of Section 2.05(b)(i)(B)); provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (B) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; minus
(ii)    (A) payments made in cash or accrued by such Person or any of its Restricted Subsidiaries during such period in respect of Restricted Payments (excluding Restricted Payments made pursuant to clause (17)(ii) of Section 7.05(b)) and (B) payments made in cash or accrued in respect of Restricted Payments reducing mandatory prepayments of the Term Loans pursuant to clause (8) of Section 2.05(b)(i)(B), in each case other than to the extent that any such Restricted Payments are funded with long-term Indebtedness or Capital Stock; minus
(iii)    (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes (including distributions and payments for Permitted Tax Amounts), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income and the amount of Tax reserves set aside or payable; (B) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes (including distributions to any Parent Holding Company in respect of Taxes) within 180 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus
(iv)    (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) (other than any of the foregoing reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(6)) and (B) cash payments that such Person or any Restricted Subsidiaries has committed to make or is required to make or plans to make in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or capital expenditures planned to be consummated or made, in each case, during the period of four consecutive fiscal quarters of the Company following the end of such fiscal year (other than any of the foregoing reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(7)); provided that amounts described in clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus
(v)    all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (other than capital expenditures reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(5)) that were not included in determining Consolidated Net Income during such period; minus
(vi)    all non-cash credits or gains included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period); minus
(vii)    an amount equal to the sum of (A) the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period), if any, plus (B) the increase in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any; minus
(viii)    cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period; minus
(ix)    to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments (including purchase price holdbacks and earn-out obligations) incurred in connection with the Transactions, any acquisition consummated before or after the Closing Date or any Permitted Investment, equity issuance or debt issuance, dispositions, repayment of indebtedness, refinancing transactions (including any amendments) (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by the Company or any direct or indirect parent of the Company (other than those reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(6)); minus
(x)    the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income; minus
(xi)    cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus
(xii)    all non-cash charges, losses and expenses (including, without limitation, taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period); minus
(xiii)    cash payments made in respect of decreases in current and non-current deferred revenue during such period; minus
(xiv)    cash expenditures in respect of Swap Obligations during such period to the extent not deducted in arriving at such Consolidated Net Income; plus
(xv)    an amount equal to the sum of (A) the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period), if any, plus (B) the decrease in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any (other than any such decreases contemplated by clauses (A) and (B) of this clause (xv) that are (x) directly attributable to acquisitions and/or dispositions of a Person or business unit by the Restricted Group during such period, (y) as a result of the reclassification of items from short-term to long-term or vice versa or (z) the application of recapitalization or purchase accounting); plus
(xvi)    all amounts referred to in clauses (b)(i), (b)(ii) and (b)(iv) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans) and the sale or issuance of Equity Interests.
“Excess Cash Flow Period” means any fiscal year of the Company, commencing with the fiscal year ending on September 30, 2023.
“Excess Cash On-Hand” means, as of any date of determination, Unrestricted Cash and Cash Equivalents of the Loan Parties (excluding any Excluded Cash of the Loan Parties) in excess of $35,000,000 for each fiscal month; provided, that, if Excess Cash On-Hand in any fiscal month is required to be re-classified to an immediately subsequent month by the Company solely due to timing differences, the Administrative Agent and the First Amendment Lead Arranger may agree to such variance in writing to the Company in their sole discretion; provided, further, that the aggregate amount of such reclassification shall not exceed 10% of the previously specified Excess Cash On-Hand.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Company (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.20; provided that the Company shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the Company nor any of its Affiliates may act as the Exchange Agent.
“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the applicable Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted), at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
“Excluded Accounts” means any account that is used solely as:
(1)    payroll, healthcare and other employee wage and benefit accounts,
(2)    tax accounts, including, without limitation, sales, use, payroll, and withholding tax accounts,
(3)    escrow, defeasance and redemption accounts, in each case maintained for the benefit of a Person that is not a Loan Party
(4)    fiduciary or trust accounts, in each case maintained for the benefit of a Person that is not a Loan Party
(5)    cash collateral accounts subject to Permitted Liens solely to secure reimbursement obligations in respect of letters of credit (other than Letters of Credit); and
(6)    the funds or other property held in or maintained for such purposes in any such account described in clauses (1) through (5).
“Excluded Cash” means, as of any date of determination: (a) any Unrestricted Cash and Cash Equivalents allocated for, reserved, or otherwise set aside to pay amounts permitted to be paid by the Company or any of its Restricted Subsidiaries in accordance with this Agreement and the other Loan

Documents due and owing as of such date (or to be due and owing within seven (7) Business Days of such date) for which obligations the Company or any of its Restricted Subsidiaries (i) has issued checks or has initiated wires or ACH transfers but that have not yet been subtracted from the balance in the relevant account of the Company or any of its Restricted Subsidiaries or (ii) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within seven (7) Business Days thereafter, (b) any Unrestricted Cash and Cash Equivalents deposited with any L/C Issuer to cash collateralize Letters of Credit or with a treasury management provider to cash collateralize p-cards, credit cards, or similar products, in each case, in the ordinary course of business and to the extent permitted by this Agreement and the other Loan Documents, and (c) any Unrestricted Cash and Cash Equivalents in an Excluded Account.
“Excluded Casualty Event” means a Casualty Event relating to property or assets which, had they been disposed of immediately prior to the applicable Casualty Event, would not have constituted an “Asset Disposition”.
“Excluded Contributions” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company.
“Excluded Information” has the meaning specified in Section 10.07(j).
“Excluded Property” means:
(a)    any fee-owned real property and/or any real property interests, leasehold or subleasehold interests,
(b)    motor vehicles and other assets or goods subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement,
(c)    goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets to the extent a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets would result in adverse tax consequences to the Company or the Restricted Group or any of their direct or indirect equity owners (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code), or material adverse regulatory or accounting consequences, in each case, as reasonably determined by the Company,
(d)    any goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets, in each case, of or in which pledges or security interests in favor of the Collateral Agent are prohibited by applicable Law (including any requirement to obtain the consent of any Governmental Authority or third person under such applicable Law, unless such consent has been obtained) or by any contract binding on such assets at the time of its acquisition and not entered into in contemplation thereof, as reasonably determined by the Company; provided that (i) any such limitation described in this clause (d) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law (respectively) notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral,
(e)    any governmental licenses or state or local franchises, charters and authorizations (but not the proceeds thereof), to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; provided that (i) any such limitation described in this clause (e) on the security interests granted shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the Uniform Commercial Code of any applicable jurisdiction or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law (respectively) notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral,
(f)    Equity Interests in (A) any Person (other than the Company and Wholly Owned Restricted Subsidiaries of the Company) to the extent and for so long as the pledge thereof in favor of the Collateral Agent is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents; provided that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Closing Date or such acquisition), (B) any not-for-profit Subsidiary, (C) any Captive Insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity), (E) any Unrestricted Subsidiary, (F) any Person which is acquired after the Spin-Off Date to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness permitted under this Agreement and such pledge constitutes a Permitted Lien and (G) (except to the extent perfected through the filing of a UCC financing statement) any Immaterial Subsidiary,
(g)    any lease, license or other agreement or any goods or other property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement, in each case, permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Wholly Owned Subsidiaries), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition,
(h)    “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use”,
(i)    any goods or assets sold pursuant to a Qualified Securitization Financing or Receivables Facility or other factoring or receivables arrangement permitted ~~hereunder~~under this Agreement,
(j)    Margin Stock,

(k)    cash pledged solely to secure letter of credit reimbursement obligations to the extent such letters of credit and such pledge are permitted by this Agreement (excluding Cash Collateral securing L/C Obligations under this Agreement),
(l)    Excluded Accounts, or
(m)    (A) Voting Stock in excess of 65.0% of the total combined voting power of all Voting Stock of any CFC, of any Non-U.S. Subsidiary or of any FSHCO, (B) any Equity Interests of any Subsidiary not directly owned by a Loan Party and (C) the Equity Interests in any Immaterial Subsidiary (except to the extent perfected through the filing of a UCC financing statement)~~.~~; provided that, notwithstanding the foregoing, the limitations in this clause (m) shall not apply to the pledge by embecta International Holdings I LLC of 100% of the Equity Interests of embecta Luxembourg II S.a.r.l.
Other goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Company agree in writing that the cost or other consequences of obtaining or perfecting a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles or other assets is excessive in relation to either the value of such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets as Collateral or to the benefit of the Lenders of the security afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).
“Excluded Subsidiary” means any direct or indirect Subsidiary of the Company that is:
(a)    an Unrestricted Subsidiary,
(b)    not a Wholly Owned Restricted Subsidiary of the Company (other than a Subsidiary that was a Wholly Owned Restricted Subsidiary and that ceases to be a Wholly Owned Restricted Subsidiary as a result of (x) a transaction that is not bona fide or (y) the sale of its Equity Interests with sole intention to release such Subsidiary from its Guarantee of the Obligations),
(c)    an Immaterial Subsidiary that is domiciled in any jurisdiction,
(d)    a FSHCO or a CFC (or any direct or indirect Subsidiary of a Subsidiary that is a FSHCO or CFC),
(e)    [reserved],
(f)    a Non-U.S. Subsidiary or any direct or indirect Subsidiary of a Non-U.S. Subsidiary,
(g)    prohibited or restricted by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received,
(h)    prohibited or restricted from guaranteeing the Facilities by any Contractual Obligation in existence on the Spin-Off Date (but not entered into in contemplation thereof) and is listed on Schedule 1.01(e) hereto and for so long as any such Contractual Obligation exists (or, in the case of any newly-

acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and for so long as any such Contractual Obligation exists),
(i)    a Subsidiary with respect to which a guarantee by it of the Facilities would result in ~~an~~a material adverse tax consequence to the Company or the Restricted Group or any of their Subsidiaries or direct or indirect equity owners (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code), or material adverse regulatory consequences, in each case, as reasonably determined by the Company,
(j)    [reserved],
(k)    a not-for-profit subsidiary,
(l)    an employee benefit trust or similar construct or a trust company,
(m)    a special purpose entity,
(n)    a Captive Insurance Subsidiary, or
(o)    in the reasonable judgment of the Administrative Agent and the Company, a Subsidiary as to which the cost or other consequences (including any adverse tax consequences) of guaranteeing the Facilities would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, subject to Section 9.11, if a Subsidiary executes the Guaranty as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty, as a “Guarantor” in accordance with the terms hereof and thereof); provided, further, that no Subsidiary of the Company shall be an Excluded Subsidiary if such Subsidiary is a guarantor with respect to (x) any of the Senior Secured Notes Documents or (y) any other Indebtedness for borrowed money of the Company or a Guarantor or a Co-Borrower (in each case, other than any Guarantor or Co-Borrower that will simultaneously cease to be a Restricted Subsidiary or an Excluded Subsidiary), in an aggregate outstanding principal amount in excess of $~~300,000,000~~25,000,000, provided, however, that, if such other Indebtedness will permit the release of such Subsidiary if such Subsidiary is released from its obligations hereunder, then such Subsidiary shall be released pursuant to this clause (o), notwithstanding the foregoing proviso.
Notwithstanding the foregoing, no Borrower shall be deemed to be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such

Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or being treated as a resident or as having a permanent establishment for tax purposes in, or, in the case of any Lender, having its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such Lender acquires an interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in such Loan (in each case, other than any Lender acquiring an interest in a Loan or Commitment pursuant to a request by any Loan Party under Section 3.08) or changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable Commitment or Loan or to such Lender immediately before it changes its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(h) and (d) any Taxes imposed under FATCA.
“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).
“Existing Loans” has the meaning specified in Section 2.19(a).
“Existing Revolving Tranche” has the meaning specified in Section 2.19(a).
“Existing Term Loans” has the meaning specified in Section 2.19(a).
“Existing Term Tranche” has the meaning specified in Section 2.19(a).
“Existing Tranche” has the meaning specified in Section 2.19(a).
“Extendable Bridge Loans/Interim Debt” means customary “bridge” loans, escrow or similar arrangements which by their terms will be converted into loans or other Indebtedness that have, or extended such that they have, a maturity date later than the Latest Maturity Date of all Term Loan Tranches then in effect.
“Extended Loans” has the meaning specified in Section 2.19(a).
“Extended Loans Agent” has the meaning specified in Section 2.19(a).
“Extended Revolving Commitments” has the meaning specified in Section 2.19(a).
“Extended Revolving Tranche” has the meaning specified in Section 2.19(a).
“Extended Term Loans” has the meaning specified in Section 2.19(a).
“Extended Term Tranche” has the meaning specified in Section 2.19(a).

“Extended Tranche” has the meaning specified in Section 2.19(a).
“Extending Lender” has the meaning specified in Section 2.19(b).
“Extension” has the meaning specified in Section 2.19(b).
“Extension Amendment” has the meaning specified in Section 2.19(c).
“Extension Date” has the meaning specified in Section 2.19(d).
“Extension Election” has the meaning specified in Section 2.19(b).
“Extension Request” has the meaning specified in Section 2.19(a).
“Facility” or “Facilities” means any Term Facility and/or any Revolving Credit Facility (including the Letter of Credit Sublimit), as the context may require.
“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer; for purposes of this Agreement, fair market value may be conclusively established by means of a certificate of a Responsible Officer or resolutions of the Board of Directors setting out such fair market value as determined by such Responsible Officer or such Board of Directors in good faith.
“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations thereunder or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related Laws) implementing the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Financial Covenant” has the meaning specified in Section 7.08.
“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).
“First Amendment” means that certain First Amendment to First Lien Credit Agreement dated as of the First Amendment Effective Date by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto, the L/C Issuers party thereto, and MS, as Administrative Agent, Collateral Agent and an L/C Issuer.
“First Amendment Effective Date” means August 6, 2026.

“First Amendment Lead Arranger” means Wells Fargo Securities, LLC; provided that after November 30, 2026, all references herein to the First Amendment Lead Arranger shall be deemed to refer to the Administrative Agent.
“First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement, substantially in the form of the first lien intercreditor agreement attached as Exhibit G-2, to be executed on the Spin-Off Date, by and between the Administrative Agent, the Collateral Agent, and U.S. Bank Trust Company, National Association, as the initial other representative and the initial other collateral agent.
“First Lien/Second Lien Intercreditor Agreement” means a First Lien/Second Lien Intercreditor Agreement, substantially in the form of the first lien/second lien intercreditor agreement attached as Exhibit G-1.
“First Lien Specified Debt” means Indebtedness in respect of any Term Facility (including, for the avoidance of doubt, any New Term Facility), any Revolving Credit Facility (including, for the avoidance of doubt, any New Revolving Facility), the Senior Secured Notes, any other loans incurred pursuant to any Loan Document, any Incremental Equivalent Debt, any Ratio Debt, any Permitted Debt Exchange Notes, any Specified Refinancing Debt, any Credit Agreement Refinancing Debt and/or any Refinancing Indebtedness in respect of any of the foregoing, in each case, that is secured by a Lien on the Collateral on a basis with the Initial Term Loans.
“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):
(1)    Consolidated Interest Expense of such Person for such period;
(2)    [reserved]; and
(3)    [reserved].
~~(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and~~
~~(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.~~
“Floor” means a rate of interest equal to (x) with respect to any Revolving Credit Borrowing, 0.00% and (y) with respect to any Term Borrowing, 0.50%.
“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, whether or not waived by a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by a Loan Party or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by a Loan Party or any of its Subsidiaries, or the imposition on a Loan Party or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.
“Foreign Casualty Event” has the meaning assigned to such term in Section 2.05(b)(viii).
“Foreign Disposition” has the meaning assigned to such term in Section 2.05(b)(viii).
“Foreign Plan” means any pension benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Loan Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), and which plan is not subject to ERISA or the Code.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof).
“FSHCO” means any direct or indirect Subsidiary of the Company that owns no material assets (directly or indirectly) other than (i) Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes (as determined by the Company)) and (ii) indebtedness, in either case of clauses (i) and (ii), in one or more Subsidiaries that are Non-U.S. Subsidiaries, CFCs and/or one or more other FSHCOs.
“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that (a) all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments (if applicable), or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Administrative

Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
If there occurs a change in IFRS or GAAP, as applicable, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Agreement (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.
All references to an accounting rule, regulation, standard, principal, term or measure, as applicable, in this Agreement (x) with respect to GAAP shall be deemed to refer to the equivalent rule, regulation, standard, principal, term or measure with respect to IFRS (if applicable) and (y) with respect to IFRS shall be deemed to refer to the equivalent rule, regulation, standard, principal, term or measure with respect to GAAP (if applicable).
“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(g).
“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(i)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(ii)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” means, collectively:
(i)    as of the Spin-Off Date, the Subsidiaries of the Company listed on Schedule 1,

(ii)    each other Subsidiary of the Company that executes and delivers a Guaranty or guaranty supplement pursuant to the Guaranty, Section 6.12 or 6.16, in each case of clauses (i) and (ii) unless any such Subsidiary of the Company has ceased to be a Guarantor pursuant to the terms hereof, and
(iii)    each Borrower (except as to its own Obligations), including any Co-Borrower (except as to its own Obligations), unless, in the case of any Co-Borrower, such Co-Borrower has ceased to be a Borrower and a Guarantor pursuant to the terms hereof.
For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor, except as provided in the last sentence of Section 6.12.
“Guaranty” means, collectively, the Guaranty, to be dated as of the Spin-Off Date, executed by the Loan Parties party thereto, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, Section 6.14 or Section 6.16.
“Guaranty Supplement” has the meaning specified in the Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants and hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other toxic substances, materials or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that:
(a)
(i)    at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent,
(ii)    in the case of any Person party to a Swap Contract in effect as of the Closing Date, either is a Lender or an Agent or an Affiliate of a Lender or an Agent as of the Closing Date or becomes a Lender or an Agent or an Affiliate of a Lender within 45 days after the Closing Date,
(iii)    within 45 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, or
(iv)    (A) whose long-term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher or (B) that has been approved in writing by the Administrative Agent, and
(b)
(i)    in the case of any Person described in the foregoing clause (a)(iii) or (iv), has been designated by the Company in writing to the Administrative Agent as a “Hedge Bank” for purposes of this Agreement and the other Loan Documents, and

(ii)    to the extent not the Administrative Agent, the Collateral Agent or a Lender hereunder, shall have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Article IX as if it were a Lender pursuant to a writing substantially in the form of Exhibit N or otherwise reasonably satisfactory to the Company and the Administrative Agent.
“Honor Date” has the meaning specified in Section 2.03(d)(i).
“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board and adopted by the European Union as in effect from time to time.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that (i) has not guaranteed any other Indebtedness of the Company and (ii) (A) has Total Assets and revenues of less than 5.0% of Total Assets and revenues of the Company and its Restricted Subsidiaries on a consolidated basis, and (B) together with all other Immaterial Subsidiaries, has Total Assets and revenues of less than 10.0% of Total Assets and revenues of the Company and its Restricted Subsidiaries on a consolidated basis, in each case for clauses (A) and (B), measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the election of the Company, be internal financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary. Notwithstanding the foregoing, none of (i) embecta International Holdings I LLC, (ii) embecta International Holdings II LLC, or (iii) embecta Global LLC shall constitute an “Immaterial Subsidiary”.
“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Increase Effective Date” has the meaning specified in Section 2.14(c).
“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
“Incremental Amount” has the meaning specified in Section 2.14(a). Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, as set forth in Section 2.14(a), after the First Amendment Effective Date, the “Incremental Amount” shall be $0.
“Incremental Arranger” has the meaning specified in Section 2.14(a).
“Incremental Debt Lien/Guarantee Parameters” means with respect to any Credit Agreement Refinancing Debt, Permitted Debt Exchange Notes, New Revolving Facility, New Term Facility, Extended Tranche, Incremental Equivalent Debt, or Specified Refinancing Debt, as applicable,

(a)    if such debt is borrowed or issued by (x) any Borrower or any Guarantor, it shall not be Guaranteed by any Person that is not a Loan Party or does not become a Loan Party substantially concurrently with the incurrence of such debt, or (y) any Non-Loan Party Subsidiary, the amount thereof shall not exceed ~~the Non-Loan Party Sublimit~~$25,000,000 as of the date of Incurrence; and
(b)    if such debt is secured by a lien on all or any portion of the Collateral, (x) it shall not be secured by any assets other than assets that constitute Collateral, and (y) it shall be secured by a lien on the Collateral on a basis with the Initial Term Loans or secured by a lien on the Collateral on a junior basis to the Initial Term Loans; provided that if such debt is secured by a lien on all or any portion of the Collateral, such debt shall be subject to Applicable Intercreditor Arrangements.
“Incremental Equivalent Debt” has the meaning specified in Section 2.15(a).
“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.15(a).
“Incremental Facilities” has the meaning specified in Section 2.14(a).
“Incur” or “incur” means to issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)    the principal of indebtedness of such Person for borrowed money;
(2)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit,
(4)    bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);
(5)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(6)    Capitalized Lease Obligations of such Person;

(7)    the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(8)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;
(9)    Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; ~~and~~
(10)    to the extent not otherwise included in this definition, net obligations of such Person under Swap Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
(11)    all Attributable Indebtedness of such Person with respect to such Person’s Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP); and
(12)    the outstanding attributed principal amount under any asset securitization program or factoring arrangement (including, without limitation, obligations under or in respect of Qualified Securitization Financings or Receivables Facilities);
with respect to clauses (1), (2), (3), (4), (5) and (9) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)    Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;
(ii)    obligations in respect of Cash Management Agreements;
(iii)    any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, Non-Financing

Lease Obligations, Sale and Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;
(iv)    obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;
(v)    in connection with the purchase by the Company or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(vi)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;
(vii)    ~~obligations under or in respect of Qualified Securitization Financings or Receivables Facilities~~[reserved]; or
(viii)    Indebtedness of any direct or indirect parent of the Company appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;
(ix)    Capital Stock (other than in the case of clause (6) above, Disqualified Stock); or
(x)    amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 7.03.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.
“Indemnitees” has the meaning specified in Section 10.05.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.
“Information” has the meaning specified in Section 10.08.
“Information Memorandum” means the lender presentation and private supplement thereto dated January 2022.
“Initial Agreement” has the meaning specified in Section 7.06(b)(17).

“Initial Revolving Credit Commitments” means, as to any Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company and (b) purchase participations in L/C Obligations, in an aggregate principal amount and/or Dollar Amount not to exceed the amount set forth under the heading “Initial Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with the terms of this Agreement (including, without limitation, as set forth on Annex A to the First Amendment). The original Dollar Amount of the Initial Revolving Credit Commitments shall be $~~500,000,000~~310,000,000 on the ~~Closing~~First Amendment Effective Date.
“Initial Revolving-1 Credit Commitments” means, as to any Revolving-1 Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company and (b) purchase participations in L/C Obligations, in an aggregate principal amount and/or Dollar Amount not to exceed the amount set forth under the heading “Initial Revolving-1 Credit Commitment” opposite such Lender’s name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with the terms of this Agreement (including, without limitation, as set forth on Annex A to the First Amendment). The original Dollar Amount of the Initial Revolving-1 Credit Commitments shall be $100,000,000 on the First Amendment Effective Date.
“Initial Revolving-2 Credit Commitments” means, as to any Revolving-2 Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company and (b) purchase participations in L/C Obligations, in an aggregate principal amount and/or Dollar Amount not to exceed the amount set forth under the heading “Initial Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with the terms of this Agreement (including, without limitation, as set forth on Annex A to the First Amendment). The original Dollar Amount of the Initial Revolving-2 Credit Commitments shall be $210,000,000 on the First Amendment Effective Date.
“Initial Revolving Tranche” means the Initial Revolving-1 Tranche or the Initial Revolving-2 Tranche.
“Initial Revolving-1 Tranche” means the Revolving Tranche established pursuant to Section 2.01(b) on the Closing Date.
“Initial Revolving-2 Tranche” means the Revolving Tranche established pursuant to Section 2.19 on the First Amendment Effective Date.
“Initial Revolving Extension Period” means the period commencing with the First Amendment Effective Date and ending on the Maturity Date with respect to the Initial Revolving-2 Tranche.
“Initial Term Borrowing” means a borrowing consisting of simultaneous Initial Term Loans made by each of the Initial Term Lenders pursuant to Section 2.01(a), in each case, on the Closing Date.
“Initial Term Commitment” means, as to each Initial Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Initial Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $950,000,000.

“Initial Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Initial Term Loans at such time.
“Initial Term Loans” has the meaning specified in Section 2.01(a).
~~“Inside Maturity Basket” means, an aggregate principal amount of Indebtedness equal to, when taken together with the aggregate outstanding principal amount of all other Indebtedness Incurred in reliance on this definition on or prior to the date of Incurrence of any such Indebtedness, the greater of (a) $375,000,000 and (b) 75.0% of LTM EBITDA.~~
“Intellectual Property Security Agreement” means, individually and collectively, the intellectual property security agreement substantially in the form of Exhibit B to the Security Agreement, to be dated as of the Spin-Off Date, together with each other intellectual property security agreement or Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.12, Section 6.14 or Section 6.16.
“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.
“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Interest Payment Date” means (a) as to any SOFR Loan or Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a SOFR Loan or Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan, the last Business Day of each March, June, September and December, and the Maturity Date of the Facility under which such Loan was made, commencing June 30, 2022.
“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period in respect of a Facility shall extend beyond the Maturity Date of such Facility and (iv) no tenor that has been removed from this definition pursuant to Section 3.04 shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or

Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (exclusive of any roll-over or extensions of terms)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.
For purposes of Section 7.05 and the definition of “Unrestricted Subsidiary”:
(1)    “Investment” will include the portion (proportionate to the Company’s equity interest in such Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;
(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company; and
(3)    if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Agreement.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);
(3)    debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;
(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and
(5)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“IP Rights” has the meaning specified in Section 5.16.
“IRS” means the United States Internal Revenue Service.
“ISDA CDS Definitions” has the meaning specified in Section 10.01.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” International Chamber of Commerce publication number 590 (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the applicable Borrower (or, if applicable, a Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including collaboration arrangements, profit sharing arrangements or other contractual arrangements.
“Judgment Currency” has the meaning specified in Section 10.23.
“Junior Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior to the Liens securing the Obligations and (c) unsecured Indebtedness (in each case other than any permitted intercompany Indebtedness owing to any Loan Party).
“Junior Lien Specified Debt” means Indebtedness in respect of any Term Facility (including, for the avoidance of doubt, any New Term Facility), any Revolving Credit Facility (including, for the avoidance of doubt, any New Revolving Facility), any other loans incurred pursuant to any Loan Document, any Incremental Equivalent Debt, any Ratio Debt, any Permitted Debt Exchange Notes, any Specified Refinancing Debt, any Credit Agreement Refinancing Debt and/or any Refinancing Indebtedness in respect of any of the foregoing, in each case, that is secured by a Lien on the Collateral on a junior basis to the Initial Term Loans.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the applicable Borrower on the date required under Section 2.03(d)(i) or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.
“L/C Issuer” means (a) each of the L/C Issuers identified on Schedule 1.01(f) in their capacity as an issuer of Letters of Credit hereunder (it being understood that none of the L/C Issuers identified in this clause (a) shall be obligated to issue any letters of credit hereunder other than standby letters of credit in Dollars), and (b) any other Lender reasonably acceptable to the Company and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and in each case, applicable Affiliates; provided that any Revolving Credit Lender may provide bank guarantees, bond agreements and other such arrangements under this Agreement, in each case, as agreed in such Revolving Credit Lender’s sole discretion.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (a) any amount may still be drawn thereunder by reason of the operation of any rule of law or standard practices to which any Letter of Credit is subject (such as Rules 3.13 and 3.14 of the ISP and Article 29 of the UCP) or any express term of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (b) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable L/C Issuer, such Letter of Credit shall be deemed to be “outstanding” in the amount of such drawing.
“LCT Election” has the meaning specified in Section 1.02(i).
“LCT Public Offer” has the meaning specified in Section 1.02(i).
“LCT Test Date” has the meaning specified in Section 1.02(i).

“Lender” has the meaning specified in the preamble to this Agreement and, as the context requires, includes each L/C Issuer.
“Lending Office” means, as to any Lender, the office or offices or branch of such Lender or any of its Affiliates described as such in such Lender’s Administrative Questionnaire, or such other office or offices or as a Lender or any of its Affiliates may from time to time notify the Administrative Agent.
“Letter of Credit” means any letter of credit issued, extended or amended hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.
“Letter of Credit Sublimit” means an amount equal to the Dollar equivalent of $60,500,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Letter of Credit Sublimit Expiration Date” means, subject to Section 2.03(a)(ii)(C), the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility or the date of termination of the applicable Revolving Credit Commitments (or, if such day is not a Business Day, the immediately preceding Business Day).
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) in or of any assets, business or Person, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, (4) any asset sale or a disposition and (5) a “Change of Control.”
“LLC Conversion” means the conversion of any Restricted Subsidiary of the Company that is a U.S. Subsidiary from a corporation into a limited liability company.
“LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other Law.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, an Extended Term Loan, a Revolving Credit Loan, an Extended Revolving Commitment or a Specified Refinancing Revolving Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercompany Subordination Agreement, (vi) the First Lien Intercreditor Agreement, (vii) any other intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (viii) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, (ix) any Refinancing Amendment and (x) any Co-Borrower Joinder Agreement.
“Loan Parties” means, collectively, the Company, each other Borrower and each Guarantor.
“LP Division” means the statutory division of any limited partnership into two or more limited partnerships pursuant to Section 17-220 of the Delaware Limited Partnership Act or a comparable provision of any other Law.
“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the election of the Company, be internal financial statements), in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in Section 1.10.
“Majority Lenders” of any Tranche or class of Loans, as applicable, means those Non-Defaulting Lenders of such Tranche or class which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches or classes under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any direct or indirect parent of the Company, the Company or any Restricted Subsidiary:
(1)    (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company or its Subsidiaries or any direct or indirect parent of the Company with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Company;
(2)    in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or
(3)    not exceeding ~~the greater of (i)~~ $~~25,000,000 and (ii) 5.0% of LTM EBITDA~~2,500,000 in the aggregate outstanding at the time of incurrence.
“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.
“Material Adverse Effect” means (i) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Restricted Group, taken as a whole, (ii) a material adverse effect on the legal validity or legal enforceability of the rights or remedies of the Agents or the Lenders under the Loan Documents (taken as a whole) or (iii) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents (taken as a whole).
“Material Indebtedness” has the meaning specified in Section 8.01(e).

“Material Intellectual Property” shall mean intellectual property that is material to the business of the Company and its Restricted Subsidiaries, taken as a whole, as determined by the Company in good faith.
“Material Subsidiary” means any Restricted Subsidiary of the Company constituting, or group of Restricted Subsidiaries of the Company in the aggregate constituting (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.
“Maturity Date” means: (a) (i) with respect to the Initial Revolving ~~Credit Facility~~-1 Tranche, the earlier of (~~i~~A) the fifth anniversary of the Closing Date and (~~ii~~B) the date of termination in whole of the ~~Revolving~~ Initial Revolving-1 Credit Commitments pursuant to Section 2.06(a) or 8.02 and (ii) with respect to the Initial Revolving-2 Tranche, the earlier of (A) December 30, 2028 and (B) the date of termination in whole of the Initial Revolving-2 Credit Commitments pursuant to Section 2.06(a) or 8.02; and (b) with respect to the Initial Term Loans, the earliest of (i) the seventh anniversary of the Closing Date, (ii) the date of termination in whole of the Initial Term Commitments and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (i) Term Loans and Revolving Credit Commitments that are the subject of Extension pursuant to Section 2.19 and (ii) Term Loans and Revolving Credit Commitments that are incurred pursuant to Section 2.14 or 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.
“Maximum Leverage Requirement” means, with respect to any request made in reliance on this definition for an increase in any Revolving Tranche or any Term Loan Tranche, for a New Revolving Facility, for a New Term Facility or for the incurrence of Incremental Equivalent Debt and with respect to any Incurrence of Ratio Debt the requirement that, on a pro forma basis in a manner consistent with Section 1.10, after giving effect to the incurrence of any such increase, such new Facility, such Incremental Equivalent Debt, such Ratio Debt (and, in each case, after giving effect to any acquisition or other transaction referred to in Section 1.10 consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any increase in any Revolving Tranche or any New Revolving Facility were fully drawn on the effective date thereof but without netting any portion of the cash proceeds of such Indebtedness then being incurred and without giving effect to any interest expense attributable thereto):
(a)    for any such Indebtedness that is secured by a Lien on the Collateral on a basis with the Initial Term Loans, the Consolidated First Lien Net Leverage Ratio on a pro forma basis does not exceed, at the Company’s option, (i) 3.10 to 1.00 or (ii) in the case of Acquisition Indebtedness, the Consolidated First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness;
(b)    for any such Indebtedness that is secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, the Consolidated Senior Secured Net Leverage Ratio on a pro forma basis does not exceed, at the Company’s option, (i) 3.10 to 1.00 or (ii) in the case of Acquisition Indebtedness, the Consolidated Senior Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; or
(c)    for any such Indebtedness that is secured by a Lien on assets not constituting Collateral or that is unsecured, at the Company’s option, either (i) (x) the Consolidated Total Net Leverage Ratio on a pro forma basis does not exceed 5.25 to 1.00 or (y) in the case of Acquisition Indebtedness, the

Consolidated Total Net Leverage Ratio on a pro forma basis does not exceed the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, or (ii) (x) the Consolidated Interest Coverage Ratio on a pro forma basis is not less than 2.00 to 1.00 or (y) in the case of Acquisition Indebtedness, the Consolidated Interest Coverage Ratio on a pro forma basis is not less than the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness.
“Maximum Rate” has the meaning specified in Section 10.10.
“MFN Provision” has the meaning specified in Section 2.14(f).
“Minimum Extension Condition” has the meaning specified in Section 2.19(g).
“Minimum Tender Condition” has the meaning specified in Section 2.20(b).
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“MS” has the meaning specified in the preamble to this Agreement.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any liability or obligation, whether fixed or contingent.
“Natural Person” means (a) any natural person or (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Disposition or any Casualty Event (other than an Excluded Casualty Event), the excess, if any, of cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition, or received in any other non-cash form), in each case net of:
(1)    all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;
(2)    all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Company or any of its Subsidiaries, transfer Taxes, deed or mortgage recording Taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions and payments for Permitted Tax

Amounts made as a result of or in connection with such transaction or any transactions occurring or deemed to occur to effectuate a payment under this Agreement;
(3)    all payments made on any Indebtedness which is (x) secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, (y) is owed by a non-Guarantor or (z) which is required by applicable law be repaid out of the proceeds from such transaction;
(4)    all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any direct or indirect parent of the Company, the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;
(5)    all costs associated with unwinding any related Swap Obligations in connection with such transaction;
(6)    the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;
(7)    any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve
(8)    for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction;
(9)    the amount of any liabilities (other than Indebtedness in respect of this Agreement and the Senior Secured Notes) directly associated with such asset being sold and retained by the Company or any of its Restricted Subsidiaries; and
(10)    the amount of any Restricted Payment made with the proceeds of any such transaction pursuant to Section 7.05(b)(12)(b).
(b)    with respect to the incurrence or issuance of any Indebtedness by any Restricted Group Member, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to any Restricted Group Member and including distributions and payments for Permitted Tax Amounts made as a result of or in connection with the issuance of such Indebtedness) and other out-of-pocket expenses and other customary expenses, incurred by any Restricted Group Member in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Non-U.S. Subsidiary, deductions in respect of withholding Taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States; and

(c)    with respect to any issuance of Capital Stock by any Person, the excess, if any, of (A) the sum of the cash received in connection with such issuance over (B) the investment banking fees, underwriting discounts and commissions, premiums, expenses and fees related thereto and other out-of-pocket expenses and other customary expenses, incurred by such Person in connection with such issuance; provided that, in the case of any issuance of Capital Stock by any direct or indirect parent of the Company, the amount thereof shall be limited to the amount of cash from such issuance of Capital Stock contributed to the capital of the Company.
“Net Short Lender” has the meaning specified in Section 10.01.
~~“New Contracts” has the meaning specified in clause (1)(v) of the definition of “Consolidated EBITDA.”~~
“New Loan Commitments” has the meaning specified in Section 2.14(a).
“New Revolving Commitment” has the meaning specified in Section 2.14(a).
“New Revolving Facility” has the meaning specified in Section 2.14(a).
“New Revolving Loan” has the meaning specified in Section 2.14(a).
“New Term Commitment” has the meaning specified in Section 2.14(a).
“New Term Facility” has the meaning specified in Section 2.14(a).
“New Term Loan” has the meaning specified in Section 2.14(a).
“Non-Consenting Lender” has the meaning specified in Section 3.08(c).
“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.
“Non-Extending Lender” has the meaning specified in Section 2.19(e).
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP; provided that all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation). For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Non-Loan Party Sublimit” means an aggregate principal amount equal to~~, when taken together with the aggregate outstanding principal amount of all other Indebtedness Incurred in reliance on this definition, the greater of (a) $150,000,000 and (b) 30.0% of LTM EBITDA~~ $10,000,000.
“Non-Loan Party Subsidiary” means any Restricted Subsidiary of the Company that is not a Borrower or a Guarantor.

“Non-U.S. Lender” means a lender that is not a U.S. Person.
“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Company that is not a U.S. Subsidiary.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, and obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of any Loan Party or any Restricted Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.
“OFAC” has the meaning specified in the definition of “Sanctions Laws and Regulations.”
“OID” means original issue discount.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Letter of Credit, or sold or assigned an interest in any Loan, Loan Document or Letter of Credit).
“Other LC” has the meaning specified in Section 2.03(c)(v).
“Other Specified Debt” means Indebtedness in respect of any Term Facility (including, for the avoidance of doubt, any New Term Facility), any Revolving Credit Facility (including, for the avoidance of doubt, any New Revolving Facility), any other loans incurred pursuant to any Loan Document, any Incremental Equivalent Debt, any Ratio Debt, any Permitted Debt Exchange Notes, any Specified Refinancing Debt, any Credit Agreement Refinancing Debt, any Refinancing Indebtedness in respect of any of the foregoing, in each case, that is secured by a Lien on assets not constituting Collateral or unsecured.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08).
“Outstanding Amount” means: (a) with respect to the Term Loans, Revolving Credit Loans, Specified Refinancing Term Loans and Specified Refinancing Revolving Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any Borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), Specified Refinancing Term Loans and Specified Refinancing Revolving Loans, as applicable, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum Dollar Amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owen Mumford Acquisition” means the acquisition of Owen Mumford Holdings Limited, pursuant to the Agreement for the Sale and Purchase of Owen Mumford Holdings Limited dated March 19, 2026 between the persons listed therein, as sellers, and the Company, as purchaser (as the same may be amended, modified or waived).
“Parent Entity” means any direct or indirect parent of the Company which holds directly or indirectly 100.0% of the equity interests of the Company and which does not hold Capital Stock in any other Person (except for any other Parent Entity).
“Parent Entity Expenses” means:
(1)    fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by any direct or indirect parent of the Company in connection with reporting obligations under or otherwise incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to the Loans, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;
(2)    customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any direct or indirect parent of the Company or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;
(3)    (x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses, and director and officer insurance (including premiums therefor)) and, following the first public offering of the Capital Stock of any direct or indirect parent of the Company, listing fees and other costs and expenses attributable to being a publicly traded company of any direct or indirect parent of the Company and (y) other operational expenses of any direct or indirect parent of the Company related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;
(4)    expenses incurred by any direct or indirect parent of the Company in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such direct or indirect parent;
(5)    amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Lenders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and
(6)    amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 7.05 if made by the Company or a Restricted Subsidiary; provided, that (A) such Restricted

Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired by or merged or consolidated with the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7.03) in order to consummate such Investment, (C) such direct or indirect parent and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement and such consideration or other payment is included as a Restricted Payment under this Agreement, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (b) of Section 7.05(a) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to a provision of Section 7.05 or pursuant to the definition of “Permitted Investment.”
“Parent Holding Company” means any direct or indirect parent entity of the Company which holds directly or indirectly 100.0% of the Equity Interests of the Company and which does not hold Capital Stock in any other Person (except for any other Parent Holding Company).
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(m).
“Participating Member State” means each state as described in any EMU Legislation.
“PATRIOT Act” has the meaning specified in Section 10.22.
“Payment Block” means any of the circumstances described in Section 2.05(b)(viii) and (ix).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and as set forth in Section 412 and 430 of the Code and Sections 302 and 303 of ERISA.
“Perfection Certificate” shall mean the Perfection Certificate, dated as of the Spin-Off Date, executed and delivered by the Loan Parties and each other Perfection Certificate or any supplement thereto delivered by any of the Loan Parties pursuant to the terms hereof.
“Perfection Exceptions” means that no Loan Party shall be required to:
(i)    enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over, commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Restricted Group,
(ii)    perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC), except to the extent that the same are Equipment (as defined in the UCC) and (4) Assigned Agreements (as defined in the Security Agreement),
(iii)    send notices to account debtors or other contractual third-parties unless an Event of Default has occurred,
(iv)    enter into, make or obtain any (x) security documents to be governed by the law of any jurisdiction outside of the United States or (y) other non-U.S. law filings or non-U.S. consents or corporate or organizational action in respect of security, including with respect to any share pledges and any intellectual property registered in any non-U.S. jurisdiction; provided, however, that the foregoing clause (iv) shall not affect the requirements to (a) deliver certificates and related stock powers in respect of Equity Interest of Non-U.S. Subsidiaries constituting Collateral that would otherwise be required to be delivered pursuant to the Collateral Documents~~,~~ and (b) effect the pledge by embecta International Holdings I LLC of 100% of the Equity Interests of embecta Luxembourg II S.a.r.l, pursuant to Luxembourg law,
(v)    deliver landlord waivers, estoppels or collateral access letters, or
(vi)    enter into any source code escrow arrangement or be obligated to register intellectual property.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 7.04.
~~“Permitted Call Spread Swap Agreements” shall mean (a) a Swap Contract pursuant to which a Person acquires a call or a capped call option requiring the counterparty thereto to deliver to such Person shares of common stock of Person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such Person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by such Person in connection with any Swap Contract described in clause (a) above, a Swap Contract pursuant to which such Person issues to the counterparty thereto warrants or other rights to acquire common stock of such Person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such Person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by such Person in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Contract shall be customary or more favorable to than customary for Swap Contracts of such type (as determined by the Company in good faith).~~
~~“Permitted Convertible Notes” shall mean any notes issued by the Company or any direct or indirect parent of the Company that are convertible into common stock of the Company or any direct or indirect parent of the Company (or other Equity Interests, securities, property or assets following a merger~~

~~event or other event or circumstance resulting in the common stock of the Company or any direct or indirect parent of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), cash (the amount of such cash being determined by reference to the price of such common stock or such other Equity Interests, securities, property or assets), or any combination of any of provided that the issuance of such notes is permitted under Section 7.01.~~
“Permitted Debt” has the meaning specified in Section 7.01(b).
“Permitted Debt Exchange” has the meaning specified in Section 2.20(a).
“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes; provided that such Indebtedness:
(i)    does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (w) customary offers or obligations to repurchase, repay or redeem upon a change of control, asset sale, casualty or condemnation event or initial public offering, (x) maturity payments and customary mandatory prepayments for Extendable Bridge Loans/Interim Debt ~~and Indebtedness incurred pursuant to the Inside Maturity Basket~~ which may have a maturity date earlier than the Latest Maturity Date for the then outstanding Initial Term Loans, (y) special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default or (z) AHYDO Catch-up Payments), in each case prior to the Latest Maturity Date for the applicable then outstanding Initial Term Loans at the time such Indebtedness is incurred, and
(ii)    shall comply with the Incremental Debt Lien/Guarantee Parameters.
“Permitted Debt Exchange Offer” has the meaning specified in Section 2.20(a).
“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are (i) entered into in the ordinary course of business ~~or~~, (ii) consistent with past practice of the Company and its Restricted Subsidiaries, (iii) not materially adverse to the interests of the Lenders, and~~,~~ (iv) in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (~~i~~a) payroll, cash management, purchasing, insurance and hedging arrangements; (~~ii~~b) management, technology and licensing arrangements; and (~~iii~~c) customary loyalty and rewards programs; and (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Subsidiary.
“Permitted Investments” means (in each case, by the Company or any of the Restricted Subsidiaries):
(1)    Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary; provided that any Investments in the form of loans or advances made by any Loan Party to any Non-Loan Party Subsidiary pursuant to this clause (1) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent; provided, further, that the aggregate amount of Investments by the Company or any Loan Party in any Non-Loan Party Subsidiaries pursuant to this clause (1) shall not exceed $10,000,000 at any time outstanding;
(2)    Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;
(3)    Investments in cash, Cash Equivalents or Investment Grade Securities;
(4)    Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice; provided that the aggregate amount of Investments by the Company or any Loan Party in any Non-Loan Party Subsidiaries pursuant to this clause (4) shall not exceed $10,000,000 at any time outstanding;
(5)    Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice; provided that the aggregate amount of Investments pursuant to this clause (5) shall not exceed $2,500,000 at any time outstanding;
(6)    Management Advances; provided that the aggregate amount of all Management Advances shall not exceed $2,500,000 at any time outstanding;
(7)    Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)    Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets permitted under this Agreement, including an Asset Disposition;
(9)    Investments (a) existing or pursuant to binding commitments, agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased pursuant to this clause (9) except (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date or

(ii) as otherwise permitted under this Agreement and (b) made after the Closing Date in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Closing Date; provided that the aggregate amount of Investments pursuant to this clause (9)(b) shall not exceed $5,000,000 at any time outstanding;
(10)    Swap Obligations, which transactions or obligations are not prohibited by Section 7.01;
(11)    pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 7.02;
(12)    ~~any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any direct or indirect parent of the Company or any Unrestricted Subsidiary as consideration~~[reserved];
(13)    any transaction to the extent constituting an Investment that is permitted by and made in accordance with the provisions of Section 6.18(b) (except those described in clauses (1), (4), (8) and (9) thereof);
(14)    Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets in the ordinary course of business or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith; in each case in this clause (ii) not interfering, individually or in the aggregate, in any material respect with the business of the Company and its Restricted Subsidiaries;
(15)    (i) Guarantees of Indebtedness not prohibited by Section 7.01 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice and (ii) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Agreement;
(16)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;
(17)    Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(18)    any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto); provided that the aggregate principal amount of Investments in joint ventures made or permitted to exist pursuant to clause (18) shall not exceed $5,000,000 at any time outstanding;

(19)    contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;
~~(20) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of (i) $175,000,000 and (ii) 35.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 7.05 of any amounts applied pursuant to clause (b) of Section 7.05(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;~~
(20)    [reserved];
(21)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed ~~the greater of (i)~~ $~~300,000,000 and (ii) 60.0% of LTM EBITDA~~20,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 7.05 of any amounts applied pursuant to clause (b) of Section 7.05(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;
(22)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed ~~the greater of (i)~~ $~~125,000,000 and (ii) 25.0% of LTM EBITDA~~10,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 7.05 of any amounts applied pursuant to clause (b) of Section 7.05(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;
(23)    (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility, in each case, to the extent permitted under Section 7.01(b)(15);
(24)    Investments in connection with the Transactions;
(25)    ~~repurchases of the Senior Secured Notes~~[reserved];
(26)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiary”; provided that the aggregate amount of such Investments shall not exceed $5,000,000 at any time outstanding;
(27)    guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;
(28)    Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;
(29)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;
(30)    Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;
(31)    any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;
(32)    ~~non-cash~~ Investments in connection with (a) tax planning and reorganization activities~~, and Investments in connection with~~ in the ordinary course of business or consistent with past business practices, (b) any Permitted Intercompany Activities~~,~~ and (c) any Permitted Tax ~~Restructuring and related transactions~~Restructurings;

(33)    Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; provided that such Investments, to the extent utilizing the casualty insurance proceeds with respect to any asset owned by a Loan Party, shall not be made in any Non-Loan Party Subsidiary; and
~~(34) any other Investment so long as (x) no Default or Event of Default pursuant to Section 8.01(a), (f) or (g) exists and (y) immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Net Leverage Ratio shall be no greater than 3.10 to 1.00.~~
(34)    [reserved].
Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this defined term, Section 7.01 and Section 7.05, the aggregate principal amount of Investments by the Loan Parties in the Non-Loan Party Subsidiaries, including, without limitation, the aggregate principal amount of all Guarantees by the Loan Parties of Indebtedness or other obligations of the Non-Loan Party Subsidiaries, when taken together with the aggregate principal amount of all Indebtedness owed by the Non-Loan Party Subsidiaries to the Loan Parties, shall not exceed the Non-Loan Party Sublimit.
“Permitted Liens” means, with respect to any Person:
(1)    Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other ~~Obligations~~obligations of any Restricted Subsidiary that is not a Guarantor;
(2)    pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;
(3)    Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case (x) for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(4)    Liens for Taxes, assessments or other governmental charges, in each case (x) (i) that are not overdue for a period of more than 60 days, (ii) that are not yet payable or subject to penalties for nonpayment, (iii) that are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof or (iv) for property Taxes on property of the Company or one of its Subsidiaries that the Company (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(5)    encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
(6)    Liens (a) securing Swap Obligations, Obligations in respect of Cash Management Agreements and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under clause (8)(e) of Section 7.01(b) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(7)    leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
(8)    Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 8.01(h);
(9)    ~~Liens~~ (a) Liens securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under ~~this Agreement~~Section 7.01 and (ii) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than the assets or property the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement and assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;
(10)    Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;
(11)    Liens existing on the Closing Date, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;
(12)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including (i) after-acquired property that is affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;
(13)    Liens securing ~~Obligations relating to~~ any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or a Restricted Subsidiary, ~~or~~

~~Liens in favor of the Company or any Restricted Subsidiary or the Agents~~in each case in the ordinary course of business or consistent with past practices;
(14)    Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;
(15)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(16)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture secured financing arrangement, joint venture or similar arrangement pursuant to any joint venture secured financing arrangement, joint venture or similar agreement;
(17)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(18)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;
(19)    Liens securing Indebtedness and other obligations in respect of (a) the Facilities, including any Letters of Credit, any New Loan Commitment and any Extended Loans and (b) obligations of the Company or any Subsidiary in respect of any obligations in respect of Cash Management Agreements, Secured Hedge Agreements or Swap Obligations provided by any lender party to this Agreement or Affiliate of such lender or any other Hedge Bank or Cash Management Bank (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Obligations in respect of Cash Management Agreements or Swap Obligation were entered into), including all Obligations;
(20)    Liens securing Indebtedness and other obligations under clause (5) of Section 7.01(b); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;
(21)    Liens securing Indebtedness and other obligations under clause (~~1), (~~4)(c), (11) (provided that, in the case of clause (11), such Liens cover only the assets of non-Guarantors) or (17) of Section 7.01(b);
(22)    [reserved];
(23)    Liens on Capital Stock ~~or other securities or assets~~ of any Unrestricted Subsidiary that is owned by the Company or any Restricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; provided that the aggregate amount of Indebtedness or other obligations secured by Liens pursuant to this clause (23) shall not exceed $5,000,000 at any time outstanding;
(24)    Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;
(25)    Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(26)    Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; provided that the aggregate amount of Indebtedness or other obligations secured by Liens pursuant to this clause (26) shall not exceed $10,000,000 at any time outstanding;
(27)    Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise not prohibited by this Agreement;
(28)    (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;
(29)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;
(30)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as applicable, would have been permitted on the date of the creation of such Lien;
(31)    Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed ~~the greater of (i)~~ $~~250,000,000 and (ii) 50.0% of LTM EBITDA at the time incurred~~25,000,000 at any time outstanding and any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;
(32)    ~~Liens then existing  with respect to  assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under  the definition of “Unrestricted Subsidiary”~~[reserved];
(33)    ~~Liens securing Indebtedness and other obligations  permitted under Section 7.01(a)~~[reserved];
(34)    ~~Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.05; provided that such  Liens do not extend to any assets other than those that are the subject of such repurchase agreement;~~[reserved];
(35)    Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility~~, and back-up Liens in connection with any other factoring, securitization or similar arrangement;~~; provided, that the related Indebtedness with respect to such Liens pursuant to this clause (35) shall not exceed $75,000,000 at any time outstanding;
(36)    Settlement Liens;
(37)    rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority.
(38)    the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(39)    restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;
(40)    Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Agreement;

(41)    Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;
(42)    Liens securing the Senior Secured Notes (other than any Additional Notes (as defined in the applicable Senior Secured Notes Documents)) and the related Guarantees;
(43)    Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Company or any Restricted Subsidiary;
(44)    Liens arising in connection with any Permitted Intercompany Activities~~,~~ and any Permitted Tax ~~Restructuring and related transactions~~Restructurings;
(45)    Liens securing Permitted Debt Exchange Notes; and
(46)    Liens arising in connection with the Transactions.
Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this defined term or Section 7.02, the aggregate principal amount of Indebtedness of the Loan Parties to the Non-Loan Party Subsidiaries secured by a Lien shall not exceed $10,000,000.
In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence ~~or at a later date~~), the Company in its sole discretion may ~~divide, classify or from time to time reclassify~~at the time such Permitted Lien is incurred divide and classify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified ~~or reclassified~~.
“Permitted Payments” has the meaning specified in Section 7.05(b).
“Permitted Tax Amount” means (a) for any taxable period for which the Company is a member (or is an entity treated as disregarded from a member) of a group filing a consolidated, group, affiliate, unitary, combined, or similar income or similar tax return with any direct or indirect parent of the Company, any income or similar Taxes for which such parent is liable that are attributable to the taxable income of the Company and its applicable Subsidiaries up to an amount not to exceed with respect to such taxable period the amount of any such Taxes that the Company and such Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and such Subsidiaries had paid Tax on a consolidated, combined, group, affiliated, unitary or similar basis on behalf of a consolidated, combined, affiliated, unitary or similar group consisting only of the Company and such Subsidiaries for all relevant taxable periods; provided that, such amount attributable to the taxable income of an Unrestricted Subsidiary for each taxable period shall not exceed the amount actually paid by such Unrestricted Subsidiary to any Loan Party for such purpose and (b) franchise and similar taxes required to be paid by any direct or indirect parent of the Company to maintain its organizational existence.

“Permitted Tax Restructuring” means any reorganizations, restructuring, and other activities related to Tax planning, Tax reorganization, or any Tax restructuring entered into prior to, on or after the ~~date hereof~~First Amendment Effective Date to the extent described in that certain Summary of Project Northwestern delivered to the Administrative Agent on August 4, 2026 and so long as such Permitted Tax Restructuring is not materially adverse to the ~~holders of the Loans (as determined by the Company in good faith~~Lenders (in their capacities as lenders to the Borrower). For purposes of clarity, a Permitted Tax Restructuring may include (but is not limited to, except to the extent set forth in the Summary of Project Northwestern referenced above) reorganizations, restructurings, and other activities related to Tax planning, Tax reorganization, or any Tax restructuring entered into by or among any direct or indirect parent of the Company, the Company and any Subsidiary of the Company.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate or under which any Loan Party or ERISA Affiliate has any liability or obligation, whether fixed or contingent, and, in any case, is subject to Title IV of ERISA or the Pension Funding Rules. For greater certainty, “Plan” excludes any Foreign Plan.
“Platform” has the meaning specified in Section 6.02.
“Pledged Debt” means “Pledged Debt” (or similar term) as defined in the Security Agreement.
“Pledged Interests” means “Pledged Interests” (or similar term) as defined in the Security Agreement.
“Pounds Sterling” and “£” means freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Prepayment Amount” has the meaning specified in Section 2.05(c).
“Prepayment-Based Incremental Facility” has the meaning specified in Section 2.14(a).
“Prepayment Date” has the meaning specified in Section 2.05(c).
“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution.”
“primary obligations” has the meaning specified in the definition of “Contingent Obligations.”
“primary obligor” has the meaning specified in the definition of “Contingent Obligations.”

“Prime Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Rate shall be effective on the date that such change is publicly announced or quoted as being effective.
“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as applicable) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 (as updated on Annex A to the First Amendment with respect to each of the Initial Revolving-1 Credit Commitments, the Initial Revolving-2 Credit Commitments and the Initial Revolving Credit Commitments) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.
“Projections” means the projections of the Company and its Subsidiaries included in the Information Memorandum and any other projections, financial estimates, forecast and any other forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Agents in writing by or on behalf of the Company or any of its Subsidiaries prior to the Closing Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.
“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” has the meaning specified in Section 6.02.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions:
(i)    the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries,
(ii)    all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and
(iii)    the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.
“Ratio-Based Incremental Facility” has the meaning specified in Section 2.14(a).
~~“Ratio Debt” has the meaning specified in Section 7.01(a).~~
“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.
“Receivables Facility” means ~~(x)~~ the receivables factoring arrangement pursuant to the ~~Master Factoring~~Key Account Program Agreement ~~to be entered into~~ by and between ~~BD~~ U.S. Bank National Association and/or certain of its Subsidiaries, on one hand, and the Company and/or certain of its Subsidiaries, on the other hand ~~in connection with the Transactions,~~ (as such agreement may be amended, refinanced, replaced, supplemented or modified from time to time ~~either~~ (i) in a manner not materially adverse to the interests of the Lenders ~~or~~(in their capacities as lenders), (ii) on arm’s-length terms (as determined in good faith by the Company)~~) and (y) any arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization~~

~~Undertakings, and shall include any guaranty in respect of such arrangements.~~ and (iii) the aggregate principal amount of such receivables factoring arrangement shall not be increased).
“Recipient” means the Administrative Agent, any Lender or any L/C Issuer.
“Reference Period” has the meaning specified in Section 1.10(a).
“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.
“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or incurred (or established) in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or a Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:
(1)    (a) such Refinancing Indebtedness (x) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended or (y) requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the Latest Maturity Date for the then outstanding Initial Term Loans; ~~and~~ (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Loans on customary terms (as determined by the Company in good faith); and (c) shall not be secured by (i) Liens on assets other than assets securing the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended at the time of such refunding, refinancing, replacement, exchange, renewal, repayment or extension or (ii) Liens having a higher priority than the Liens, if any, securing the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended at the time of such refunding, refinancing, replacement, exchange, renewal, repayment or extension;
(2)    Refinancing Indebtedness shall not include:
(i)    Indebtedness of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of any Borrower or a Guarantor; or
(ii)    Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and
(3)    such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 7.01 immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.
~~“Refunding Capital Stock” has the meaning specified in Section 7.05(b).~~
“Register” has the meaning specified in Section 10.07(c).
“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
“Regulation S-X” means Regulation S-X under the Securities Act.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching, movement or migration of any Hazardous Materials into or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).
“Remaining Obligations” means contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements, and Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made.

“Replaceable Lender” has the meaning specified in Section 3.08(a).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.
“Repricing Event” means (i) any prepayment or repayment of any tranche of Initial Term Loans, in whole or in part, with the proceeds of, or conversion of any portion of such Initial Term Loans into, any new or replacement tranche of broadly-syndicated term loans of like currency under credit facilities incurred for the primary purpose (as determined by the Company in good faith) of repaying, refinancing, or replacing the Initial Term Loans with loans bearing interest with an All-in Yield less than the All-in Yield applicable to such portion of the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent in consultation with the Company, consistent with generally accepted financial practices), (ii) any amendment to any tranche of Initial Term Loans that reduces the All-in Yield applicable to the Initial Term Loans and (iii) any prepayment, repayment, refinancing, substitution or replacement of Initial Term Loans by any Lender pursuant to Section 3.08 as a result of, or in connection with, such Lender not agreeing to or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (ii) above; provided that notwithstanding the foregoing, in no event shall any prepayment or repayment or amendment (or assignment) effected in connection with a transaction that would, if consummated, constitute a Change of Control or an Enterprise Transformative Event constitute a Repricing Event.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders having more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans as of any date of determination shall be determined using the Dollar Amount thereof.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50.0% of the sum of (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans as of any date of determination shall be determined using the Dollar Amount thereof.
“Reserved Indebtedness Amount” has the meaning specified in Section 1.12.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the Board of Directors/managers of the Company) or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Group” means the collective reference to from and after the Spin-Off Date, the Company and its Restricted Subsidiaries, and “Restricted Group Member” means any one of them.
“Restricted Investment” means any Investment other than a Permitted Investment. “Restricted Payment” has the meaning specified in Section 7.05(a).
“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.
“Retained Asset Excess Proceeds” has the meaning specified in Section 2.05(b)(ii).
“Retained Declined Proceeds” has the meaning specified in Section 2.05(c).
“Retained Excess Cash Flow Amount” has the meaning specified in Section 2.05(b).
“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(e).
“Revolving Credit Borrowing” means a borrowing under the Revolving Credit Facility consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans or Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).
“Revolving Credit Commitments” means, as to any Revolving Credit Lender, (i) its Initial Revolving Credit Commitment, (ii) its Revolving Credit Commitment Increase, (iii) its New Revolving Commitment or (iv) its Specified Refinancing Revolving Credit Commitment. The amount of each Revolving Credit Lender’s Initial Revolving Credit Commitment is as set forth in the definition thereof and the amount of each Lender’s other Revolving Credit Commitments shall be as set forth in the Assignment and Assumption or in the amendment or agreement relating to the respective Revolving Credit Commitment Increase, New Revolving Commitment or Specified Refinancing Revolving Credit Commitment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable, as such amounts may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments in respect of any Revolving Tranche at such time (and, where applicable, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments in respect of all Revolving Tranches at such time).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations at such time (and after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations).
“Revolving Credit Loan” means an advance made by any Revolving Credit Lender under any Revolving Credit Facility (including, for the avoidance of doubt, ~~the~~each Initial Revolving Tranche).
“Revolving Credit Note” means a promissory note of the applicable Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the applicable Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Revolving Tranche” means (a) the Revolving Credit Facility pursuant to which Revolving Credit Loans, New Revolving Loans or Letters of Credit are made and (b) any Specified Refinancing Debt constituting revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Closing Date pursuant to the terms hereof (e.g., New Revolving Commitments and Extended Revolving Commitments).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“Sanctioned Country” means, at any time, a country, region, or territory that is the subject of a general export, import, financial, investment or other trade-related embargo under any Sanctions Laws and Regulations, which as of the date of this Agreement consist of Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine.
“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions Laws and Regulations, including (a) any Person listed in any Sanctions Laws and Regulations-related lists of designated Persons maintained by the U.S. government (including OFAC’s Specially Designated Nationals and Blocked Parties List, the U.S. Department of State’s list of Debarred Parties, and the U.S. Department of Commerce’s Entity List), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or any European Union member state, (b) any Person located, operating, organized, or resident in a Sanctioned Country, and (c) any Person owned or controlled by any Person or Persons described in clause (a) or (b) above.
“Sanctions Laws and Regulations” means (i) any economic or financial sanctions or other requirements imposed by or based upon the obligations or authorities set forth in the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the Export Administration Act, the Export Administration Regulations, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act of 1996, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control

(“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, and any similar law, regulation, or executive order that may be enacted, from time to time, by the United States government and (ii) any economic or financial sanctions or other requirements imposed under similar laws or regulations enacted by the European Union or any member state thereof or the United Kingdom, or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing, including, without limitation, Her Majesty’s Treasury of the United Kingdom, that apply to the Loan Parties or any of their respective Subsidiaries (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).
“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Section 2.19 Additional Amendment” has the meaning specified in Section 2.19(c).
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Cash Management Bank, except for any such Cash Management Agreement designated by the Company in writing to the Administrative Agent and the relevant Cash Management Bank as an “unsecured cash management agreement” as of the Closing Date or, if later, on or about the time of entering into such Cash Management Agreement.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank, except for any such Swap Contract designated by the Company and the applicable Hedge Bank in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.
“Secured Obligations” has the meaning specified in the Security Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including, for the avoidance of doubt, the L/C Issuers), the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.
“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.
“Security Agreement” means, collectively, the First Lien Security Agreement, dated as of the Spin-Off Date, executed by and among the Loan Parties party thereto and the Collateral Agent, together with each other security agreement and Security Agreement Supplement executed and delivered pursuant to Section 6.12, 6.14 or 6.16.
“Security Agreement Supplement” means the Security Agreement Supplements, as defined in the Security Agreement.
“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.
“Senior Secured Notes” means the 5.000% Senior Secured Notes and the 6.750% Senior Secured Notes.
“Senior Secured Notes Documents” means the 5.000% Senior Secured Notes Indenture, the 6.750% Senior Secured Notes Indenture and, in each case, the other transaction documents referred to therein (including any related guarantee, security agreement, the notes and the notes purchase agreement).
“Series LLC” shall mean any series of a limited liability company (including any protected or registered series) established in accordance with Section 18-215(b) or 18-218 of the Delaware Limited Liability Company Act or a comparable provision of any other Law.
“Series LP” shall mean any series of a limited partnership (including any protected or registered series) established in accordance with Section 17-218(b) or 17-221 of the Delaware Limited Partnership Act or a comparable provision of any other Law.
“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.
“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.
“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).
“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.
“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.
“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Spin-Off Date (after giving effect to the Transactions), (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing. “SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Solvent” means, with respect to the Company and its Restricted Subsidiaries on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of such Person, taken as a whole, does not exceed the fair value of the present assets of the Company and its Restricted Subsidiaries, taken as a whole, (b) the fair salable value of the assets of the Company and the Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of the Company and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Restricted Subsidiaries, taken as a whole, as contemplated on such date of determination and (d) the Company and its Restricted Subsidiaries, taken as a whole, do not intend to incur debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(g).
“Special Payment” has the meaning given to such term in the definition of “Transactions.”
“Specified Existing Tranche” has the meaning specified in Section 2.19(a).
“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).
“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).
“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.18(a).
“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.
“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).
“Specified Refinancing Term Facilities” has the meaning specified in Section 2.18(a).
“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.
“Specified Representations” means the representations and warranties made solely by the Company and the Guarantors in Section 5.01(a) and (b)(ii) and Sections 5.02(a), 5.04, 5.13, 5.17, 5.18, 5.19 and 5.20 (in each case, after giving effect to the Transactions, and in the case of the representations and warranties made pursuant to Sections 5.19 and 5.20, to be limited to the use of proceeds not violating the Laws referenced therein).
“Spinco Business” has the meaning given to such term in the definition of “Transactions.”
“Spin-Off” has the meaning given to such term in the definition of “Transactions.”
“Spin-Off Date” has the meaning given to such term in the definition of “Transactions.”
“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any of its Subsidiaries which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subject Lien” has the meaning specified in Section 7.02.
“Subordinated Indebtedness” means any Indebtedness (other than intercompany Indebtedness), whether outstanding on the Closing Date or thereafter incurred, which is expressly subordinated in right of payment to the Loans pursuant to a written agreement.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;
(2)    any partnership, joint venture, limited liability company or similar entity of which:
(a)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b)    such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or
(3)    at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise indicated in this Agreement, all references to Subsidiaries shall mean Subsidiaries of the Company.
“Subsidiary Redesignation” has the meaning given to such term in the definition of “Unrestricted Subsidiary.”
“Supplemental Agent” has the meaning specified in Section 9.14(a).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.
“Swap Obligation” means, with respect to the Company or any Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).
“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any other charges in the nature of a tax (including interest, penalties and other liabilities with respect thereto) that are imposed by any governmental or other taxing authority.
“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a continuation or conversions of such date) having, if applicable, the same Interest Period.
“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment or (iv) its Specified Refinancing Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as applicable, as such amounts may be adjusted from time to time in accordance with this Agreement.
“Term Commitment Increase” has the meaning specified in Section 2.14(a).
“Term Facility” means a facility in respect of any Term Loan Tranche (including any Term Commitment Increase with respect to any Term Loan Tranche), as the context may require.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.
“Term Loan” means an advance made by any Term Lender under any Term Facility (including, for the avoidance of doubt, the Initial Term Loans).
“Term Loan Tranche” means the respective facility and commitments utilized in making (or, where applicable, conversion of) Term Loans hereunder, with there being one Tranche on the Closing Date (i.e., the Initial Term Loans and Initial Term Commitments). Additional Term Loan Tranches may be added after the Closing Date pursuant to the terms hereof (e.g., New Term Loans, Specified Refinancing Term Loans, New Term Commitments, Extended Term Loans and Specified Refinancing Term Commitments).
“Term Note” means, as applicable, any Term Notes and any other promissory note of a Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1, evidencing the indebtedness of such Borrower to such Term Lender resulting from the Term Loans under the same Term Loan Tranche made or held by such Term Lender.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR

Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day,
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day, and
(c)    in each case of clause (a) or (b) above, plus 0.00%;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means the most recent period of four consecutive fiscal quarters of the Restricted Group ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Company).
~~“Thompson Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.~~
“Threshold Amount” means the greater of (x) $125,000,000 and (y) 25.0% of LTM EBITDA.
“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with Section 1.10.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.
“Tranche” means any Term Loan Tranche or any Revolving Tranche.
“Transaction Costs” has the meaning given to such term in the definition of “Transactions.”
“Transaction Documents” means that certain the Separation and Distribution Agreement by and between BD and Embecta Corp., expected to be dated as of the Spin-Off Date, and any other agreements entered into by the Company in connection with the Transactions.
“Transactions” means,
(i)    internal reorganization transactions undertaken by BD, the Company and their respective subsidiaries as a result of which the Company will hold, directly or through its subsidiaries, the business, operations and activities of the diabetes care unit of BD as conducted as of immediately prior to the Spin-Off Date, which includes the manufacturing and sale of syringes, pen needles and other products related to the injection or infusion of insulin and other drugs used in the treatment of diabetes (the “Spinco Business”);
(ii)    the Company (a) (1) obtaining the initial Facilities consisting of the initial Revolving Credit Facility and the initial Term Facility and (2) issuing the Senior Secured Notes and (b) (1) using the proceeds of the initial fundings thereunder to fund a special payment to BD (the “Special Payment”) and (2) at the Company’s option, issuing additional Senior Secured Notes to BD;
(iii)    the distribution on a pro rata basis to equityholders of BD of all the shares of equity interests of the Company (with cash in lieu of fractional shares) (the consummation of the foregoing, the “Spin-Off”, and the date of such consummation of the Spin-Off, the “Spin-Off Date”);
(iv)    the execution and performance of the agreements (along with schedules and exhibits thereto) relating to the foregoing;
(v)    each of the transactions ancillary to the foregoing, including any distributions or other transfers of cash and/or other property or liabilities by BD or its Subsidiaries to the Company or its Subsidiaries, and vice versa; and
(vi)    the payment of fees, costs and expenses related to the foregoing (the “Transaction Costs”).
~~“Treasury Capital Stock” has the meaning specified in Section 7.05(b)(2).~~
“Type” means, with respect to a Loan, its character as an ABR Loan, SOFR Loan or Eurocurrency Rate Loan.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the applicable Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the applicable Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(d).
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).
“Unrestricted Cash and Cash Equivalents” means cash or Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) that (1) would not appear as “restricted” on the consolidated balance sheet of the Company and its Restricted Subsidiaries or (2) are restricted in favor of the Facilities (which may also secure other Indebtedness secured by a or junior Lien basis with the Facilities).
“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Company may designate any Subsidiary of the Company (other than any Borrower or any Subsidiary that directly or indirectly owns Capital Stock of a Borrower), (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:
(1)    at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
(2)    such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 7.05; and
(3)    such designation would not cause an Event of Default pursuant to Section 8.01(a), (f) or (g).
If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 7.05 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause an Event of Default (such redesignation, a “Subsidiary Redesignation”).
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate of a Responsible Officer certifying that such designation complies with the preceding conditions and was not prohibited by Section 7.05. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness or Liens are not permitted to be incurred as of such date under Section 7.01, the Company will be in default of such covenant.
The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 7.01 (including pursuant to clause (5) of the second paragraph thereof treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default pursuant to Section 8.01(a), (f) or (g) would be in existence following such designation. Any such designation by the Company shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate of a Responsible Officer certifying that such designation complies with the preceding conditions.

Notwithstanding anything else herein to the contrary, (1) the Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Material Intellectual Property that is owned by, or exclusively licensed to, the Company or any Restricted Subsidiary to any Unrestricted Subsidiary~~.~~ and (2) the Company shall not, and shall not permit any other Loan Party to, sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Material Intellectual Property that is owned by, or exclusively licensed to, the Company or any other Loan Party to any Non-Loan Party Subsidiary.
    Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this defined term, from and after the First Amendment Effective Date, the Company may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(h)(ii)(B)(3).
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person. When referring to a CFC or FSHCO, the term Voting Stock shall be interpreted in a manner consistent with Treasury Regulation 1.956-2(c)(2).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (in number of years) obtained by dividing:
(1)    the sum of the products obtained by multiplying (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the amount of such payment, by
(2)    the sum of all such payments;
provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries shall mean Wholly Owned Subsidiaries of the Company.
“Withholding Agent” means any Loan Party and the Administrative Agent or any other withholding agent under applicable Law.
“Working Capital” means, with respect to the Restricted Group on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” means freely transferable lawful money of Japan (expressed in Yen).
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.
(d)    The terms “including,” “include” and “includes” are by way of example and shall be deemed to be followed by the phrase “without limitation.”
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(h)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(i)    When calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement which requires the calculation of a basket or ratio in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default (other than in connection with any L/C Credit Extension or any Revolving Credit Borrowing with respect to the Revolving Credit Commitments that exist on the Closing Date))) or whether any representations and warranties (or any specified representations and warranties) are true and correct (other than in connection with any L/C Credit Extension or any Revolving Credit Borrowing with respect to Revolving Credit Commitments that exist on the Closing Date) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event or the date of any notice, which may be conditional, of such a repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Cash

Interest Expense will be calculated using an assumed interest rate as reasonably determined by the Company.
For the avoidance of doubt, if the Company has made an LCT Election:
(1)    if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations;
(2)    any change to the applicable exchange rate utilized in calculating compliance with any Dollar-based provision of this Agreement, at any time from and after the LCT Test Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining (x) whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted, or (y) compliance by any Restricted Group Member with any other provision of the Loan Documents;
(3)    if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing);
(4)    for purposes of determining whether the bring down of representations and warranties (or specified representations and warranties) in connection with any such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, as applicable, are true and correct, such condition shall be deemed satisfied so long as such representation and warranties, as applicable, are true and correct in all material respects on the LCT Test Date; and
(5)    in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.
(j)    For the purposes of Sections 2.05(b)(ii), 6.12, 7.03, 7.04 and 7.05, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.

(k)    Any transaction or event shall be considered “permitted by” or made “in accordance with” or “in compliance with” this Agreement or any particular provision hereof if such transaction or event is not expressly prohibited by this Agreement or such provision, as the case may be.
(l)    Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.
(m)    Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Company and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness that may be excluded pursuant to this clause (2) shall not exceed $~~50,000,000~~15,000,000.
Section 1.03    Accounting Term.
(a)    All financial statements and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, as in effect from time to time, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof.
(b)    If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders, such consent not to be unreasonably withheld, conditioned or delayed) (provided that any change affecting the computation of the ratio set forth in Section 7.08 shall be subject solely to the approval of the Required Revolving Lenders (not to be unreasonably withheld, conditioned or delayed) and the Company); provided that, until so amended, (i) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein or (ii) the Company may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.
(c)    Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
Section 1.04    Rounding. Under this Agreement, any financial ratios required to be maintained or satisfied in order for a specific action to be permitted shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).
Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.08    Currency Equivalents Generally.
(a)    Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount (the “Agent’s Spot Rate of Exchange”) to be determined at the rate of exchange for the purchase of Dollars with the Alternative Currency or other currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
(b)    For purposes of determining the Consolidated First Lien Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, amounts of Indebtedness denominated in a currency other than Dollars will be converted to Dollars (i) for the purposes of testing the Financial Covenant, at the exchange rate consistent with that used to calculate consolidated net income in the most recent financial statements of the Company upon which such calculations were based and (ii) for any other purpose, at the exchange rate as of the date of determination; provided that, at the option of the Company, if any Restricted Group Member has entered into any currency Swap Contracts in respect of any borrowings, the Dollar Amount of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.
(c)    The Administrative Agent shall (x) determine the Dollar Amount of each Revolving Credit Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) for Revolving Credit Loans, as of the first day of each Interest Period applicable thereto and (ii) for Letters of Credit, in accordance with clause (c) of the definition of “Dollar Amount” and (y) on a semi-annual basis, promptly notify the Company and the Revolving Credit Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate on the date of the related Committed Loan Notice for purposes of the initial such determination for any Revolving Credit Loan.
(d)    Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.
(e)    Wherever in this Agreement in connection with a Revolving Credit Borrowing or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing or Letter of Credit is denominated in an Alternative Currency such amount shall be the relevant Dollar Amount of such Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as applicable.
(f)    The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR, the Adjusted Eurocurrency Rate or the Eurocurrency Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR, the Adjusted Eurocurrency Rate or the Eurocurrency Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, the Adjusted Eurocurrency Rate or the Eurocurrency Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, the Adjusted Eurocurrency Rate or the Eurocurrency Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Amount available to be drawn under such Letter of Credit during the remaining life of such Letter of Credit; provided, however, that if any presentation of drawing documents shall have been made on or prior to the expiration date of such Letter of Credit and the applicable L/C Issuer shall not yet have honored such drawing or given notice of dishonor, the amount of such Letter of Credit that is the subject of such drawing shall be treated as still outstanding.
Section 1.10    Pro Forma Calculations. (a) For any events described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):
(i)    the incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), the incurrence of any Reserved Indebtedness Amount and/or the issuance, repurchase or redemption of Disqualified Stock or Preferred Stock;
(ii)    the making of any Investments, acquisitions, dispositions, Asset Disposition, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations; provided that for the avoidance of doubt, at the Company’s option, notwithstanding any classification under GAAP of any Person, property, business or asset as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to such Person, property, business or asset shall not be excluded for any purposes hereunder) until such disposition shall have been consummated;
(iii)    ~~operational changes or restructurings of the business of the Company or any of its Subsidiaries that the Company or such Subsidiary, as applicable, has determined to make and/or made during or subsequent to such Reference Period which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith; and~~[reserved]; and
(iv)    the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary.
(b)    For purposes of this Section 1.10, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a Responsible Officer of the Company ~~(and may include~~;
~~(b)~~ provided, that, for the avoidance of doubt, no cost savings, operating expense reductions ~~and~~or synergies ~~resulting from such transactions which is being given pro forma effect;~~shall be~~provided, that the aggregate amount of cost savings, operating expense reductions and synergies~~  added to Consolidated EBITDA pursuant to this Section 1.10 (~~combined with the aggregate amount of cost savings, operating expense reductions and synergies added~~ but for the avoidance of doubt, the Company will be permitted to add back such items to Consolidated EBITDA ~~pursuant to clause (1)(g) of the definition of Consolidated EBITDA) shall not exceed 25% of Consolidated EBITDA for any four fiscal quarter period (determined~~

~~after giving effect thereto and all other adjustments and addbacks); provided, further, that in each case of this clause (b) and clause (1)(g) of the definition of Consolidated EBITDA, such 25% cap shall not apply to any such adjustments that (A) are of the type that would be permitted to be included in pro forma financial statements prepared~~ in accordance with ~~Regulation S-X under the Securities Act or (B) are otherwise in connection with or related to the Transactions~~the definition thereof). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire reference period (taking into account any Swap Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Reference Period, except to the extent the outstanding Indebtedness thereunder is reasonably expected to increase as a result of any transactions as set forth in clause (a)(i) of this Section 1.10. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a SOFR-based rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.
(c)    Notwithstanding the foregoing, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b) and (ii) determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with the Financial Covenant, any transaction and any related pro forma adjustment contemplated in this Section 1.10 (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect.
Section 1.11    Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to LTM EBITDA and/or Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.
Section 1.12    Calculation of Ratios. For all purposes under this Agreement, including for purposes of calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Consolidated Interest Coverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as applicable (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio or other provision of this Agreement, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Agreement, whether or not the Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio or

other provision of this Agreement, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Consolidated Interest Coverage Ratio or such other provision of this Agreement, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01    The Loans.
(a)    The Initial Term Borrowing. Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make to the Company a single loan denominated in Dollars (the “Initial Term Loans”) on the Closing Date in an amount not to exceed such Initial Term Lender’s Initial Term Commitment. The Initial Term Borrowing shall consist of Initial Term Loans made simultaneously by the Initial Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14). Initial Term Loans may be ABR Loans or SOFR Loans as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars or in one or more Alternative Currencies to the Borrowers from time to time on a revolving basis on and after (1) with respect to the Initial Revolving-1 Tranche, the Closing Date, or (2) with respect to the Initial Revolving-2 Tranche, the First Amendment Effective Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Initial Revolving ~~Credit Facility~~-1 Tranche or the Maturity Date for the Initial Revolving-2 Tranche, as applicable, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (x) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of Initial Revolving Credit Commitments and (y) the aggregate Pro Rata Share of the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed the aggregate amount of such Lender’s Initial Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be (i) ABR Loans or SOFR Loans (in the case of Revolving Credit Loans denominated in Dollars) or (ii) Eurocurrency Rate Loans (in the case of Revolving Credit Loans denominated in Euros or another Alternative Currency), in each case as further provided herein. To the extent that any portion of the Revolving Credit Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt or if there exists an Existing Revolving Tranche and an Extended Revolving Tranche, each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Revolving Tranches.

(c)    After the Closing Date, subject to the terms and conditions set forth herein, each Lender with a Term Commitment (other than an Initial Term Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans) pursuant to any Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment, as applicable, severally agrees to make a Term Loan under such Tranche to the applicable Borrower of such Tranche as set forth in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as applicable.
(d)    After the Closing Date, subject to the terms and conditions set forth herein, each Revolving Credit Lender with a Revolving Credit Commitment pursuant to any Revolving Credit Commitment Increase, New Revolving Commitment ~~or~~, Specified Refinancing Revolving Credit Commitment or Extended Revolving Commitment, as applicable, severally agrees to make Revolving Credit Loans to the applicable Borrower as set forth in the amendment or agreement relating to the respective Revolving Credit Commitment Increase, New Revolving Commitment ~~or~~, Specified Refinancing Revolving Credit Commitment or Extended Revolving Commitment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to another, and each continuation of SOFR Loans or Eurocurrency Rate Loans, shall be made upon irrevocable notice by the applicable Borrower to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than (i) 12:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing of, conversion of ABR Loans to, or continuation of (as applicable), SOFR Loans or Eurocurrency Rate Loans and (ii) 11:00 a.m. (New York City time) on the requested date of any Borrowing of ABR Loans or of any conversion of SOFR Loans to ABR Loans. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.
Each Borrowing of, conversion to or continuation of SOFR Loans or Eurocurrency Rate Loans shall be (i) in a principal amount of $1,000,000 (or the equivalent Dollar Amount), or (ii) a whole multiple of $100,000 (or the equivalent Dollar Amount) in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, ABR Loans shall be (i) in a principal amount of $1,000,000 (or the equivalent Dollar Amount) or (ii) a whole multiple of $100,000 (or the equivalent Dollar Amount) in excess thereof.
Each Committed Loan Notice shall specify (i) the identity of the applicable Borrower requesting a Credit Extension, (ii) whether such Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans or Revolving Credit Loans from one Type to another, or a continuation of SOFR Loans or Eurocurrency Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as applicable (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Tranche of Term Loans or Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency in which the Revolving Credit Loans to be borrowed are to be denominated (which shall be Dollars or an Alternative Currency). If, with respect to any SOFR Loans or Eurocurrency Rate Loans, the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans or Revolving Credit Loans shall be made as, or converted to, SOFR Loans or Eurocurrency Rate Loans with an Interest Period of one month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans or Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans or Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Tranche of Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of SOFR Loans or Eurocurrency Rate Loan is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to SOFR Loans or Eurocurrency Rate Loans, as applicable, with an Interest Period of one month as described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time) in the case of Loans denominated in Dollars, and not later than the applicable time specified by the Administrative Agent in the case of any Revolving Credit Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to the applicable Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the applicable Borrower as provided above.
(c)    Except as otherwise provided herein, a SOFR Loan or Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan or Eurocurrency Rate Loan unless the applicable Borrower pays the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as SOFR Loan or Eurocurrency Rate Loans.
(d)    The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans or Eurocurrency Rate Loans upon determination of such interest rate. The determination of Term SOFR or the Adjusted Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to another, and all continuations of

Term Loans or Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.
Section 2.03    Letters of Credit.
(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein,
(A)    each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Sublimit Expiration Date, to issue Letters of Credit denominated in Dollars or an Alternative Currency (provided that no L/C Issuer shall be required to issue Letters of Credit hereunder other than standby Letters of Credit denominated in Dollars) for the account of any Restricted Group Member (provided that each Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of any Restricted Group Member on a joint and several basis with such Restricted Subsidiary and shall be a co-applicant for each such Letter of Credit issued for the account of a Restricted Subsidiary, but in no event shall any Excluded Subsidiary be responsible for any amounts drawn on any Letters of Credit issued for the account of a Borrower or any other Subsidiary) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drawings under the Letters of Credit; and
(B)    the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Restricted Group Member (which participations, to the extent that any portion of the Revolving Credit Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt or if there exists an Existing Revolving Tranche and an Extended Revolving Tranche, shall be allocated among each Revolving Credit Lender under the Revolving Tranches and such participations shall be allocated pro rata among the Revolving Tranches); provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (w) the Total Revolving Credit Outstandings in respect of any Revolving Tranche would exceed such Revolving Tranche, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (y) the aggregate Pro Rata Share of the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Initial Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that no L/C Issuer identified on Schedule 1.01(f) shall have any obligation to make an L/C Credit Extension if, after giving effect thereto, the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(f). Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace

Letters of Credit that have expired or been terminated or that have been drawn upon and reimbursed. All Letters of Credit shall be denominated in Dollars or an Alternative Currency; provided that each L/C Issuer’s obligation to issue Letters of Credit in any Alternative Currency shall be subject to the currency limitations set forth on Schedule 1.01(f).
(ii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit (and, in the case of clauses (B) and (C) below unless the applicable requisite consents specified therein have been obtained, no L/C Issuer shall issue any Letter of Credit) if:
(C)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;
(D)    subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur after the earlier of (x) five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day) and (y) more than 12 months after the date of issuance, unless the applicable L/C Issuer, in its sole discretion, has approved such expiry date.
(E)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Sublimit Expiration Date, unless (i) all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and/or (ii) the applicable L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.16;
(F)    the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;
(G)    such Letter of Credit is in an initial amount of less than $5,000 (or the equivalent Dollar Amount) or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;
(H)    such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;
(I)    the proceeds of such Letter of Credit would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or any dealing or investment in or with any country or territory that, at the time of such funding, is a Sanctioned Country, in each case, in violation of Sanctions Laws and Regulations or (ii) in any manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement;

(J)    such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
(K)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.17(a)(iv) or the delivery of Cash Collateral in accordance with Section 2.16 with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure under such Tranche.
(iii)    No L/C Issuer shall be under any obligation to issue an amendment to any Letter of Credit if such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.
(iv)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to each L/C Issuer.
(b)    The foregoing benefits and immunities shall not excuse any L/C Issuer from liability to any Borrower to the extent of any direct damages (as opposed to indirect, special, consequential, punitive or exemplary damages claims which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such L/C Issuer’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(c)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as applicable, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of an irrevocable Letter of Credit Application, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C Issuer, accompanied by an English translation certified by the applicable Borrower to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. (New York City time) at least five Business Days (or such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the applicable L/C Issuer otherwise agree); (B) the Person for whose account the requested Letter of Credit is to be issued (which must be a Restricted Group Member); and (C) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of the issuance of the amendment (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.
(ii)    Promptly following delivery of any Letter of Credit Application to the applicable L/C Issuer, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application and, if the Administrative Agent has not received a copy of such Letter of Credit Application, then the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of any Restricted Group Member (as designated in the Letter of Credit Application) or issue the applicable amendment, as applicable. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Letter of Credit.
(iii)    If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Sublimit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).
(iv)    Promptly upon request thereof by the applicable Borrower or the Administrative Agent and after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the applicable Borrower, the applicable Restricted Group Member and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B)

the Administrative Agent in turn will notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.
(v)    Notwithstanding anything to the contrary set forth above, the issuance of any Letters of Credit by any L/C Issuer under this Agreement shall be subject to such reasonable additional letter of credit issuance procedures and requirements as may be required by such L/C Issuer’s internal letter of credit issuance policies and procedures, in its sole discretion, as in effect at the time of such issuance, including requirements with respect to the prior receipt by such L/C Issuer of customary “know your customer” information regarding a prospective account party or applicant that is not a Loan Party hereunder, as well as regarding any beneficiaries of a requested Letter of Credit. Additionally, if (a) the beneficiary of a Letter of Credit issued hereunder is an issuer of a letter of credit not governed by this Agreement for the account of any Restricted Group Member (an “Other LC”) and (b) such Letter of Credit is issued to provide credit support for such Other LC, no amendments may be made to such Other LC without the consent of the applicable L/C Issuer hereunder.
(d)    Drawings and Reimbursements; Funding of Participations.
(i)    After examination of drawing document(s), the applicable L/C Issuer shall notify the applicable Borrower of the date and the amount of a drawing presented under any Letter of Credit and paid by such L/C Issuer. Each L/C Issuer shall notify the applicable Borrower on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit) after the applicable Borrower shall have received notice of such payment with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 3:00 p.m. (New York time) in the case of drawings in Dollars or an Alternative Currency, in each case, on the applicable Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the applicable Borrower therefor at a rate per annum equal to the ABR as in effect from time to time plus the Applicable Rate (to be determined with respect to each applicable Tranche thereof) as in effect from time to time for Revolving Credit Loans that are maintained as ABR Loans. If the applicable Borrower fails to so reimburse such L/C Issuer on such next Business Day, the L/C Issuer will notify the Administrative Agent thereof and the Administrative Agent shall promptly notify each Revolving Credit Lender under the applicable Revolving Tranche of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans in Dollars, to be disbursed on such date in an amount equal to the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, SOFR Loans or Eurocurrency Rate Loans, as applicable, but subject to the amount of the unused portion of the Revolving Credit Commitments under such Revolving Tranche and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice. To the extent that any portion of the Revolving Credit Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt or if there exists an Existing Revolving Tranche and an Extended Revolving Tranche, each Revolving Credit Lender under the Revolving Tranches shall participate in each Letter of Credit and such participations shall be allocated pro rata among the Revolving Tranches.
(ii)    Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) under the applicable Revolving Tranche shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to, and in Dollars, its applicable Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Revolving Credit Lender under such Revolving Tranche that so makes funds available shall be deemed to have made an ABR Revolving Credit Loan under such Revolving Tranche to the applicable Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied (other than the condition in Section 4.02(c), which shall be deemed to be satisfied) or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to ABR Revolving Credit Loans (to be determined with respect to each applicable Tranche thereof). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Credit Lender under the applicable Revolving Tranche funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.
(v)    Each applicable Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such principal amount, the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as applicable. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(vi) shall be conclusive absent manifest error.
(e)    Repayment of Participations.
(i)    If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)    Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other drawing document that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator,
(v)    receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(vi)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the applicable Borrower in respect of such Letter of Credit; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against the applicable Borrower’s obligations hereunder.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of such Borrower or other irregularity, such Borrower will promptly notify the applicable L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.
(g)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to each such Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by such Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or material breach of its obligations under this Agreement. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may, in its sole discretion, either accept documents that appear on their face to be in order and make payment upon such documents, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)    Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its applicable Pro Rata Share, a Letter of Credit fee in Dollars which shall accrue for each Letter of Credit issued for its account on the Dollar Amount thereof in an amount equal to the Applicable Rate then in effect for SOFR Loans with respect to the Revolving Credit Facility (to be determined with respect to each applicable Tranche thereof) multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount may be drawn immediately under such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective applicable Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each fiscal quarter, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, the date of termination or expiration of the applicable Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate (to be determined with respect to each applicable Tranche thereof) during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate (to be determined with respect to each applicable Tranche thereof) separately for each period during such quarter that such Applicable Rate was in effect.
(i)    Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. Each Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee in Dollars equal to 0.125% of the maximum daily amount available to be drawn under such Letter of Credit issued for its account on a quarterly basis in arrears and based on the Dollar Amount thereof. Such fronting fee shall be due and payable on the last Business Day of each fiscal quarter beginning with the last Business Day of the first full fiscal quarter to end after the Closing Date in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, each Borrower, as applicable, shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.
(j)    Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(k)    Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals less than 31 days (and in no event shall any such report be provided earlier than the fifth Business Day after the end of any calendar month in respect of a calendar month period).
(l)    Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unused Revolving Credit Commitments thereunder at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (l) and there are outstanding Revolving Credit Loans under the non-terminating Tranches, the applicable Borrower agrees to repay all such Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (l)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16 but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.
(m)    Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, any Borrower (i) shall reimburse, indemnify and compensate the applicable L/C Issuer hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
(n)    Applicability of ISP and UCP. Unless otherwise expressly agreed in writing by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued for such Borrower’s account by such L/C Issuer, (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and such L/C Issuer’s rights and remedies against any such Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
Section 2.04    [Reserved].
Section 2.05    Prepayments.
(a)    Optional.
(i)    Any Borrower may, upon notice substantially in the form of Exhibit J to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Sections 2.05(a)(iii) below; that (1) such notice must be received by the Administrative Agent not later than (A) 12:00 p.m. (New York City time) three Business Days prior to any date of prepayment of SOFR Loans or Eurocurrency Rate Loans and (B) 11:00 a.m. (New York City time) on the date of prepayment of ABR Loans (or, in each case, such shorter period as the Administrative Agent shall agree); (2) any prepayment of SOFR Loans or Eurocurrency Rate Loans shall be (x) in a principal amount of $3,000,000 (or the equivalent Dollar Amount), or (y) a whole multiple of $1,000,000 (or the equivalent Dollar Amount) in excess thereof; and (3) any prepayment of ABR Loans shall be (x) in a principal amount of $500,000 (or the equivalent Dollar Amount), or (y) a whole multiple of $100,000 (or the equivalent Dollar Amount) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid~~,~~  (provided that, to the extent that any portion of the Revolving Credit Facilities has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt or if there exists an Existing Revolving Tranche and an Extended Revolving Tranche, each prepayment hereunder shall be allocated pro rata among the Revolving Tranches; provided, however, notwithstanding anything to the contrary contained herein, during the period commencing seven (7) Business Days prior to the Maturity Date of any Revolving Tranche that matures earlier than any other Revolving Tranche then in effect (such earlier-maturing Revolving Tranche, the “Maturing Revolving Tranche”), any Borrower may voluntarily prepay, in whole or in part, the outstanding Revolving Credit Loans (and contemporaneously reduce the Revolving Commitments under such Revolving Tranche by an amount equal to such prepayment) under the Maturing Revolving Tranche on a non-pro rata basis (without any corresponding prepayment of Revolving Credit Loans under any other Revolving Tranche)), the Type(s) of Loans to be prepaid and, if SOFR Loans or Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both (i) ABR Loans and (ii) SOFR Loans or Eurocurrency Rate Loans, absent direction by the applicable Borrower, the applicable prepayment shall be applied first to ABR Loans to the full extent thereof before application to SOFR Loans or Eurocurrency Rate Loans, in a manner that minimizes the amount payable by the applicable Borrower in respect of such prepayment pursuant to Section 3.06, to the extent applicable). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by any Borrower, subject to clause (ii) below, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan or Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iii) and, if applicable Section 3.06. Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Alternative Currency, shall be made in the relevant Alternative Currency. Subject to Section 2.17, each prepayment of outstanding Term Loan Tranches pursuant to this Section 2.05(a) shall be applied to the Term Loan Tranche or Term Loan Tranches designated on such notice on a pro rata basis within such Term Loan Tranche. Subject to Section 2.17, each prepayment of an outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to the remaining amortization payments of such Term Loan Tranche as directed by such Borrower (or, if such Borrower has not made such designation, in direct order of maturity), but, in any event, on a pro rata basis to the Lenders within such Term Loan Tranche.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, indentures or similar agreements or other transactions), in which case such notice may be revoked or extended by the applicable Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(iii)    If the Borrower (A) makes a voluntary prepayment of Initial Term Loans pursuant to this Section 2.05(a) resulting in a Repricing Event, (B) effects an amendment with respect to Initial Term Loans resulting in a Repricing Event or (C) makes a prepayment of Initial Term Loans pursuant to Section 2.05(b)(iii) resulting in a Repricing Event, in each case prior to the six-month anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid (or in the case of clause (B), a prepayment premium in an amount equal to 1.0% of the principal amount of affected Initial Term Loans held by Term Lenders not consenting to such amendment).
(b)    Mandatory.
(i)    For any Excess Cash Flow Period, within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50.0% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for such Excess Cash Flow Period, minus (B) at the option of the Borrower, the sum of:
(1)    the aggregate amount of voluntary principal prepayments of the Loans or Indebtedness that is secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans, in each case, made during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; that to the extent the Borrower exercises such option, such deducted amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) (including prepayments at a discount to par and open market purchases, with credit given for the actual amount of the cash payment and prepayments in connection with lender replacement provisions (including pursuant to Section 3.08)) (except prepayments of Loans under any Revolving Tranche or other revolving Indebtedness that is secured by a Lien on the Collateral on a senior or basis with the Revolving Credit Commitments that are not accompanied by a corresponding permanent commitment reduction of the Revolving Tranches), in each case other than to the extent that any such prepayment is funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness),
(2)     [reserved],
(3)    any amount not required to be applied to such prepayment pursuant to Section 2.05(b)(viii) or (x),
(4)    the portion of the Excess Cash Flow applied (to the extent any Restricted Group Member is required by the terms thereof) to prepay, repay or purchase Indebtedness that is secured by a Lien on the Collateral on a basis with the Initial Term Loans (to the extent the documentation governing such Indebtedness requires such a prepayment or repurchase thereof with Excess Cash Flow), in each case in an amount not to exceed the product of (x) the amount of Excess Cash Flow and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness, in each case other than to the extent that any such prepayment is funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness),
(5)    the aggregate amount of capital expenditures either made in cash or accrued by the Restricted Group during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; that to the extent the Borrower exercises such option, such deducted amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such capital expenditures are funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness),

(6)    the aggregate amount of cash consideration paid by the Restricted Group in connection with Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; that to the extent the Borrower exercises such option, such deducted amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such cash consideration is funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness),
(7)    without duplication of amounts deducted from Excess Cash Flow pursuant to this Section 2.05(b)(i)(B)(7) in respect of prior fiscal years, the aggregate cash payments that any Restricted Group Member has committed to make or is required to make or plans to make (the “Budgeted Amounts”) in respect of Restricted Payments (excluding Restricted Payments made pursuant to clause (17)(ii) of Section 7.05(b)) and Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or capital expenditures planned to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year; that to the extent the aggregate amount of cash actually utilized to finance such Restricted Payments and Investments and capital expenditures during such period of four consecutive fiscal quarters is less than the Budgeted Amounts, the amount of such shortfall shall be added back in calculating the ECF Prepayment Amount for the subsequent Excess Cash Flow Period, and
(8)    the aggregate amount of payments either made in cash or accrued by the Restricted Group during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; that to the extent the Borrower exercises such option, such deducted amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) in respect of Restricted Payments (other than to the extent that any such Restricted Payments are funded with long-term Indebtedness or Capital Stock);
that such percentage in respect of any Excess Cash Flow Period shall be reduced to 25.0% and to 0.0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 2.60 to 1.00 or 2.10 to 1.00, respectively (the amount described in this clause (i), the “ECF Prepayment Amount” and with respect to any Excess Cash Flow Period, (a) Excess Cash Flow for such Excess Cash Flow Period minus (b) the ECF Prepayment Amount for such Excess Cash Flow Period shall constitute “Retained Excess Cash Flow Amount” which Retained Excess Cash Flow Amount may be used for any purpose permitted hereunder);
provided, further, that no prepayment shall be required with respect to any Excess Cash Flow Period unless the ECF Prepayment Amount exceeds the greater of $25,000,000 and 5.0% of LTM EBITDA, and in such case, the ECF Prepayment Amount shall be the amount in excess thereof.

(ii)    If any Asset Disposition or Casualty Event (or series of related Asset Dispositions or Casualty Events) (other than, in each case, any Excluded Casualty Event) results in the receipt by any Restricted Group Member of aggregate Net Cash Proceeds in excess of the greater of $50,000,000 and 10.0% of LTM EBITDA (“Relevant Transaction”), then, except to the extent the Borrower elects to reinvest an amount equal to all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrower shall prepay, subject to Section 2.05(b)(viii), an aggregate principal amount of Term Loans in an amount equal to 100.0% (as may be adjusted pursuant to the second proviso below) of the Net Cash Proceeds received from such Relevant Transaction within the time period specified in Section 7.04;
that the Borrower or any Restricted Subsidiary may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is in right of payment and security with the Initial Term Loans to the extent the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of:
(1)    the amount of such Net Cash Proceeds and
(2)    a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Article I);
provided, further, that such prepayment percentage shall be reduced from 100.0% to 50.0% and to 0.0% if, on a pro forma basis after giving effect to such Asset Disposition or Casualty Event, as applicable, and the use of proceeds therefrom, the Consolidated First Lien Net Leverage Ratio would be equal to or less than 2.60 to 1.00 or 2.10 to 1.00, respectively (any Net Cash Proceeds in respect of any such Asset Disposition or Casualty Event not required to be applied in accordance with this Section 2.05(b) as a result of the application of this proviso shall collectively constitute “Retained Asset Excess Proceeds”, which Retained Asset Excess Proceeds may be used for any purpose permitted hereunder);
provided, further, that only the amount of Net Cash Proceeds in excess of the greater of $50,000,000 and 10.0% of LTM EBITDA for any Asset Disposition or Casualty Event (or series of related Asset Dispositions or Casualty Events) shall be subject to prepayment pursuant to this Section 2.05(b)(ii) and, in such case, the required prepayment shall be only the amount in excess thereof.
(iii)    Upon the incurrence or issuance by any Restricted Group Member of any Credit Agreement Refinancing Debt, any Specified Refinancing Term Loans, in each case, incurred to refinance a Term Loan Tranche, or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrower shall prepay an aggregate principal amount of Term Loan Tranches in an amount equal to 100.0% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Restricted Group Member.

(iv)    Upon the incurrence by any Restricted Group Member of any Specified Refinancing Debt constituting revolving credit facilities incurred to refinance any Tranche of Revolving Credit Loans, the applicable Borrower shall prepay an aggregate principal amount of such Tranche of Revolving Credit Loans in an amount equal to 100.0% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Restricted Group Member.
(v)    If for any reason the sum of the Total Revolving Credit Outstandings of a Revolving Tranche at any time exceeds the sum of the applicable Revolving Tranche in respect thereof (including after giving effect to any reduction in the Revolving Credit Commitments of such Revolving Tranche pursuant to Section 2.06), one or more of the Borrowers shall immediately prepay the Loans under the applicable Revolving Tranche and/or Cash Collateralize the L/C Obligations related thereto in an aggregate amount equal to such excess; provided, however, that the applicable Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Loans under the applicable Revolving Tranche the sum of the Total Revolving Credit Outstandings of such applicable Revolving Tranche exceed the aggregate Revolving Credit Commitments for such applicable Revolving Tranche then in effect.
(vi)    Subject to Section 2.17, (1) if the Borrower elects in its sole discretion via written notice (which notice may be given via email to the Administrative Agent), the aggregate amount of any prepayment of Term Loans that is required pursuant to this Section 2.05(b) shall be applied to the Term Loan Tranche or Term Loan Tranches designated by the Borrower on such notice on a pro rata basis within such Term Loan Tranche or (2) if the Borrower does not make the election specified in clause (1), the aggregate amount of any prepayment of Term Loans that is required pursuant to this Section 2.05(b) shall be made to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for more favorable prepayment treatment of other Term Loan Tranches) (other than a prepayment of (x) Term Loans or Revolving Credit Loans, as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche or Revolving Tranche, as applicable, being refinanced pursuant thereto or (y) Term Loans with the proceeds of any Credit Agreement Refinancing Debt issued to the extent permitted under Section 7.01(b)(1), which shall be applied to the Term Loan Tranche being refinanced pursuant thereto). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to interest on each such Term Loan Tranche on a pro rata basis that is accrued and payable at such time and thereafter to the remaining scheduled installments with respect to such Term Loan Tranche in direct order of maturity. Each prepayment of Term Loans under a particular Tranche of a Facility pursuant to this Section 2.05(b) shall (1) if the Borrower makes the election described in Section 2.05(b)(vi)(1), be applied to the remaining amortization payments of such Term Loan Tranche as directed by such Borrower (or, if such Borrower has not made such designation, in direct order of maturity), but, in any event, on a pro rata basis to the Lenders within such Term Loan Tranche and (2) if the Borrower has not made the election specified in Section 2.05(b)(vi)(1), be applied on a pro rata basis to the then outstanding ABR Loans and SOFR Loans under such Tranche; that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to ABR Loans under such Tranche to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the applicable Borrower in respect of such prepayment pursuant to Section 3.06.

(vii)    All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a SOFR Loan or Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan or Eurocurrency Rate Loan pursuant to Section 3.06 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii). Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans or Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the applicable Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b) (it being agreed, for clarity, that interest shall continue to accrue on the Loans so prepaid until the amount so deposited is actually applied to prepay such Loans). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
(viii)    Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Disposition by a Non-U.S. Subsidiary (or a U.S. Subsidiary of a Non-U.S. Subsidiary) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Non-U.S. Subsidiary (or a U.S. Subsidiary of a Non-U.S. Subsidiary) (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, (i) financial assistance and corporate benefit restrictions and (ii) fiduciary and statutory duties of any director or officer of such Subsidiaries), restricted by applicable organizational documents or any agreement or is subject to other onerous organizational or administrative impediments, in each case, from being repatriated or otherwise paid to the applicable Borrower or so prepaid or such repatriation, other payment or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05.
~~(ix) [Reserved.]~~
(ix)    If, at the end of the last Business Day of any calendar month, commencing with the first full calendar month ending after the First Amendment Effective Date, the Loan Parties hold Excess Cash On-Hand, the Company shall, on or before the end of the third Business Day thereafter (or such later date, not to exceed five (5) Business Days after the last Business Day of such calendar month, as the Administrative Agent and the First Amendment Lead Arranger may agree to in writing in their sole discretion), prepay the Revolving Credit Loans in an aggregate principal amount equal to the amount of such Excess Cash On-Hand (without any corresponding mandatory commitment reduction).
(x)    Notwithstanding any other provisions of this Section 2.05, to the extent that the Company has determined in good faith that repatriation or other payment of any or all of the Net

Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i), could reasonably be expected to result in adverse Tax consequences (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Cash Proceeds whereby doing so the Company, any of its Subsidiaries, any direct or indirect parent of the Company or any of their respective affiliates and/or equity owners would incur a Tax liability, including as a result of a taxable dividend or a withholding Tax) or is prohibited or restricted by applicable law, rule or regulation, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05.
(xi)    No Restricted Group Member shall be required to monitor any Payment Block and/or reserve cash for future repatriation after the Company has notified the Administrative Agent of the existence of such Payment Block.
(c)    Term Lender Opt-Out. With respect to any mandatory prepayment of Initial Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches, pursuant to Section 2.05(b)(i) or (ii), any Appropriate Lender, at its option (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment, other than in connection with any Credit Agreement Refinancing Debt or any Specified Refinancing Term Loans), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least ten Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrower (any Net Cash Proceeds retained by the Borrower in accordance with this Section 2.05(c) shall constitute “Retained Declined Proceeds”).
(d)    All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made.
Section 2.06    Termination or Reduction of Commitments.

(a)    Optional. Any Borrower may, upon written notice by such Borrower to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche; that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 (or the equivalent Dollar Amount) or any whole multiple of $100,000 (or the equivalent Dollar Amount) in excess thereof and (iii) such Borrower shall not terminate or reduce (A) the Commitments under any Tranche of the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Total Revolving Credit Outstandings with respect to such Tranche would exceed the Revolving Credit Commitments under such Tranche or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit; provided, further, that, notwithstanding anything to the contrary in this Section 2.06(a), during the period commencing seven (7) Business Days prior to the Maturity Date of any Maturing Revolving Tranche, any Borrower may terminate or permanently reduce the unused Revolving Credit Commitments under such Maturing Revolving Tranche on a non-pro rata basis (without any corresponding termination or reduction of the Revolving Credit Commitments under any other Revolving Tranche). Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, indentures or similar agreements or other transactions), in which case such notice may be revoked by such Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. For the avoidance of doubt, upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than any Remaining Obligations) and the expiration without any pending drawing or termination of all Letters of Credit (other than any Remaining Obligations), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 9.01(c) and Section 9.11.
(b)    Mandatory.
(i)    The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments shall be the Closing Date (except as provided pursuant to the definitive documentation relating to any Term Loan Tranche that is in the form of a delayed draw facility).
(ii)    Upon the incurrence by any Restricted Group Member of any Specified Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments of the Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100.0% of the Commitments under such Specified Refinancing Debt constituting revolving credit facilities.
(iii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv)    The aggregate Revolving Credit Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit or the Revolving Credit Commitment under any Revolving Tranche under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All facility fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination. For the avoidance of doubt, to the extent that any portion of the Revolving Credit Loans have been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, any prepayments of Revolving Credit Loans made pursuant to this Section 2.06 (other than any prepayments of Revolving Credit Loans made pursuant to Section 2.06(b)(ii)) or any prepayments or commitment reductions of Revolving Credit Loans or Revolving Credit Commitments under a Maturing Revolving Tranche made during the seven (7) Business Day period prior to the Maturity Date of such Maturing Revolving Tranche in accordance with Section 2.05(a)(i) shall be allocated ratably among the Revolving Tranches.
Section 2.07    Repayment of Loans.
(a)    Initial Term Loans. The Company shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders the aggregate principal amount of the Initial Term Loans outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made as of the Closing Date)):

Date	Amount
The last Business Day of each fiscal quarter ending prior to the Maturity Date for the Initial Term Loans starting with the fiscal quarter ending on June 30, 2022	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date
Maturity Date for the Initial Term Loans	All unpaid aggregate principal amounts of any outstanding Initial Term Loans provided, however, that (i) if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the immediately preceding Business Day and (ii) the final principal repayment installment of the Initial Term Loans shall be repaid on the Maturity Date for the Initial Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b)    Revolving Credit Loans. The applicable Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.
(c)    All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.
Section 2.08    Interest.
(a)    Each SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Term SOFR for such Interest Period plus (B) the Applicable Rate for SOFR Loans under such Facility.
(b)    Each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate for Eurocurrency Rate Loans under such Facility.
(c)    Each ABR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as applicable, at a rate per annum equal to the sum of (A) the ABR plus (B) the Applicable Rate for ABR Loans under such Facility.
(d)    Notwithstanding the foregoing, during the continuance of an Event of Default under Section 8.01(a), (f) or (g), the applicable Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration), at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)    Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the ABR that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments other than as set forth in Section 2.14(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(f)    Interest on each Loan shall be payable in the currency in which each Loan was made.
(g)    All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.
(h)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.09    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Revolving Credit Commitments Commitment Fee. The applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Tranche of the Revolving Credit Facility, a commitment fee equal to the Applicable Commitment Fee with respect to such Tranche multiplied by the average daily amount for the applicable fiscal quarter by which the aggregate Revolving Credit Commitments under such Tranche exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Tranche and (B) the Outstanding Amount of L/C Obligations under such Tranche, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times from the Closing Date ~~until the~~ (or, with respect to any Tranche of the Revolving Credit Facility established after the Closing Date, the effective date thereof) until the applicable Maturity Date for the Revolving Credit Facility of a given Tranche, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the last Business Day of the first full fiscal quarter to end following the Closing Date, and on the applicable Maturity Date for the Revolving Credit ~~Facility~~Facilities of a given Tranche. For the avoidance of doubt, the commitment fee payable hereunder shall accrue and be payable in Dollars.
(b)    Other Fees. The applicable Borrower shall pay to the Lenders, the Administrative Agent and the Collateral Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
Section 2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for ABR Loans when the Alternate Base Rate is based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which generally accepted market practice differs from the foregoing, in accordance with such generally accepted market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the applicable Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated First Lien Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest and/or fees for any period, the Company shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as applicable, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the applicable Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as applicable, under Section 2.03(d)(iii), Section 2.03(h) or (i), Section 2.08 or under Article VIII. Except in any case where a demand is excused as provided above, any additional interest and fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest and fees as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.
Section 2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulations Section 5f.103- 1(c) and Proposed United States Treasury Regulations Section 1.163-5(b) (or any amended or successor version), as a non-fiduciary agent for each Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which execution and delivery the Administrative Agent shall record in the Register, which, to the extent consistent with the records in the Register, shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the applicable Borrower under this Agreement and the other Loan Documents.
Section 2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by a Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Alternative Currency, all payments by a Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by a Borrower hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the applicable time specified by the Administrative Agent on the dates specified herein. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the equivalent Dollar Amount. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as applicable; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Loans or Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. An L/C Issuer can elect to receive payments in respect of Letters of Credit in Dollars rather than in an Alternative Currency.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans (or, in the case of any Borrowing of ABR Loans, prior to 3:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the applicable Borrower agrees to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If both the applicable Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if such Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.
(d)    Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
(g)    Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as applicable, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.16, (B) the assignments and participations (including by means of a dutch auction, exchange, open market debt repurchase, or otherwise) described in Section 10.07, (C) (i) the incurrence of any New Term Loans in accordance with Section 2.14, (ii) the prepayment of Revolving Credit Loans in accordance with Section 2.14(e) in connection with a Revolving Credit Commitment Increase or (iii) any Specified Refinancing Debt in accordance with Section 2.18, (D) any Extension described in Section 2.19, or (E) any applicable circumstances contemplated by Section 2.05(b), 2.14, 2.17 or 3.08. For purposes of clause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.13 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) or Loan(s) (as applicable) to which such participation relates.
Section 2.14    Incremental Facilities.
(a)    Any Borrower may, from time to time after the Closing Date, upon notice by such Borrower to the Administrative Agent and the Person appointed by such Borrower to arrange an incremental Facility (such Person (who may be (i) the Administrative Agent, if it so agrees, or (ii) any other Person appointed by such Borrower), the “Incremental Arranger”) specifying the proposed Borrower (which may include a Co-Borrower), the proposed amount thereof and the proposed currency denomination thereof, request (i) an increase in the Commitments under any Revolving Tranche (which shall be on the same terms as, and become part of, the Revolving Tranche proposed to be increased) (each, a “Revolving Credit Commitment Increase”), (ii) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clause (d) below with respect to amortization)) (each, a “Term Commitment Increase”), (iii) the addition of one or more new revolving credit facilities to the Facilities, in each case, in such currency or currencies as such Borrower identifies in such notice (each, a “New Revolving Facility” and, any advance made by a Lender thereunder, a “New Revolving Loan”; and the commitments thereof, the “New Revolving Commitment”) and (iv) the addition of one or more new term loan facilities (including one or more delayed draw term loan facilities), in each case, in such currency or currencies as such Borrower identifies in such notice (each, a “New Term Facility”, together with any New Revolving Facility, Term Commitment Increase or Revolving Credit Commitment Increase, the “Incremental Facilities”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and such New Term Commitment, together with the Revolving Credit Commitment Increase, the New Revolving Commitments and the Term Commitment Increase, the “New Loan Commitments”) in an amount not to exceed the sum of:
(w)    (i) the sum of (A) the greater of (1) $500,000,000 and (2) 100.0% of LTM EBITDA and (B) the amount of Indebtedness available to be incurred pursuant to Section 7.01(b)(14), minus (ii) the amount of any Indebtedness previously incurred in reliance on this clause (w) as incremental facilities incurred pursuant to this Section 2.14, Incremental Equivalent Debt and/or Ratio Debt (and not redesignated as incurred under any other provision of the Incremental Amount in accordance with this Agreement) (the “Cash-Capped Incremental Facility”),
(x)    an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied,
(y)    an amount equal to (i) (A) all voluntary prepayments of Term Loans or any other long-term Indebtedness that is secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans (including, for the avoidance of doubt, any New Term Loans that are secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans) (including any payments made pursuant to Section 2.05(a) or Section 3.08(a)) and (B) all repurchases and/or cancellations of Term Loans or any other long-term Indebtedness that is secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans (including, for the avoidance of doubt, any New Term Loans that are secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans) in an amount equal to the amount of the Indebtedness retired in connection with such repurchase and (ii) (A) all voluntary prepayments of Revolving Credit Loan and any other revolving credit loans that are secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans (including, for the avoidance of doubt, any New Revolving Loans that are secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans) (including any payments made pursuant to Section 2.05(a) or Section 3.08(a)) to the extent accompanied by a corresponding, permanent reduction in the applicable revolving credit commitment, (B) all repurchases and/or cancellations of Revolving Credit Loans or any other revolving credit loans that are secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans (including, for the avoidance of doubt, any New Revolving Loans that are secured by a Lien on the Collateral on a senior or basis with the Initial Term Loans) in an amount equal to the amount of the Indebtedness retired in connection with such repurchase and (C) all voluntary prepayments, repurchases and/or cancellations of any other First Lien Specified Debt, in each case under this clause (y), (x) including any payments made at a discount to par or via an open-market purchase (with credit given for the actual amount of any cash payment) and (y) to the extent not funded with the proceeds of long-term Indebtedness (it being agreed and understood, for the avoidance of doubt, that Indebtedness incurred pursuant to any revolving credit facility (including the Revolving Credit Facility) shall not constitute long-term Indebtedness for such purpose) (the “Prepayment-Based Incremental Facility”), and
(z)    (i) in the case of any New Revolving Facility or New Term Facility that effectively extends the maturity date of any First Lien Specified Debt, Junior Lien Specified Debt or Other Specified Debt, an amount equal to the portion of such First Lien Specified Debt, Junior Lien Specified Debt or Other Specified Debt that will be replaced by such New Revolving Facility or New Term Facility (the “Effective Extension Incremental Facility”) and (ii) in the case of any New Revolving Facility or Revolving Credit Commitment Increase that effectively replaces any Commitments under the Revolving Credit Facility or any New Revolving Facility or Revolving Credit Commitment Increase that is terminated pursuant to Section 3.08(a), an amount equal to the portion of such Commitments that will be so terminated;
(such sum of the foregoing clauses (w)-(z), at any such time and subject to Section 1.02(i), the “Incremental Amount”);
that any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000 or, in the case of any New Loan Commitments denominated in an Alternative Currency, the equivalent Dollar Amount, and (y) the entire amount of any increase that may be requested under this Section 2.14;
provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.14, Incremental Equivalent Debt Incurred pursuant to Section 2.15 and any Ratio Debt:
(A)    unless the applicable Borrower elects otherwise, (x) the Borrower shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent compliant therewith) prior to using amounts under the Effective Extension Incremental Facility, the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility and (y) the Borrower shall be deemed to have used the Prepayment-Based Incremental Facility prior to utilization of the Cash-Capped Incremental Facility;
(B)    New Loan Commitments pursuant to this Section 2.14, Incremental Equivalent Debt pursuant to Section 2.15 and Ratio Debt may be incurred substantially concurrently under the Ratio-Based Incremental Facility (to the extent compliant therewith), the Effective Extension Incremental Facility, the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility or any combination of any of the foregoing, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, unless the applicable Borrower elects otherwise, first, calculating the incurrence under the Ratio-

Based Incremental Facility (without inclusion of (x) any amounts incurred substantially concurrently pursuant to the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility, (y) any amounts incurred substantially concurrently under any fixed basket under Section 7.01 or (z) any revolving credit loans incurred substantially concurrently with such single transaction or series of related transactions) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Effective Extension Incremental Facility and the Cash-Capped Incremental Facility, as applicable;
(C)    all or any portion of Indebtedness originally designated as incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility shall automatically cease to be deemed incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the applicable Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (for the avoidance of doubt, which determination shall be made without duplication of such Indebtedness originally designated as incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility) (which, for the avoidance of doubt, shall have the effect of increasing the Prepayment-Based Incremental Facility and/or the Cash-Capped Incremental Facility, as applicable, by all or such portion, as applicable, of the aggregate principal amount of such Indebtedness); that, for the avoidance of doubt, any Indebtedness originally designated as incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility and subsequently deemed to be incurred under the Ratio-Based Incremental Facility pursuant to this clause (C) shall not be subject to the MFN Provision as a result of being deemed incurred under the Ratio-Based Incremental Facility; and
(D)    solely for the purpose of cash netting in calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio to determine the availability under the Ratio-Based Incremental Facility at the time of incurrence, to the extent not promptly applied, any cash proceeds of any New Loan Commitments incurred pursuant to this Section 2.14 and any Incremental Equivalent Debt Incurred pursuant to Section 2.15, in each case, incurred at such test date shall be excluded for purposes of calculating cash or Cash Equivalents.
The applicable Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as such Borrower may deem appropriate.
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, including, without limitation, this Section 2.14, after the First Amendment Effective Date, no Borrower shall be permitted to create, incur, issue, assume or suffer to exist any Incremental Facility pursuant to this Section 2.14.
(b)    For the avoidance of doubt, the applicable Borrower will not be obligated to approach any Lender to participate in any New Loan Commitments. Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The applicable Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Incremental Arranger and, solely in connection with a Revolving Credit Commitment Increase or

New Revolving Facility, with the consent of the Administrative Agent and each L/C Issuer (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee, which consent shall not be unreasonably withheld, delayed or conditioned) to become Lenders pursuant to a joinder agreement to this Agreement. Unless requested by the Company, neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any joinder agreement pursuant to this Section 2.14 and such execution shall not be required for any such joinder agreement to be effective; that, with respect to any New Loan Commitments, such Borrower must provide to the Administrative Agent the documentation providing for such New Loan Commitments.
(c)    If (i) a Revolving Tranche or a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility or New Revolving Facility is added in accordance with this Section 2.14, the Incremental Arranger and the applicable Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, New Term Facility or New Revolving Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility or New Revolving Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or Revolving Tranche or (ii) any addition of a New Term Facility or New Revolving Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in writing (which may be executed and delivered by the applicable Borrower, the Administrative Agent and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or New Revolving Facility or to effectuate the increases to the Term Loan Tranche or Revolving Tranche and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility or New Revolving Facility. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for such Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in writing (which may be executed and delivered by the applicable Borrower, the Administrative Agent and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.
(d)    With respect to any Revolving Credit Commitment Increase, Term Commitment Increase or addition of New Term Facility or New Revolving Facility pursuant to this Section 2.14:
(i)    no Event of Default (subject to Section 1.02(i)) would exist immediately after giving effect thereto;
(ii)
(A)    in the case of any increase of the Revolving Tranche, (1) the final maturity shall be the same as the Maturity Date applicable to the applicable Revolving Credit Facility, (2) no amortization or mandatory commitment reduction prior to the Latest Maturity Date applicable to the Revolving Credit Facility shall be required and (3) the terms and documentation applicable to the Revolving Credit Facility shall apply (other than with respect to pricing (except with respect to the Applicable Rate and any interest rate floors) and fees),
(B)    in the case of any New Revolving Facility, (1) the final maturity shall be no earlier than the Latest Maturity Date applicable to the Revolving Credit Facility, (2) no amortization or mandatory commitment reduction prior to the Latest Maturity Date applicable to the Revolving Credit Facility shall be required and (3) shall have terms that are substantially the same as those applicable to the Revolving Credit Facility (other than with respect to pricing and fees) or that are otherwise reasonably acceptable to the Administrative Agent (it being understood that certain provisions regarding prepayment, borrowing, participation and commitment reduction may differ and that any terms that are applicable only after the Latest Maturity Date of the then existing Revolving Credit Facility shall be deemed acceptable to the Administrative Agent),
(C)    in the case of an increase to an existing Term Loan Tranche, (1) the final maturity shall be the same as the Maturity Date applicable to the applicable Term Loan Tranche, (2) the amortization shall be as described under clause (c) above and (3) the terms and documentation applicable to the applicable existing Term Loan Tranche shall apply (other than with respect to pricing (except with respect to the Applicable Rate and any interest rate floors) and fees),
(D)    in the case of any New Term Facility, the final maturity of the New Term Loans thereunder shall be no earlier than the Latest Maturity Date for, and such New Term Loans shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of, the then outstanding Initial Term Loans; that ~~(x)~~ Extendable Bridge Loans/Interim Debt ~~and (y) an aggregate principal amount of New Term Loans under such New Term Facility not in excess of the maximum aggregate principal amount then-permitted to be incurred in reliance on the Inside Maturity Basket, in each case,~~ may have a maturity date earlier than the Latest Maturity Date for the then outstanding Initial Term Loans and the Weighted Average Life to Maturity thereof may be shorter than the remaining Weighted Average Life to Maturity of the then outstanding Initial Term Loans, and
(E)    (to the extent the initial Facilities are then outstanding) in the case of any New Term Facility or New Revolving Facility, the terms of such facility (other than pricing, final maturity and Weighted Average Life to Maturity), taken as a whole, shall not be materially more restrictive than the terms of the initial Term Facility or ~~the~~any initial Revolving Credit Facility, respectively, as determined in good faith by the Company (but excluding any terms (x) that are added in the applicable initial Facility for the benefit of the Lenders thereunder pursuant to an amendment hereto (with no consent of the Lenders being required), (y) that are only applicable to periods after the latest final maturity date of the applicable initial Facility existing at the time of the incurrence of such facility or (z) reflect market terms and conditions (as determined by the Company in good faith) at the time of incurrence); and
(iii)    except as set forth in subclause (f)(iv) below with respect to the All-in Yield applicable to any New Term Facility described therein and as set forth in subclause (d)(ii)(D) above with respect to final maturity and Weighted Average Life to Maturity of any New Term Facility, and subject to subclause (d)(ii)(E), any such New Term Facility or New Revolving Facility shall have such terms as are agreed to by the applicable Borrower and the Incremental Arranger (including with respect to the currency, interest rate margins, OID, upfront fees (if any), interest rate “floors” (if any) and amortization schedule of such New Term Facility or New Revolving Facility, as applicable);
(iv)    to the extent reasonably requested by the Incremental Arranger and expressly set forth in the documentation relating to such New Loan Commitments, the Incremental Arranger shall have received legal opinions, resolutions, officers’ certificates, reaffirmation agreements and/or subsequent ranking agreements or amendment agreements to, confirmations of and/or lower ranking Collateral Documents, as applicable, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, Section 6.14 and/or Section 6.16 with respect to the applicable Borrower and each material Guarantor that is organized in a jurisdiction for which counsel to the Administrative Agent advises that such deliveries are reasonably necessary to preserve the Collateral in such jurisdiction (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion); and
(v)    subject to Section 1.02(i), except to the extent otherwise agreed by the applicable Incremental Arranger and the Borrower, no Revolving Credit Commitment Increase, Term Commitment Increase, New Term Commitment or New Revolving Commitment shall become effective unless (x) the representations and warranties of each the Company and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such effectiveness, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purpose of this clause (v), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such effectiveness or (y) in the event that such Revolving Credit Commitment Increase, Term Commitment Increase, New Term Commitment or New Revolving Commitment is used to finance a Limited Condition Transaction, the Specified Representations, and in the case of any Limited Condition Transaction consisting of an acquisition, those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such acquisition that are material to the interests of the Lenders in respect of such Revolving Credit Commitment Increase, Term Commitment Increase, New Term Commitment or New Revolving Commitment and only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a failure of such representations to be accurate, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such effectiveness, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the applicable Borrower.
Notwithstanding the foregoing, (x) to the extent any terms of any Term Commitment Increase, Revolving Credit Commitment Increase, New Term Facility or New Revolving Facility are more favorable (with respect to the lenders thereunder) than the comparable terms hereunder (with respect to the Lenders under the Initial Term Loans or ~~the~~any Initial Revolving Tranche, as applicable), such terms (if favorable to the applicable Lenders) may be, solely at the request of the Company, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of the applicable Lenders (to the extent applicable to such Lender) without further amendment requirements (it being agreed and understood, for the avoidance of doubt, that, at the option of the Company and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Company may, but shall not be required to, increase the Applicable Rate or amortization payments relating to any existing Term Facility to bring such Applicable Rate in line with the relevant Term Commitment Increase or New Term Facility to achieve fungibility with such existing Term Facility) and (y) such terms other than the terms described in clause (x) above may, solely at the request of the Company, be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of the applicable Lenders (to the extent applicable to such Lender) without further amendment requirements if reasonably satisfactory to the Company, the Incremental Arranger and the Administrative Agent.
To the extent a Borrower establishes a New Revolving Facility, then the Administrative Agent and such Borrower shall be permitted to amend this Agreement to require borrowings and repayments on a pro rata basis among Revolving Tranches (except for (A) payments of interest and fees at different rates on the Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Credit Loan ~~and~~, (C) repayments made in connection with a permanent repayment and termination of the Revolving Credit Loans or Revolving Credit Commitments of Revolving Credit Loans after the effective date of such New Revolving Facility~~).~~ and (D) voluntary prepayments of Revolving Credit Loans under a Maturing Revolving Tranche made on a non-pro rata basis during the seven (7) Business Day period prior to the Maturity Date of such Maturing Revolving Tranche in accordance with Section 2.05(a)(i)).
(e)    On the Increase Effective Date with respect to an increase to an Existing Revolving Tranche, (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding L/C Obligations such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in L/C Obligations will equal the Pro Rata Share of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.06. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such New Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each

Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.
(f)    (i)     Any New Revolving Facility and New Term Facility, shall comply with the Incremental Debt Lien/Guarantee Parameters,
(ii)    the New Term Facility or New Revolving Facility, as applicable, shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Initial Term Loans or any Initial Revolving Tranche, as applicable, unless the applicable Borrower otherwise elects (but in any event no more favorably than the Initial Term Loans or ~~the~~any Initial Revolving Tranche, as applicable), unless any such more favorable terms are applicable only after the Latest Maturity Date of the Initial Term Loans ~~and the~~any Initial Revolving Tranche,
(iii)    any New Term Facility that is secured by a lien on the Collateral on a basis with the Initial Term Loans shall share ratably (or on a lesser basis) with respect to any mandatory prepayments of the Initial Term Loans (other than mandatory prepayments resulting from a refinancing of any Facility, which may be applied exclusively to the Facility being refinanced) and
(iv)    solely with respect to any floating rate term loans denominated in Dollars that are incurred on or prior to the date that is twelve months after the Closing Date under a New Term Facility that is (x) in right of payment with the Initial Term Loans and (y) secured by a Lien on the Collateral on a basis with the Initial Term Loans, the All-in Yield payable by the applicable Borrower in respect of such New Term Facility shall not be more than 50 basis points higher than the All-in Yield payable by the Borrower in respect of the Initial Term Loans unless the interest rate margin applicable to the Initial Term Loans is increased by an amount necessary so that the difference between the All-in Yield payable by the applicable Borrower in respect of such New Term Facility and the All-in Yield payable by the Borrower in respect of the Initial Term Loans is no greater than 50 basis points (this clause (iv), the “MFN Provision”); , that (i) any increase in All-in Yield with respect to existing Initial Term Loans due to the application of an interest rate “floor” to any New Term Facility greater than the interest rate “floor” applicable to such existing Initial Term Loans shall be effected solely through an increase in the interest rate “floor” applicable to such Initial Term Loans and (ii) for the avoidance of doubt, if such Initial Term Loans are outstanding in the form of a U.S. Dollar-denominated Tranche and one or more non-U.S. Dollar-denominated Tranches are outstanding at such time, then this clause (iv) shall only apply to such Initial Term Loans outstanding in the form of a U.S. Dollar-denominated Tranche.
(g)    If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
(h)    To the extent any New Revolving Facility or New Term Facility shall be denominated in an Alternative Currency, this Agreement and the other Loan Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such Alternative Currency, in each case as are reasonably satisfactory to the Administrative Agent.
Section 2.15    Incremental Equivalent Debt.
(a)    Any Loan Party may from time to time after the Closing Date issue one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes, loans or Extendable Bridge Loans/Interim Debt (such notes, loans and/or Extendable Bridge Loans/Interim Debt, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Amount at the time of incurrence (subject to Section 1.02(i)); that (i) no Event of Default (subject to Section 1.02(i)) would exist immediately after giving effect to any such incurrence of Incremental Equivalent Debt and (ii) any such incurrence of Incremental Equivalent Debt shall be in a minimum amount of the lesser of (x) $5,000,000 (or the equivalent Dollar Amount) and (y) the entire amount that may be requested under this Section 2.15; provided, further, that:
(A)    ~~(F)~~ unless the applicable Borrower elects otherwise, (x) the Borrower shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent compliant therewith) prior to using amounts under the Effective Extension Incremental Facility, the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility and (y) the Borrower shall be deemed to have used the Prepayment-Based Incremental Facility prior to utilization of the Cash-Capped Incremental Facility;
(B)    ~~(G)~~ New Loan Commitments pursuant to Section 2.14, Incremental Equivalent Debt pursuant to this Section 2.15 and Ratio Debt may be incurred substantially concurrently under the Ratio-Based Incremental Facility (to the extent compliant therewith), the Effective Extension Incremental Facility, the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility or any combination of any of the foregoing, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, unless the applicable Borrower elects otherwise, first, calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of (x) any amounts incurred substantially concurrently pursuant to the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility, (y) any amounts incurred substantially concurrently under any fixed basket under Section 7.01 or (z) any revolving credit loans incurred substantially concurrently with such single transaction or series of related transactions) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Effective Extension Incremental Facility and the Cash-Capped Incremental Facility, as applicable;
(C)    ~~(H)~~ all or any portion of Indebtedness originally designated as incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility shall automatically cease to be deemed incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the applicable Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (for the avoidance of doubt, which determination shall be made without duplication of such Indebtedness originally designated as incurred under the Prepayment-Based Incremental Facility or the Cash-Capped Incremental Facility) (which, for the avoidance of doubt, shall have the effect of increasing the Prepayment-

Based Incremental Facility and/or the Cash-Capped Incremental Facility, as applicable, by all or such portion, as applicable, of the aggregate principal amount of such Indebtedness); and
(D)    ~~(I)~~ solely for the purpose of cash netting in calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio to determine the availability under the Ratio-Based Incremental Facility at the time of incurrence, to the extent not promptly applied, any cash proceeds of any New Loan Commitments incurred pursuant to Section 2.14, any Incremental Equivalent Debt Incurred pursuant to this Section 2.15, in each case, incurred at such test date shall be excluded for purposes of calculating cash or Cash Equivalents.
The applicable Borrower may appoint any Person as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, including, without limitation, this Section 2.15, after the First Amendment Effective Date, no Borrower shall be permitted to create, incur, issue, assume or suffer to exist any Incremental Equivalent Debt pursuant to this Section 2.15.
(b)    (i) Any Incremental Equivalent Debt shall comply with the Incremental Debt Lien/Guarantee Parameters,
(ii)    the final maturity of any Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date for, and such Incremental Equivalent Debt shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of, the then outstanding Initial Term Loans; that ~~(x)~~ Extendable Bridge Loans/Interim Debt ~~and (y) an aggregate principal amount of Incremental Equivalent Debt not in excess of the maximum aggregate principal amount then permitted to be incurred in reliance on the Inside Maturity Basket, in each case,~~ may have a maturity date earlier than the Latest Maturity Date for the then outstanding Initial Term Loans and the Weighted Average Life to Maturity thereof may be shorter than the remaining Weighted Average Life to Maturity of the then outstanding Initial Term Loans and
(iii)    any Incremental Equivalent Debt (other than any Extendable Bridge Loans/Interim Debt) shall not be subject to any mandatory redemption or prepayment provisions or rights, except to the extent any such mandatory redemption or prepayment is required to be applied pro rata (or greater than pro rata) to the Initial Term Loans and other Incremental Equivalent Debt that is secured by a lien on the Collateral on a basis with the Initial Term Loans. Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the creditors providing such Incremental Equivalent Debt and the applicable Borrower.
(c)    The Lenders hereby authorize the Incremental Equivalent Debt Arranger and the Administrative Agent (and the Lenders hereby authorize the Incremental Equivalent Debt Arranger and the Administrative Agent to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrower as may be necessary in order to secure any Incremental Equivalent Debt with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Incremental Equivalent Debt Arranger, the Administrative Agent and such Borrower in connection with the incurrence of such Incremental

Equivalent Debt, in each case on terms consistent with this Section 2.15. If the Incremental Equivalent Debt Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done in consultation with the Administrative Agent and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
Section 2.16    Cash Collateral.
(a)    Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Sublimit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, promptly deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103.0% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or the applicable L/C Issuer, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103.0% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender.
(b)    All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, deposit accounts at the Administrative Agent or the Collateral Agent (or other financial institution selected by any of them). The Borrower, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grant to (and subject to the control of) the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.06, 2.17, 8.02 or 8.04 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.
(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under

Section 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.17    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default pursuant to Section 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Company or any of its Subsidiaries as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Company or any of its Subsidiaries against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the applicable Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).
(iv)    During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each non-Defaulting Lender under a Revolving Tranche shall be determined without giving effect to the Commitment under such Revolving Tranche of that Defaulting Lender; that the aggregate obligation of each non-Defaulting Lender under a Revolving Tranche to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Tranche shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Tranche of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans under such Revolving Tranche of that Revolving Credit Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)    If the Company, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.17(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 2.18    Specified Refinancing Debt.
(a)    A Borrower may, from time to time after the Closing Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment”; and such new term facilities, “Specified Refinancing Term Facilities”; and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by any Person appointed by such Borrower, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to such Borrower, to refinance (including by extending the maturity):
(x) all or any portion of any Term Loan Tranches then outstanding under this Agreement,

(y) all or any portion of any Revolving Tranches then in effect under this Agreement or
(z) all or any portion of any Revolving Credit Commitment Increase, Term Commitment Increase, New Term Facility or New Revolving Facility then in effect that was incurred under Section 2.14, in each case pursuant to a Refinancing Amendment;
provided that:
(i)    such Specified Refinancing Debt shall comply with the Incremental Debt Lien/Guarantee Parameters;
(ii)    such Specified Refinancing Debt shall have such pricing and optional prepayment terms as may be agreed by the applicable Borrower and the applicable Lenders thereof;
(iii)    such Specified Refinancing Debt (x) to the extent constituting Specified Refinancing Revolving Credit Commitments, shall not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the applicable Revolving Tranche being refinanced and (y) to the extent constituting Specified Refinancing Term Loans, shall have a maturity date that is not prior to the date that is the Latest Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the remaining Weighted Average Life to Maturity of, the Term Loans being refinanced; that ~~(x)~~ Extendable Bridge Loans/Interim Debt ~~and (y) an aggregate principal amount of Specified Refinancing Term Loans not in excess of the maximum aggregate principal amount then permitted to be incurred in reliance on the Inside Maturity Basket, in each case,~~ may have a maturity date that is earlier than the Latest Maturity Date of the Term Loans being refinanced and the Weighted Average Life to Maturity thereof may be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced;
(iv)    such Specified Refinancing Debt, in the case of Specified Refinancing Term Loans, shall share ratably in any mandatory prepayments of the then outstanding Initial Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Initial Term Loans than the Specified Refinancing Term Loans);
(v)    such Specified Refinancing Debt, in the case of Specified Refinancing Revolving Credit Commitments, shall provide that each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) and participations in Letters of Credit pursuant to Section 2.03 shall be allocated pro rata among the Revolving Tranches; and
(vi)    the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans or Commitments being so refinanced (or less than the pro rata prepayment of outstanding Loans made by any Term Lenders or the Revolving Credit Lenders, as applicable, that will be lenders of the Specified Refinancing Debt, as approved by such Term Lenders or the Revolving Credit Lenders, as applicable); that in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced, in each case pursuant to Sections 2.05 and 2.06, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith;

provided, however, that such Specified Refinancing Debt shall not have a principal or commitment amount (or accreted value) greater than the Loans or Commitments being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses).
Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent and each L/C Issuer in the case of Specified Refinancing Revolving Credit Commitments, the applicable Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent. For the avoidance of doubt, any allocations of Specified Refinancing Debt shall be made at the applicable Borrower’s sole discretion, and the applicable Borrower will not be obligated to allocate any Specified Refinancing Debt to any Lender.
(b)    The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Debt and to the extent reasonably requested by the Specified Refinancing Agent and expressly set forth in the documentation relating to such Specified Refinancing Debt, receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the applicable Borrower and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Sections 6.12, 6.14 and/or Section 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Specified Refinancing Agent and such Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.
(c)    Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less than $5,000,000 (or the equivalent Dollar Amount) and (y) an integral multiple of $1,000,000 (or the equivalent Dollar Amount) in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the applicable Borrower in respect of a Revolving Tranche pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments.
(d)    The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the applicable Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing

Agent and the applicable Borrower, to effect the provisions of or consistent with this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
Section 2.19    Extension of Term Loans and Revolving Credit Commitments.
(a)    A Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Revolving Tranche together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.19; that (i) any such request shall be made by the applicable Borrower to certain Lenders specified by such Borrower with Term Loans or Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the Term Loans or on the aggregate Revolving Credit Commitments, as applicable) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by such Borrower in its sole discretion. In order to establish any Extended Tranche, the applicable Borrower shall provide a notice to the Administrative Agent (in such capacity, the “Extended Loans Agent”) (who shall provide a copy of such notice to each of the requested Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except that (w) all or any of the final maturity dates of such Extended Tranches shall be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (x) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (y) in the case of any Extended Term Tranche, such Extended Term Tranche shall share ratably in any mandatory prepayments of the then outstanding Initial Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable mandatory prepayment treatment for the then outstanding Initial Term Loans than such Extended Term Tranche) and (z) in the case of any Extended Term Tranche ~~(other than any Extended~~

~~Term Tranche in an aggregate principal amount not in excess of the maximum aggregate principal amount then permitted to be incurred in reliance on the Inside Maturity Basket),~~, so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the applicable Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans or Revolving Credit Commitments, as applicable, set forth in Section 10.07. No requested Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request and the commitment of any L/C Issuer to issue or maintain Letters of Credit shall not be extended pursuant to an extension of any Existing Revolving Tranche pursuant to this Section 2.19 without its written consent. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date). On the Extension Date applicable to any applicable Revolving Tranche under the Revolving Credit Facility, the applicable Borrower shall prepay the Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders) outstanding on such Extension Date applicable to the relevant Revolving Tranche (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders), as applicable, applicable to the non-extending Revolving Credit Lenders under such Revolving Tranche in accordance with any revised Pro Rata Share of a Revolving Credit Lender in respect of the extended Revolving Credit Facility arising from any non-ratable Extension to the Revolving Credit Commitments under this Section 2.19.
(b)    The applicable Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Extended Loans Agent may agree in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Extended Loans Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.19 (each, an “Extension”), the applicable Borrower and Extended Loans Agent shall agree to such procedures regarding timing, rounding, lender revocation and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, in each case acting reasonably to accomplish the purposes of this Section 2.19. Such Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Extended Loans Agent at any time prior to the date on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request.
(c)    Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.19(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.19(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Extended Loans Agent, and the Extending Lenders. Subject to the requirements of this Section 2.19 and without limiting the generality or applicability of Section 10.01 to any Section 2.19 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.19 Additional Amendment”) to this Agreement and the other Loan Documents; that such Section 2.19 Additional Amendments do not become effective prior to the time that such Section 2.19 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.19 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that such Extended Tranche shall comply with the Incremental Debt Lien/Guarantee Parameters. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the applicable Borrower and the Extended Loans Agent, to effect the provisions of this Section 2.19; that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.19 Additional Amendment. The Lenders hereby authorize the Extended Loans Agent to enter into amendments to this Agreement and the other Loan Documents with the applicable Borrower as may be necessary in order to establish any Extended Loans and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Extended Loans Agent and such Borrower in connection with the establishment of such Extended Loans, in each case on terms consistent with and/or to effect the provisions of this Section 2.19.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(e)    If, in connection with any proposed Extension Amendment, any requested Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the applicable Borrower may, on notice to the Extended Loans Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the applicable Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; that neither the Extended Loans Agent nor any Lender shall have any obligation to the applicable Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the applicable Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.19, if the Non-Extending Lender does not execute and deliver to the Extended Loans Agent a duly completed Assignment and

Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the applicable Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.
(f)    Following any Extension Date, with the written consent of the applicable Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; that such Lender shall have provided written notice to the applicable Borrower and the Extended Loans Agent at least ten Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the applicable Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.
(g)    With respect to all Extensions consummated by a Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; that the applicable Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in such Borrower’s sole discretion and may be waived by such Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.
Section 2.20    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by a Borrower, a Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”) with any Lender (other than any Lender that, if requested by the applicable Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and other amounts referred to in clause (3) of the definition of “Refinancing Indebtedness” in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the applicable Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the applicable Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the applicable Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term Loans offered to be exchanged by the applicable Borrower pursuant to such Permitted Debt Exchange Offer, then the applicable Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the applicable Borrower and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.
(b)    With respect to all Permitted Debt Exchanges effected by a Borrower pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 (or the equivalent Dollar Amount) in aggregate principal amount of Term Loans; that subject to the foregoing clause (ii) the applicable Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in such Borrower’s discretion) of Term Loans of any or all applicable classes be tendered.
(c)    In connection with each Permitted Debt Exchange, the applicable Borrower and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of such Borrower and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.
(d)    The applicable Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with such Borrower’s compliance with such laws and regulations in connection with any Permitted Debt Exchange (other than such Borrower’s reliance on any certificate delivered pursuant to Section 2.20(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable

“insider trading” laws and regulations to which such Lender may be subject under the Exchange Act, and/or other applicable securities laws and regulations.
(e)    If the Exchange Agent is not the Administrative Agent, the actions authorized to be taken by the Exchange Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.20, any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
Section 2.21    Additional Alternative Currencies.
(a)    A Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuer. Each such Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent not later than 11:00 a.m. five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as applicable, in the requested currency.
(c)    Any failure by any Revolving Credit Lender or any L/C Issuer, as applicable, to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as applicable, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders that would be obligated to make Revolving Credit Loans denominated in such requested currency consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Credit Loans; and if the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.21, the Administrative Agent shall promptly so notify the applicable Borrower.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01    Taxes.
(a)    All payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings for Indemnified Taxes have been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the Administrative Agent (for amounts paid to the Administrative Agent in its own right) or Lender receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(b)    In addition but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Without duplication of amounts paid pursuant to Section 3.01(a) or Section 3.01(b), the Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after receipt by the applicable Loan Party of written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to or for the account of such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    [Reserved].
(e)    As soon as reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party (which request shall include a copy of any notice of assessment or other evidence of any requirement to repay such refund, , that, such Recipient may redact any information therein that such Recipient deems confidential), shall promptly repay to such indemnified party the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    [Reserved].
(h)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent and at the time or times prescribed by applicable Law, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent or prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by such Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) a properly completed and duly executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form), claiming an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(2)    in the case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, a properly completed and duly executed IRS Form W-8ECI (or any successor form);
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” that is related to the Borrower described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form); or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where the Non-U.S. Lender is a partnership or a participating Lender), a properly completed and duly executed IRS Form W-8IMY (or any successor form), accompanied by a properly completed and duly executed IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, as applicable (or any applicable successor form), a certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender shall provide a certificate substantially in the form of Exhibit I-4 on behalf of such direct and indirect partner(s);
(C)    any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower or the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any properly completed and duly executed other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to (i) comply with their obligations under FATCA and (ii) determine whether such Lender has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 3.01(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) either a properly completed and duly executed (i) if it is a “United States person” (as defined in Section 7701(a)(30) of the Code), IRS Form W-9 (or any successor form) or (ii) if it is not a “United States person”, a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form), together with the required accompanying documentation, evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. Notwithstanding any provision of this Section 3.01(h), the Administrative Agent shall not be required to deliver any form or other documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the date of this Agreement.
Each Recipient agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such documentation to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 3.01(h), no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide.
Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(h).
(i)    The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(j)    For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” shall include any L/C Issuer, and the term “applicable Law” includes FATCA.
Section 3.02    Inability to Determine Rates. Subject to Section 3.04, if, on or prior to the first day of any Interest Period for any SOFR Loan or Eurocurrency Rate Loan:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or the “Adjusted Eurocurrency Rate” cannot be determined pursuant to the definition thereof, or
(b)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or Eurocurrency Rate Loan or a conversion thereto or a continuation thereof that Term SOFR or the Adjusted Eurocurrency Rate, as applicable, for any requested Interest Period with respect to a proposed SOFR Loan or Eurocurrency Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans or Eurocurrency Rate Loans, and any right of the Borrower to continue SOFR Loans or Eurocurrency Rate Loans or to convert ABR Loans to SOFR Loans or Eurocurrency Rate Loans, shall be suspended (to the extent of the affected SOFR Loans or Eurocurrency Rate Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or Eurocurrency Rate Loans (to the extent of the affected SOFR Loans or Eurocurrency Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans denominated in Dollars in the amount specified therein (or, in the case of any Eurocurrency Rate Loans, in an amount equal to the Dollar equivalent of the applicable Alternative Currency) and (ii) any outstanding affected SOFR Loans or Eurocurrency Rate Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period (in the case of any Eurocurrency Rate Loans, in an amount equal to the Dollar equivalent of the applicable Alternative Currency). Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to Section 3.04, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.
Section 3.03    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Reference Rate or the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon Term SOFR or the Adjusted Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or an Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans or Eurocurrency Rate Loans in the affected currency or currencies or to convert ABR Loans to SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans, the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (A) if applicable and such Lender’s SOFR Loans are denominated in Dollars, prepay or convert all of such Lender’s SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR) or (B) if applicable and such Lender’s Eurocurrency Rate

Loans are denominated in an Alternative Currency, prepay all of such Lender’s Eurocurrency Rate Loans (the interest rate with respect to such Eurocurrency Rate Loans shall be determined by an alternative rate mutually acceptable to the Borrower and the applicable Revolving Credit Lenders), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly after such demand, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.06. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 3.04    Benchmark Replacement Setting. (a) USD Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)    Replacing Other Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document, with respect to Obligations, interest, fees, commissions or other amounts denominated in or calculated with respect to an Alternative Currency, upon the occurrence of a Benchmark Transition Event with respect to any applicable Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of the applicable Class. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(c) will occur prior to the applicable Benchmark Replacement Date.
(c)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the applicable Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04.
(ii)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate or any Adjusted Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark:
(i)    the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans; and
(ii)    the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in an Alternative Currency, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (x) in the case of any request for any such affected Eurocurrency Rate Borrowing in such Alternative Currency, then such request shall be ineffective and (y) any such outstanding affected Eurocurrency Rate Loans in such Alternative Currency, at the Borrower’s election, shall either (1) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower shall be deemed to have elected clause (1) above.
Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.06. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 3.05    Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.
(a)    If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or (as applicable) issuing or participating in Letters of Credit, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes and (ii) Excluded Taxes), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(b)    If any Lender reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
(c)    The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including SOFR or Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the SOFR Loans or Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such written notice.
(d)    For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof and on the date enacted, adopted or issued.
Section 3.06    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:
(a)    any continuation (if applicable), conversion, payment or prepayment of any SOFR Loans or Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice that has been revoked in accordance with the terms of this Agreement) to prepay, borrow, continue or convert any SOFR Loan or Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;
(c)    any failure by such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing; or
(d)    any mandatory assignment of such Lender’s SOFR Loans or Eurocurrency Rate Loans pursuant to Section 3.08 on a day other than the last day of the Interest Period for such Loans (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding anticipated profits). The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Section 3.07    Matters Applicable to All Requests for Compensation. A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Recipient’s claim for compensation under Section 3.03, 3.04 or 3.05, the Loan Parties shall not be required to compensate such Recipient for any amount incurred more than 180 days prior to the date that such Recipient notifies the applicable

Borrower of the event that gives rise to such claim; that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(a)
(b)    If any Lender requests compensation under Section 3.05, or the applicable Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender or the L/C Issuer, as applicable, will, if requested by a Borrower and at such Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.05, as applicable, in the future and (ii) would not, in the reasonable judgment of such Lender or such L/C Issuer, as applicable, be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (b) shall not affect or postpone any Obligations of such Borrower or rights of such Lender pursuant to Sections 3.01 and 3.05.
(c)    If any Lender requests compensation by a Borrower under Section 3.05, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another SOFR Loans or Eurocurrency Rate Loans, as applicable, or to convert ABR Loans into SOFR Loans or Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(e) shall be applicable); that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(d)    If the obligation of any Lender to make or continue from one Interest Period to another any SOFR Loans or Eurocurrency Rate Loan, or to convert ABR Loans into SOFR Loans or Eurocurrency Rate Loans shall be suspended pursuant to Section 3.07(c) hereof, such Lender’s SOFR Loans or Eurocurrency Rate Loans, as applicable, shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s SOFR Loans or Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans or Eurocurrency Rate Loans shall be applied instead to its ABR Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as SOFR Loans or Eurocurrency Rate Loans shall be made or continued instead as ABR Loans, and all ABR Loans of such Lender that would otherwise be converted into SOFR Loans or Eurocurrency Rate Loans shall remain as ABR Loans.
(e)    If any Lender gives notice to a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to the conversion of such Lender’s SOFR Loans or Eurocurrency Rate Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans or Eurocurrency Rate Loans, as applicable, made by other Lenders are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans or Eurocurrency Rate Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans or Eurocurrency Rate Loans, as applicable, and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
(f)    A Lender shall not be entitled to any compensation pursuant to Section 3.03, 3.04 or 3.05 to the extent such Lender does not upon request certify that it is imposing such charges or requesting such compensation from borrowers (similarly situated to any applicable Borrower hereunder) under comparable syndicated credit facilities.
Section 3.08    Replacement of Lenders under Certain Circumstances.
(a)    If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 as a result of any condition described in such Sections or any Lender ceases to make SOFR Loans or Eurocurrency Rate Loans, as and if applicable, as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) or (iv) any Lender becomes a Non-Extending Lender (collectively, a “Replaceable Lender”), then a Borrower may, on three Business Days’ prior written notice from such Borrower to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent), either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by such Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; that neither the Administrative Agent nor any Lender shall have any obligation to such Borrower to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer, as applicable, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of such Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of such Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents, (ii) in the case of any such replacement of, or termination of Commitments with respect to a Non-Extending Lender, such replacement Lender shall have agreed to the applicable Extension and (iii) in the case of any such replacement as a result of such Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to such Borrower or the Administrative Agent (for return to such Borrower). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as applicable, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by such Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), such Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.06.
(b)    Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a backstop standby letter of credit in form and substance and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.16) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder in its capacity as the Administrative Agent or Collateral Agent except in accordance with the terms of Section 9.09.
(c)    In the event that (i) any Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders or Majority Lenders of the applicable class, as applicable, have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; , that the term “Non-Consenting Lender” shall also include any Lender that (x) rejects (or is deemed to reject) an Extension under Section 2.19, which Extension has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such Extension and (y) does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18. For the avoidance of doubt, if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrower, pursuant to Section 3.08(a) on or prior to the date that is six months after the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Event, the Borrower shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Initial Term Loans so assigned or prepaid.
(d)    Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01    Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of each of the following conditions precedent, except as may be waived or otherwise agreed between the Company and the Lenders:
(a)    The Administrative Agent shall have received all of the following, subject to Section 6.16, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to BD, the Company and its Subsidiaries, after giving effect to the Transactions):
(i)    an executed counterpart of this Agreement from the Company;
(ii)    the BD Guaranty, duly executed by BD;
(iii)    a Note executed by the Company in favor of each Lender requesting a Note at least three Business Days prior to the Closing Date;
(iv)    a Committed Loan Notice and a Letter of Credit Application, if applicable, in each case relating to the initial Credit Extension to be made on the Closing Date;
(v)    such customary documents and certifications (including Organization Documents and, if applicable, good standing certificates or certificates of status) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of each of BD and the Company acting as such in connection with this Agreement and the other Loan Documents and (B) that each of BD and the Company is duly organized or formed, validly existing and in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(vi)    an opinion of (A) Wachtell, Lipton, Rosen & Katz, special New York and Delaware counsel to the Company and (B) in-house counsel for BD, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(vii)    a certificate of a Responsible Officer of the Company certifying that the conditions set forth in Sections 4.01(b) and (d) have been satisfied.
(b)    Since December 31, 2021, a Material Adverse Effect shall not have occurred.
(c)    The Company shall have provided at least three Business Days prior to the Closing Date (x) all documentation and other information about BD, the Company and the other Guarantors as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by any Lender that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” requirements and applicable anti-money-laundering laws, including the PATRIOT Act and (y) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such

Borrower shall have delivered to each Lender that so requests a Beneficial Ownership Certification in relation to such Borrower.
(d)    The representations and warranties of the Company contained in Article V and of BD contained in the BD Guaranty shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(e)    All fees required to be paid on the Closing Date and the reasonable and documented out-of-pocket expenses required to be paid on the Closing Date, to the extent such expenses are invoiced at least three Business Days prior to the Closing Date (or such later date as the Company may reasonably agree) shall, upon the initial borrowing hereunder, have been paid or shall be paid substantially concurrently with the initial funding under this Agreement (which amounts may, at the Company’s option, be offset against the proceeds of the Initial Term Loans or the proceeds of the funding of the Initial Revolving Credit Commitments).
(f)    The Company shall have issued the Senior Secured Notes prior to, or substantially concurrently with, the initial Credit Extension hereunder on the Closing Date.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
Section 4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date, or with respect to a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans or Eurocurrency Rate Loans) is subject to the satisfaction or due waiver in accordance with Section 10.01 of the following conditions precedent (subject to Section 1.02(i)):
(a)    The representations and warranties of the Company and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such proposed Credit Extension.
(b)    No Default or Event of Default shall exist at the time of or immediately after giving effect to such proposed Credit Extension.
(c)    The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    At the time of the delivery of any Request for Credit Extension, the Loan Parties shall not have any Excess Cash On-Hand (which, for purposes of this clause (d), shall be calculated on a pro forma basis giving effect to any use of proceeds thereof).
(e)    No proceeds of such proposed Credit Extension shall be applied to repay or prepay any Term Loan, other than scheduled amortization payments required pursuant to Section 2.07(a).
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each of the Company and each other Borrower represents and warrants, in each case after giving effect to the Transactions, to the Administrative Agent, Collateral Agent and the Lenders on the Closing Date, the Spin-Off Date and on each other date thereafter on which a Credit Extension is made, that:
Section 5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (subject, in the case of clause (c), to Section 5.03) (a) is a Person duly organized, formed or incorporated, amalgamated or continued, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrowers), (b)(i), (b)(ii) (other than with respect to the Borrowers), (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents or (b) violate any Law, except in the case of this clause (b), to the extent that such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties consisting of UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party (to the extent such concept is applicable in the relevant jurisdiction and subject, in each case, to Section 5.03) that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity).
Section 5.05    Financial Statements; No Material Adverse Effect.
(a)    The audited consolidated financial statements of the Company (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries most recently delivered pursuant to Section 6.01(a) fairly present in all material respects the consolidated financial condition of the Company (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated financial statements of the Company (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries most recently delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Company (or of any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.
(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    The Projections prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lenders or Agents in writing prior to the Closing Date in connection with the Transactions or the other transactions contemplated hereby were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Company to be reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts and that such variations may be material.
Section 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Restricted Group Member, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.
Section 5.07    Use of Proceeds. The Borrowers:

(a)    will only use the proceeds of the Initial Term Loans (i) to finance the Special Payment, (ii) to pay the Transaction Costs (including paying any fees, commissions and expenses associated therewith), (iii) to finance any OID and/or upfront fees and (iv) for working capital and other general corporate purposes;
(b)    will only use the proceeds of the Revolving Credit Loans made on the Closing Date (i) to fund any OID and/or upfront fees, (ii) for working capital and other general corporate purposes, and (iii) to pay Transaction Costs in an amount not to exceed $10,000,000; and
(c)    will use the Letters of Credit issued and the proceeds of all other Borrowings made after the Closing Date to finance the working capital needs of any Restricted Group Member, for general corporate purposes of any Restricted Group Member (including acquisitions, restricted payments and other Investments permitted hereunder) and/or for any other purpose not prohibited by this Agreement.
Section 5.08    Ownership of Property; Liens. Each Loan Party and each of the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens not prohibited by Section 7.02, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of the Borrowers’ business, taken as a whole.
Section 5.09    Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    the Restricted Group and their respective operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits and none of the Restricted Group are subject to any Environmental Liability.
(b)    (i) None of the properties currently or, to the knowledge of any Borrower, formerly owned or operated by any Restricted Group Member is listed or, to the knowledge of any Borrower, proposed for listing on the NPL or on the SEMS or any analogous foreign, state, provincial, territorial or local list, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Restricted Group Member requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been Released and there exists no threat of Release of Hazardous Materials on any property currently or, to the knowledge of any Borrower, formerly owned or operated by any Restricted Group Member, except for such Releases or threats of Releases that were in compliance with, or would not reasonably be expected to give rise to liability of any Restricted Group Member under any Environmental Law.
(c)    None of the Restricted Group is undertaking, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.
(d)    All Hazardous Materials Released, generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of any Borrower, formerly owned or operated by any Restricted Group Member have been disposed of in a manner that would not reasonably be expected to result in liability to any Restricted Group Member.
(e)    None of the Restricted Group has received notice of or is subject to any claim, action, proceeding or suit with respect to any actual or alleged Environmental Liability.
Section 5.10    Taxes. The Restricted Group have filed or have caused to be filed all Tax returns and reports required to have been filed (taking into account any valid extensions thereof), and have paid all Taxes (including in their capacity as withholding agents) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.11    Employee Benefit Plans.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(b)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) there are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan.
(d)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, Multiemployer Plan or Foreign Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80.0% as of the most recent valuation date, (vi) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (viii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan.
Section 5.12    Subsidiaries; Capital Stock. As of the Spin-Off Date, after giving effect to the Transactions, there are no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except for Permitted Liens. As of the Spin-Off Date, after giving effect to the Transactions, each Subsidiary of the Company (other than any Excluded Subsidiaries) is listed on Schedule 1.
Section 5.13    Margin Regulations; Investment Company Act.
(a)    None of the Loan Parties is engaged, nor will any such Loan Party engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB. No proceeds of any Borrowings and no Letters of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; that this sentence shall not be included in any representation or warranty in connection with the establishment of any New Loan Commitments or the incurrence of New Term Loans unless otherwise agreed by the applicable Borrower and the applicable lenders under any such facility.
(b)    None of the Loan Parties is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.14    Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; that, with respect to projected and pro forma financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material. As of the Closing Date, in relation to the Initial Term Loans incurred by the Company on such date, the information included in the Beneficial Ownership Certification, if applicable, is, to the knowledge of the Company, true and correct in all respects.

Section 5.15    Compliance with Laws. The Company and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 5.16    Intellectual Property; Licenses, Etc. To the knowledge of each Borrower, each Borrower and each Guarantor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not be deemed to constitute a representation that the Borrowers and the Guarantors do not infringe or violate the IP Rights held by any other Person. Set forth on Schedule 5.16 is a complete and accurate list of all material registrations or applications for registration in the United States Patent and Trademark Office or the United States Copyright Office of patents, trademarks, and copyrights owned or, in the case of copyrights, exclusively licensed by the Company and Guarantors as of the Spin-Off Date, after giving effect to the Transactions. To the knowledge of each Borrower, the conduct of the business of the Borrowers or Guarantors as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no claim or litigation alleging any such infringement or violation is pending or, to the knowledge of each Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.17    Solvency. On the Closing Date and on the Spin-Off Date, in each case after giving effect to the Transactions, including the incurrence of indebtedness and obligations being incurred in connection with this Agreement and the Transactions, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
Section 5.18    Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in the appropriate form are filed or registered, as applicable, in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected Liens and, solely with respect to Equity Interests (other than with respect to Equity Interests constituting Excluded Property), fully perfected Liens (subject to no other Liens other than Permitted Liens), in each case, so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
Section 5.19    Sanctions; OFAC.
(a)    Sanctions Laws and Regulations. Each of the Company, each Borrower and each of their respective Subsidiaries is (i) in compliance with applicable Sanctions Laws and Regulations and (ii) in compliance, in all material respects, with applicable anti-money laundering laws and regulations. No Borrowing or Letter of Credit, or use of proceeds therefrom, will violate or result in the violation of any Sanctions Laws and Regulations by any party hereto.
(b)    OFAC. None of (I) the Company, any Borrower or any other Loan Party and (II) the Non-Loan Party Subsidiaries or any director, officer or, to the knowledge of each Borrower, manager, agent or employee of the Company, any Borrower or any of their respective Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a Sanctioned Person. No Borrower will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, (x) for the purpose of financing activities or transactions of or with any Sanctioned Person, or dealings or investments in or with any Sanctioned Country, in each case in violation of Sanctions Laws and Regulations, or (y) in any manner that would constitute or give rise to a violation of Sanctions Laws and Regulations by any party hereto.
Section 5.20    Anti-Corruption Laws. No part of the proceeds of any Loan will, directly or, to the knowledge of each Borrower, indirectly, be used for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar law relating to corruption or bribery that applies to any Loan Party or any of its Subsidiaries (the “Anti-Corruption Laws”). Each of the Company, each Borrower, each of their respective Subsidiaries and their respective officers, directors and, to the knowledge of the Company and each Borrower, employees and agents are in compliance in all material respects with Anti-Corruption Laws.
Section 5.21    No Default. No Default or Event of Default has occurred or is continuing under this Agreement.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any Remaining Obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding (other than any Remaining Obligations), the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary:
Section 6.01    Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)    within 125 days after the end of each fiscal year (or 150 days after the fiscal year ending September 30, 2022) (or if such day is not a Business Day, on the next succeeding Business Day) of the Company (which period for delivery may be extended by the Administrative Agent in its sole discretion by up to 30 days), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case, starting with the fiscal year ending September 30, 2023, in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to “going concern” or scope of the audit (other than any such qualification, exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities, the Senior Secured Notes or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) any actual or potential inability to satisfy a financial maintenance covenant, including the Financial Covenant, on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary (but which may contain an explanatory note or emphasis of matter paragraph));
(b)    within 65 days (or 75 days with respect to each of the first three of such fiscal quarters for which quarterly financial statements are required to be delivered pursuant to this Section 6.01(b)) after the end of each of the first three fiscal quarters of each fiscal year of the Company (or if such day is not a Business Day, the next succeeding Business Day), starting with the fiscal quarter ended June 30, 2022, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case, starting with the fiscal quarter ending June 30, 2023, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    [reserved]; and
(d)    if the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary, and such Unrestricted Subsidiary would, if taken as a whole with all other Unrestricted Subsidiaries, constitute a Material Subsidiary, then the annual and quarterly information required by Sections 6.01(a) and (b) above shall include a presentation, either on the face of the financial statements or in footnotes thereto, to reflect the adjustments which would be necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements (and which presentation, for the avoidance of doubt, need not be audited).
Notwithstanding the foregoing:
(A)    the obligations in clauses (a), (b) and (c) of this Section 6.01 may be satisfied by furnishing, at the Company’s option, the applicable financial statements or, as applicable, forecasts of (I) any successor of the Company, (II) any Wholly Owned Restricted Subsidiary of the Company that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Company and its combined and consolidated Subsidiaries (a

“Qualified Reporting Subsidiary”) or (III) any Parent Holding Company; that to the extent such information relates to a Qualified Reporting Subsidiary or a Parent Holding Company, such information is accompanied by customary consolidating information (which may be unaudited) that explains in reasonable detail the material differences between the information relating to such Qualified Reporting Subsidiary or any Parent Holding Company, on the one hand, and the information relating to the Restricted Group on a standalone basis, on the other hand,
(B)     ~~(B)~~  (i) in the event that the Company (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) delivers to the Administrative Agent an Annual Report on Form 10-K for any fiscal year (or similar filing in the applicable jurisdiction or other reports or filings which contain the information contemplated herein), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any qualification or exception as to “going concern” or the scope of the audit (other than any such qualification, exception or explanatory paragraph that is expressly permitted to be contained therein under clause (a) of this Section 6.01) (but which may contain an explanatory note or emphasis of matter paragraph) and (ii) in the event that the Company (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction or other reports or filings which contain the information contemplated herein), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clause (b) of this Section 6.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b),
~~(B)~~
(C)    any financial statements required to be delivered pursuant to Sections 6.01(a) and 6.01(b) shall not be required to contain:
(i)    purchase accounting adjustments relating to the Transactions or any other transactions permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements,
(ii)    segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280),
(iii)    separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16, Rule 13-01 and Rule 13-02 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X,
(iv)    information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision),
(v)    XBRL exhibits,

(vi)    earnings per share information,
(vii)    information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A,
(viii)    other information customarily excluded from an offering circular, including any information that is not otherwise of the type and form currently included in the applicable offering circulars relating to the Senior Secured Notes, and
(ix)    following the consummation of an acquisition in the applicable period or the period thereafter, the obligations in clauses (a) and (b) of this Section 6.01 with respect to the target of such acquisition may be satisfied by, at the option of the Company, (A) furnishing management accounts for the target of such acquisition or (B) omitting the target of such acquisition from the required financial statements of the Company and its Subsidiaries for the applicable period and the period thereafter.
Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent:
(a)    no later than five Business Days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b) or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Company (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)    promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    [reserved];
(d)    promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;
(e)    promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against any Loan Party or any of its Subsidiaries, or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, in each case that would reasonably be expected to have a Material Adverse Effect;
(f)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), a report supplementing Schedule 5.12 hereto to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Compliance Certificate; and
(g)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof as the Administrative Agent, the First Amendment Lead Arranger or, following the occurrence and continuation of any Event of Default, any

Lender through the Administrative Agent may from time to time reasonably request, except to the extent that the provision of any such information would breach any law or contract to which the Company or a Subsidiary is a party.
Documents required to be delivered pursuant to Section 6.01(a), (b), (c) or (d) or Section 6.02(b) or (c) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to be delivered pursuant to the terms hereof) behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no responsibility to monitor compliance by the Company, and each Lender shall be solely responsible for timely accessing posted documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who wish only to receive information that (i) is publicly available, (ii) is not material with respect to the Restricted Group or its respective securities for purposes of applicable foreign, United States federal and state securities laws with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities or (iii) constitutes information of a type that would be publicly available if the Restricted Group were public reporting companies (as determined by the Company in good faith) (such information, “Public Side Information”). Notwithstanding anything herein to the contrary, the Administrative Agent may treat financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(a) as being deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”.
Section 6.03    Notices. Promptly, after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default or Event of Default (it being understood that any delivery of a notice of Default or Event of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice, unless a Responsible Officer of the Borrower had actual knowledge that such Default or Event of Default had occurred and should have reasonably known in the course of his or her duties that failure to provide such notice would constitute an Event of Default);
(b)    of the institution of any material litigation not previously disclosed by the Company to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and
(c)    (i) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect; and (ii) promptly after any reasonable request therefor by the Administrative Agent or any Lender, provide copies of (A) any documents described in Section 101(k)(1) of ERISA that the Company or any ERISA Affiliate has received with respect to any Multiemployer Plan with respect to which there is any reasonable likelihood of a Material Adverse Effect or (B) any notices described in Section 101(l)(1) of ERISA that the Company or any ERISA Affiliate has received with respect to any Multiemployer Plan with respect to which there is any reasonable likelihood of the imposition of liability that would reasonably be expected to have a Material Adverse Effect; provided, however, that if the Company has not requested or received such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.
Section 6.04    Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by any Restricted Group Member or (b) with respect to which the failure to pay, discharge or satisfy the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.03 or 7.04, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, any Restricted Group Member of any registered copyrights, patents, trademarks, trade names and service marks that any Restricted Group Member reasonably determines is not useful to its business or is no longer commercially desirable.
Section 6.06    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
Section 6.07    Maintenance of Insurance. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Company believes (in the good faith judgment of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Restricted Group. Subject to Section 6.16, the Company shall use commercially reasonable efforts to ensure that at all times from and after the Spin-Off Date the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by the Company, each Borrower and each Guarantor and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee and mortgagee with respect to the property insurance maintained by the Company, each Borrower and each Guarantor; that, unless an Event of Default shall have occurred and be continuing subject to Section 2.05, (A) all proceeds from insurance policies shall be paid to the applicable Borrower or applicable Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Company any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Company and its Subsidiaries and (C) the Collateral Agent agrees that the Company and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.
Section 6.08    Compliance with Laws. Comply with all applicable Laws (including, without limitation, ERISA, the PATRIOT Act, Anti-Corruption Laws and Sanctions Laws and Regulations) in all material respects and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 6.09    Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as applicable (it being understood and agreed that Non-U.S. Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
Section 6.10    Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which any Restricted Group Member is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Company; that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Company’s reasonable expense; provided, further, that when an Event of Default is continuing the Administrative Agent (or any of its ~~respective~~ representatives) may do any of the foregoing at the reasonable expense of the Company at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Restricted Group will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
Section 6.11    Use of Proceeds. The Borrowers will use the Letters of Credit and the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and 5.20.
Section 6.12    Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new Wholly Owned Subsidiary (including, without limitation, pursuant to an LLC Division or LP Division, or the creation of new Series LLC or Series LP) by any Loan Party after the ~~Spin-Off~~Closing Date ( that each of (x) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (y) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12) and/or (b) upon the acquisition of any property (other than Excluded Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the Company shall, at the Company’s expense:
(1)    in connection with such formation or acquisition of a Subsidiary pursuant to Section 6.12(a), within ~~the later of (x)~~ 90 days after such formation or acquisition ~~or (y) the date of delivery of the next Compliance Certificate in accordance with Section 6.02(a) after such formation or acquisition (or, in each case,~~(or such longer period as the Collateral Agent may agree in its reasonable discretion), (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Collateral Agent and the Administrative Agent a Guaranty Supplement, in form and substance reasonably satisfactory to the Administrative Agent, and a joinder or supplement to the applicable Collateral Documents ~~and~~, (B) (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Interests of each such Subsidiary (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement; that no Excluded Property shall be required to be pledged as Collateral, (C) deliver to the Administrative Agent such legal opinions, documents and certificates of the type referred to in Section 4.01 as may be reasonably requested by the Administrative Agent;
(2)    in connection with such acquisition of any property pursuant to Section 6.12(b), within ~~the later of (x)~~ 90 days after such acquisition ~~or (y) the date of delivery of the next Compliance Certificate in accordance with Section 6.02(a) after such acquisition (or, in each case,~~(or such longer period as the Collateral Agent may agree in its reasonable discretion), (A) cause each such Loan Party to duly execute and deliver to the Collateral Agent one or more Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents, in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Security Agreement, the Intellectual Property Security Agreement and the other Collateral Documents (and Section 6.14)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and establishing Liens on all such properties or property; that such properties or property shall not be required to be pledged as Collateral, and no Security Agreement Supplements, Intellectual Property Security Agreement Supplements or other Collateral Documents shall be required to be delivered in respect thereof, to the extent that any such properties or property constitute Excluded Property, ~~and~~
(3)    within ~~the later of (x)~~ 90 days after such formation or acquisition ~~or (y) the date of delivery of the next Compliance Certificate in accordance with Section 6.02(a) after such formation or acquisition (or, in each case,~~(or such longer period as the Collateral Agent may agree in its reasonable discretion), take, and cause such Subsidiary that is not an Excluded Subsidiary and each applicable Loan Party to take, whatever action (including the filing of UCC financing statements, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Capital Stock) as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), subject to Section 5.03, valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplements, Intellectual Property Security Agreement Supplements, supplements to other Collateral Documents and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms, and
(4)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, Collateral Documents and security agreements, in each case, with respect to guaranteeing and/or securing Obligations consistent with the terms hereof, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions.
For the avoidance of doubt, nothing in this Section 6.12 or in Section 6.14 shall be deemed to require any Restricted Group Member to grant security interests or take steps with respect to perfection thereof to the extent such steps are not required in the Collateral Documents entered into on the ~~Spin-Off~~Closing Date (or after the ~~Spin-Off~~Closing Date in accordance with Section 6.16) or to the extent in contravention with the Perfection Exceptions.
Notwithstanding anything to the contrary herein or in any other Loan Document, the Company shall have the right, at any time, to designate an Excluded Subsidiary as a Guarantor (and to subsequently release such Guarantee in accordance with Section 9.11(c)); that, in the case of a designation of a Non-U.S. Subsidiary, the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent, and the Administrative Agent, the Collateral Agent and the Revolving Credit Lenders, as applicable, shall have received a Beneficial Ownership Certification and all other documentation and other information about such Non-U.S. Subsidiary as has been reasonably requested in writing by the Administrative Agent, the Collateral Agent or such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and Beneficial Ownership Regulation; provided, further, that in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated in writing as a Guarantor by the Company in its sole discretion.

Section 6.13    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) comply, and take commercially reasonable efforts to cause all lessees operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; (b) obtain, maintain and renew all applicable Environmental Permits required under Environmental Laws for its operations and properties; and (c) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other response action necessary to respond to and remove and clean up all Releases of Hazardous Materials from any of its properties, in accordance with the requirements of applicable Environmental Laws; provided, however, that no Restricted Group Member shall be required to undertake any such cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 6.14    Further Assurances.
(a)    Promptly upon request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents. Notwithstanding anything to the contrary in any Loan Documents, neither the Company nor any other Loan Party shall be required to make any filings or take any other actions to perfect, evidence or create the Lien on and security interest in any intellectual property except for filings in the United States Patent and Trademark Office or the United States Copyright Office and the filing of UCC financing statements, and neither the Company nor any other Loan Party shall be required to reimburse the Administrative Agent or the Collateral Agent for any costs incurred in connection with any filings or actions to perfect, evidence or create the Lien on and security interest in any intellectual property other than in connection with such filings in the United States Patent and Trademark Office or the United States Copyright Office and the filing of such UCC financing statements.
(b)    Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable anti-money-laundering laws, the PATRIOT Act and the Beneficial Ownership Regulation.
Section 6.15    Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating of the Company and a rating of the Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of the Company and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

~~Section 6.16 Post-Closing Undertakings. (A) On a date that is no later than the Spin-Off Date, the Company shall have delivered to the Administrative Agent and/or the Collateral Agent, as applicable, all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or other Person, as applicable, each dated as of a date that is no later than the Spin-Off Date (or, in the case of certificates of governmental officials, as of a recent date before such date), each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Company and its Subsidiaries, giving effect to the Transactions):~~
~~(a) the Guaranty, duly executed by the Company and each Guarantor;~~
~~(b) the Intercompany Subordination Agreement;~~
~~(c) the Perfection Certificate;~~
~~(d) the First Lien Intercreditor Agreement;~~
~~(e) the Security Agreement, duly executed by the Company and each Guarantor, together with:~~
~~(i) to the extent required to be pledged under the terms of the Security Agreement, certificates, if any, representing the Equity Interests in each Wholly Owned Subsidiary other than Immaterial Subsidiaries (and other than to the extent that such Equity Interests constitute Excluded Property), accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt (as defined in the Security Agreement) indorsed in blank (or instrument of transfer, as applicable);~~
~~(ii) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all applicable United States jurisdictions that the Collateral Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of each Loan Party created under the Security Agreement, covering the Collateral described in the Security Agreement;~~
~~(iii) the results of the Uniform Commercial Code (or equivalent) filings, intellectual property lien searches, and tax and judgment lien searches made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the liens indicated by such financing statements (or similar documents) are permitted by this Agreement;~~
~~(iv) subject to Section 6.16(B), insurance certificates and endorsements with respect to the insurance policies contemplated by Section 6.07, naming the Collateral Agent as additional insured or loss payee, as applicable; and~~
~~(v) all other documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral shall have been executed by each Loan Party, as applicable, and filed or delivered to the Collateral Agent and, if applicable, shall be in proper form for filing in accordance with applicable Law;~~

~~(f) an Intellectual Property Security Agreement, duly executed by the Collateral Agent and each Loan Party that owns intellectual property that is required to be pledged in accordance with the Security Agreement;~~
~~(g) such customary documents and certifications (including Organization Documents and, if applicable, good standing certificates or certificates of status) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents and (B) that each Loan Party is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing (or the foreign equivalent, if any), except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;~~
~~(h) an opinion of Wachtell, Lipton, Rosen & Katz, special New York and Delaware counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent;~~
~~(i) a solvency certificate executed by a senior financial officer (or an officer serving the equivalent function) of the Company (after giving effect to the Transactions to occur on the Spin-Off Date) substantially in the form attached hereto as Exhibit M;~~
~~(j) a certificate of a Responsible Officer of the Company certifying that (x) the conditions set forth in Sections 4.02(a) and (b) have been satisfied as of the Spin-Off Date after giving effect to the Transactions and (y) the BD Guaranty Release Conditions have been satisfied or waived as of such date.~~
~~(A)~~
Section 6.16    ~~(B)~~ Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.16 hereto.
Section 6.17    No Change in Line of Business. Not engage in any material lines of business substantially different from those lines of business conducted by the ~~Spinco Business~~Company on the ~~Spin-Off~~Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof (or other lines of business which are permitted as Investments), in each case, in the reasonable good faith determination of the Company.
Section 6.18    Transactions with Affiliates.
(a)    ~~Enter~~Not enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) ~~involving value in excess of the greater of (i) $25,000,000 and (ii) 5.0% of LTM EBITDA~~ unless:
(1)    the terms of such Affiliate Transaction, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary, as applicable, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)    in the event such Affiliate Transaction involves an aggregate value in excess of the greater of ~~(i)~~ $~~75,000,000 and (ii) 15.0% of LTM EBITDA~~5,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.
Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.
(b)    The provisions of the preceding paragraph will not apply to:
(1)    any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 7.05 (including Permitted Payments) or any Permitted Investment;
(2)    to the extent otherwise permitted under this Agreement, any issuance, transfer or sale of (a) Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise to any direct or indirect parent of the Company or future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries or any of its direct or indirect parents and (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;
(3)    to the extent otherwise permitted under this Agreement, any Management Advances and any waiver or transaction with respect thereto;
(4)    to the extent otherwise permitted under this Agreement, (a) any transaction between or among the Company and any other Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any direct or indirect parent of the Company, that such direct or indirect parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise not prohibited under this Agreement;
(5)    to the extent otherwise permitted under this Agreement, the payment of compensation, fees, costs, reimbursements and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent thereof or any Restricted Subsidiary (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);
(6)    the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not disadvantageous in any material respect in the reasonable determination of the Company to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date;
(7)    any transaction effected as part of a Qualified Securitization Financing or Receivables Facility permitted under this Agreement, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility, in each case under this clause (7);
(8)    to the extent otherwise permitted under this Agreement, transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Company, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;
(9)    to the extent otherwise permitted under this Agreement, any transaction between or among the Company or any Restricted Subsidiary (or any entity that becomes a Restricted Subsidiary as a result of such transaction) or joint venture (regardless of the form of legal entity) in which the Company or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Company but for the Company’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary);
(10)    ~~any~~to the extent otherwise permitted under this Agreement, any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, any direct or indirect parent thereof or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;
(11)    [reserved];
(12)    [reserved];
(13)    the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Costs;
(14)    transactions in which the Company or any Restricted Subsidiary, as applicable, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted

Subsidiary from a financial point of view or meets the requirements of Section 6.18(a)(1);
(15)    the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it (or any direct or indirect parent of the Company) may enter into thereafter; that the existence of, or the performance by the Company or any Restricted Subsidiary (or any direct or indirect parent of the Company) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Lenders in any material respect in the reasonable determination of the Company than those in effect on the Closing Date;
(16)    to the extent otherwise permitted under this Agreement, any purchases by Affiliates of the Company of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Affiliates of the Company; that such purchases by Affiliates of the Company are on the same terms as such purchases by such Persons who are not Affiliates of the Company;
(17)    (i) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(18)    to the extent otherwise permitted under this Agreement, payments by any direct or indirect parent of the Company, the Company or its Subsidiaries pursuant to any tax sharing agreements or other agreements in respect of Permitted Tax Amounts among any such direct or indirect parent of the Company, the Company and/or its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;
(19)    to the extent otherwise permitted under this Agreement, payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;
(20)    any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Company ~~or entered into in connection with the Transactions~~;
(21)    any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 7.04 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(22)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiary” and pledges of Capital Stock of Unrestricted Subsidiaries;
(23)    to the extent otherwise permitted under this Agreement, (i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved by the reasonable determination of the Company;
(24)    to the extent otherwise permitted under this Agreement, intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;
(25)    to the extent otherwise permitted under this Agreement, payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto); provided that the aggregate amount of payments made to joint ventures shall not exceed $5,000,000 during the term of this Agreement;

(26)    to the extent otherwise permitted under this Agreement, the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;
(27)    transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and
(28)    ~~Permitted Intercompany Activities,  Permitted Tax Restructurings,~~(a) Intercompany License Agreements and related transactions, in each case, in the ordinary course of business or consistent with past practices, (b) Permitted Intercompany Activities and (c) Permitted Tax Restructurings.
In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or such Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or such Restricted Subsidiary to be deemed an Affiliate Transaction).
ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any Remaining Obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Remaining Obligations), ~~(A) except with respect to Section 7.03 and Section 7.06,~~ the Company shall not, nor shall it permit any Restricted Subsidiary to ~~and (B) with respect to Section 7.03 and Section 7.06, the Company shall not, nor shall it permit any Guarantor to~~:
Section 7.01    Indebtedness.
(a)    Incur any Indebtedness (including Acquired Indebtedness)~~; that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) in an amount not to exceed the Incremental Amount as of the date of Incurrence (subject to Section 1.02(i)); provided, however, that such Indebtedness, other than (x) with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt and (y) an aggregate principal amount not in excess of the maximum aggregate principal amount then-permitted to be incurred in reliance on the Inside Maturity Basket, has a Stated Maturity that is no earlier than the Maturity Date with respect to the then outstanding Initial Term Loans (such Indebtedness Incurred and Disqualified Stock and Preferred Stock issued, “Ratio Debt”); provided, further, that the aggregate principal amount of Indebtedness (including Acquired Indebtedness) Incurred pursuant to the foregoing by Non-Loan Party Subsidiaries shall not exceed the Non-Loan Party Sublimit as of the date of Incurrence (subject to Section 1.02(i)).~~.

(b)    The provisions of Section 7.01(a) will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Debt”):
(1)    (w) Indebtedness incurred under the Loan Documents, including any refinancing thereof in accordance with Section 2.18, (x) Credit Agreement Refinancing Debt and any Refinancing Indebtedness in respect thereof (or successive refinancings thereof that each constitute Refinancing Indebtedness), (y) ~~Incremental Equivalent Debt and any Refinancing Indebtedness in respect thereof (or successive refinancings thereof that each constitute Refinancing Indebtedness)~~[reserved] and (z) Permitted Debt Exchange Notes;
(2)    Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Agreement;
(3)    Indebtedness of the Company to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Company or any Restricted Subsidiary; provided, however, that:
(a)    any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, and
(b)    any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as applicable;
(4)    Indebtedness represented by (a) the Senior Secured Notes (other than any Additional Notes (as defined in the Senior Secured Notes Documents)), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (4)(a) of this Section 7.01(b)) outstanding on the Closing Date and any Guarantees thereof, (c) Refinancing Indebtedness (including with respect to the Senior Secured Notes and any Guarantee thereof) incurred in respect of any Indebtedness described in this clause (4) or clause (2) or (5) of this Section 7.01(b) or incurred pursuant to Section 7.01(a) and (d) Management Advances; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (4)(d) shall not exceed $2,500,000 at any time outstanding;
(5)    Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); that such Indebtedness is in an aggregate amount not to exceed ~~(i) the greater of (x) $125,000,000 and (y) 25.0% of LTM EBITDA at the time of incurrence, plus (ii) unlimited additional Indebtedness if after giving pro~~

~~forma effect to such acquisition, merger, amalgamation or consolidation, either:~~$25,000,000 at any time outstanding;
~~(a) The Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 7.01(a);~~
~~(b) either the Consolidated Interest Coverage Ratio of the Restricted Group would not be lower or the Consolidated Total Net Leverage Ratio of the Restricted Group would not be higher, in each case, than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or~~
~~(c) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;~~
(6)    Swap Obligations (excluding Swap Obligations which are entered into for speculative purposes);
(7)    Indebtedness (i) represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7)(i) and then outstanding, does not exceed ~~the greater of (a)~~ $~~150,000,000 and (b) 30.0% of LTM EBITDA at the time of incurrence~~25,000,000, and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions;
(8)    Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (c) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; (e) Cash Management Agreements; and (f) Settlement Indebtedness;
(9)    Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price, true-ups or, in each case, similar obligations, in each case, incurred or assumed in connection with the ~~acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment~~Owen Mumford Acquisition (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of ~~such~~the business, assets, Person or Investment in connection therewith for the purpose of financing such acquisition ~~or disposition);~~); provided that the aggregate amount of Indebtedness incurred pursuant to this clause (9) shall not exceed £60,000,000 at any time outstanding;
(10)    [reserved];
(11)    so long as no Default or Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom), Indebtedness of non-Guarantors in an aggregate principal amount ~~not to exceed~~ (together with the outstanding aggregate principal amount of Indebtedness incurred pursuant to clause (23) below) ~~the greater of (i) $225,000,000 and (ii) 45.0% of LTM EBITDA at the time of incurrence~~not to exceed $5,000,000 at any time outstanding, and any Refinancing Indebtedness in respect thereof;
(12)    (a) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries or any direct or indirect parent of the Company in each case to finance the purchase or redemption of Capital Stock of the Company or any direct or indirect parent thereof that is not prohibited by Section 7.05 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise); provided that the aggregate amount of Indebtedness incurred pursuant to this clause (12) shall not exceed $5,000,000 at any time outstanding;
(13)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;
(14)    Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed ~~the greater of (i)~~ $~~250,000,000 and (ii) 50.0% of LTM EBITDA~~30,000,000 and any Refinancing Indebtedness in respect thereof;

(15)    Indebtedness in respect of ~~any~~the Receivables Facilities existing on the First Amendment Effective Date or any Qualified Securitization Financing ~~or any Receivables Facility;~~, including any permitted refinancing or replacement thereof; provided that the aggregate amount of Indebtedness (inclusive of any permitted refinancing or replacement thereof) pursuant to this clause (15) shall not exceed $75,000,000 at any time outstanding;
(16)    any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;
(17)    Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including, if so consistent, that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount or volume, as applicable, of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;
(18)    [reserved];
(19)    [reserved];
~~(18) Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee (as defined in the 5.000% Senior Secured Notes Indenture or the 6.750% Senior Secured Notes Indenture, as applicable), another trustee or agent, as applicable, to satisfy or discharge the Senior Secured Notes, any Ratio Debt, debt incurred pursuant to this Section 7.01, Incremental Equivalent Debt and/or Credit Agreement Refinancing Debt or exercise the applicable borrower’s or issuer’s legal defeasance or covenant defeasance, in each case, in accordance with the relevant documents governing such Indebtedness;~~
~~(19) Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;~~
(20)    [reserved];
(21)    [reserved];
(22)    obligations in respect of Disqualified Stock in an amount not to exceed ~~the greater of (i)~~ $~~50,000,000 and (ii) 10.0% of LTM EBITDA~~5,000,000 at any time outstanding ~~at the time of incurrence~~;
(23)    Indebtedness incurred for the benefit of joint ventures in an aggregate principal amount ~~not~~ to exceed (together with the outstanding aggregate principal amount of Indebtedness incurred pursuant to clause (11) above) ~~the greater of (i)~~

~~$225,000,000 and (ii) 45.0% of LTM EBITDA~~not to exceed $5,000,000 at any time outstanding ~~at the time of incurrence~~ and any Refinancing Indebtedness in respect thereof;
(24)    [reserved]; and
(25)    to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries.
Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, the term “Permitted Investments”, this Section 7.01 and Section 7.05, (i) any Indebtedness owed by any Loan Party to any Non-Loan Party Subsidiary shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) the aggregate principal amount of all Indebtedness owed by the Non-Loan Party Subsidiaries to the Loan Parties, when taken together with (A) the aggregate principal amount of all Guarantees by the Loan Parties of Indebtedness or other obligations of the Non-Loan Party Subsidiaries and (B) the aggregate principal amount of all Investments by the Loan Parties in the Non-Loan Party Subsidiaries, shall not exceed the Non-Loan Party Sublimit at the time of incurrence.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 7.01:
(a)    in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 7.01, the Company, in its sole discretion, will classify~~, and may from time to time reclassify pursuant to clause (b) below, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 7.01(a) or one of the~~  all or any portion of such permitted Indebtedness in any manner that complies with this Agreement and such permitted Indebtedness shall be treated as having been incurred pursuant only to the clause or clauses of Section 7.01(b) to which such permitted Indebtedness has been classified;
~~(b) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any type of Indebtedness described in this Section 7.01 so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification; that any Indebtedness incurred pursuant to one of the clauses of Section 7.01(b) shall automatically cease to be deemed incurred or outstanding for purposes of such clause of Section 7.01(b) and shall automatically be deemed incurred for the purposes of Section 7.01(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 7.01(a) without reliance on such clause of Section 7.01(b);~~
(b)    [reserved];

(c)    all Indebtedness outstanding on the Closing Date under this Agreement shall be deemed incurred on the Closing Date under clause (1) of Section 7.01(b);
(d)    in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue refinancing; discount, upfront fees or similar fees) in connection with such refinancing;
(e)    Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(f)    if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are being treated as incurred pursuant to any clause of Section 7.01(b) or Section 7.01(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(g)    the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(h)    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;
(i)    notwithstanding anything in this covenant to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 7.01(b) measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and
(j)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.01.
If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 7.01, the Company shall be in default of this covenant).
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.
Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
With respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
~~This~~ Except as set forth in the definition of “Junior Indebtedness”, this Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.
Section 7.02    Limitations on Liens. Create, incur or permit to exist any Lien securing Indebtedness (each, a “Subject Lien”), except (x) if such Subject Lien is a Permitted Lien, (y) ~~any Subject Lien if the obligations secured by such Subject Lien are junior to the Obligations and (z) in the case of any Subject Lien on assets or property not constituting Collateral, any Subject Lien if the Obligations are equally and ratably secured with, or on a senior basis to, the obligations secured by such Subject Lien~~[reserved] and (z) [reserved].

Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations. With respect to any Lien that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
Section 7.03    Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:
(a)    the Company or any Guarantor may merge, amalgamate or consolidate with or into, or directly or indirectly dispose of all or substantially all of its assets to (upon voluntary liquidation or otherwise) the Company or any Borrower, as applicable (including a merger, the purpose of which is to reorganize the Company or a Borrower into a new jurisdiction) or any other Person; that (A) the surviving person (if other than the Company or a Borrower or, in the case of a merger or sale of assets of a Guarantor, a Guarantor) shall be a person organized under the laws of an Applicable Jurisdiction and shall expressly assume the obligations of such Borrower or such Guarantor under the Loan Documents, as applicable, pursuant to documents reasonably acceptable to the Administrative Agent and (B) the surviving person (if other than the Company or a Borrower or, in the case of a merger or sale of assets of a Guarantor, a Guarantor) shall provide any documentation and other information about such person as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the PATRIOT Act and shall deliver to the Administrative Agent such legal opinions, documents and certificates of the type referred to in Section 4.01 as may be reasonably requested by the Administrative Agent;
(b)    [reserved];
(c)    any Guarantor or Co-Borrower may merge, amalgamate or consolidate with or into, or directly or indirectly dispose of all or substantially all of its assets to (upon voluntary liquidation or otherwise) a Borrower or any Restricted Subsidiary; that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must either be a Borrower or a Guarantor (or ~~becomes~~become a Guarantor concurrently with the transaction) or (ii) if clause (i) does not apply, to the extent such Disposition of assets shall be deemed to constitute either an Investment or Disposition, such Investment is a Permitted Investment or Indebtedness of a Non-Loan Party Subsidiary permitted in accordance with Section 7.01, respectively, or such Disposition is a Disposition permitted hereunder; ~~provided, further, that, if a Co-Borrower merges, amalgamates or consolidates with or into, or disposes of all or substantially all of its assets to, any Person, it shall cease to be a Co-Borrower in accordance with Section 11.03~~.
(d)    any Guarantor or Co-Borrower may merge, amalgamate or consolidate with or into, or directly or indirectly dispose of all or substantially all of its assets to (upon voluntary liquidation or otherwise) any other Person in order to effect (i) a Permitted Investment or Indebtedness of a Non-Loan Party Subsidiary in accordance with Section 7.05 or Section 7.01, respectively, and/or (ii) a Disposition permitted hereunder; that, ~~if a Co-Borrower merges, amalgamates or consolidates with or into, or~~

~~disposes of all or substantially all of its assets to any Person, it shall cease to be a Co-Borrower in accordance with Section 11.03;~~in connection therewith, the surviving entity must be either a Guarantor or a Co-Borrower, as applicable;
(e)    the Restricted Group may consummate the Transactions;
(f)    the Restricted Group may engage in any Permitted ~~Tax Restructuring~~Intercompany Activities or any Permitted Tax Restructurings;
(g)    any Guarantor or Co-Borrower may merge, amalgamate or consolidate with or into, or directly or indirectly dispose of all or substantially all of its assets to (upon voluntary liquidation or otherwise) any Person, so long as (i) such transaction is undertaken in good faith to improve the tax efficiency of any direct or indirect parent of the Company, and/or any of its Subsidiaries, and (ii) after giving effect to such transaction, each of the security interest of the Collateral Agent in the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, is not materially impaired (as determined in good faith by the Borrower); that, ~~if a Co-Borrower merges, amalgamates or consolidates with or into, or disposes of all or substantially all of its assets to any Person, it shall cease to be a Co-Borrower in accordance with Section 11.03;~~in connection therewith, the surviving entity must be either a Guarantor or a Co-Borrower, as applicable;
(h)    the Company and any Co-Borrower may contribute Capital Stock of any or all of their subsidiaries to any Guarantor ~~or any Restricted Subsidiary~~; and
(i)    any Permitted Investment and/or Disposition permitted hereunder may be structured as a merger, consolidation or amalgamation.
For the avoidance of doubt, notwithstanding anything else contained herein, any LLC Conversion shall be permitted under this Agreement and each other Loan Document.
Section 7.04    Asset Dispositions.
(a)    Cause or make any Asset Disposition, unless:
(1)    The Company or such Restricted Subsidiary, as applicable, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)    in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), with a purchase price in excess of ~~the greater of (i)~~ $~~100,000,000 and (ii) 20.0% of LTM EBITDA~~30,000,000, at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Closing Date as to which this clause (2) applies (on a cumulative basis), received by the Company or such Restricted Subsidiary, as applicable, is in the form of cash or Cash Equivalents;  ~~that, for purposes of this clause (2), the following will be deemed to be cash:~~

~~(i) the assumption by the transferee of Indebtedness or other liabilities (including by way of relief from, or by any other Person assuming responsibility for, any such Indebtedness or other liabilities, contingent or otherwise) of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of a Borrower or a Guarantor) or the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;~~
~~(ii) securities, notes or other obligations or other property received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 365 days following the closing of such Asset Disposition;~~
~~(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that, immediately following such Asset Disposition, neither the Company nor any other Restricted Subsidiary Guarantees the payment of such Indebtedness;~~
~~(iv) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary; and~~
~~(v) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of (i) $150,000,000 and (ii) 30.0% of LTM EBITDA, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and~~
(3)    within ~~540~~90 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Cash Proceeds from such Asset Disposition ~~(as may be extended by an Acceptable Commitment as set forth below)~~, an amount equal to the Net Cash Proceeds from such Asset Disposition is applied, to the extent the Company or any Restricted Subsidiary, as applicable, elects:
(a)    to prepay Loans and other Permitted Debt in accordance with Section 2.05(b)(ii);
(b)    (i) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); provided that if such Asset Disposition is by a Loan Party, then such investment in Additional Assets shall be in the assets of a Loan Party; or
(ii) [reserved];
~~(ii) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are~~

~~the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Company);~~
~~provided, however, that a binding agreement shall be treated as a permitted application of Net Cash Proceeds from the date of such commitment with the good faith expectation that an amount equal to Net Cash Proceeds will be applied to satisfy such commitment within 180 days after the end of such 540-day period (an “Acceptable Commitment”) that such investment is completed;~~
(c)    to make any other Permitted Investment; or
(d)    any combination of the foregoing~~.~~;
that (1) pending the final application of the amount of any such Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04, the Company or the applicable Restricted Subsidiaries may apply such Net Cash Proceeds temporarily to reduce Indebtedness under the Revolving Credit Facility or otherwise apply such Net Cash Proceeds in any manner not prohibited by this Agreement, and (2) the Company (or any Restricted Subsidiary, as applicable) may elect to invest in Additional Assets prior to receiving the Net Cash Proceeds attributable to any given Asset Disposition ( that such investment shall be made no earlier than the earliest of notice to the Administrative Agent of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Disposition.
Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the defined term “Asset Disposition” and Section 7.04, (i) the aggregate fair market value of all sales, conveyances, transfers or other dispositions by the Loan Parties to the Non-Loan Parties shall not exceed $5,000,000 during the term of this Agreement, (ii) in connection with any sale, conveyance, transfer or other disposition by a Loan Party to a Non-Loan Party Subsidiary, such Non-Loan Party Subsidiary shall not pay less than an amount equal to the fair market value (as determined in good faith by the Company) at the time of such sale, conveyance, transfer or other disposition and (iii) in connection with any such sale, conveyance, transfer or other disposition by a Non-Loan Party Subsidiary to a Loan Party, such Loan Party shall not pay more than an amount equal to the fair market value (as determined in good faith by the Company) at the time of such sale, conveyance, transfer or other disposition.
Section 7.05    Restricted Payments.
(a)
(1)    ~~(a)~~ Declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) ~~except:~~
~~(1)~~ (other than ~~(a)    dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company;~~

~~(b)~~ dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or a Restricted Subsidiary on no more than a pro rata basis)); ~~and~~
~~(c) dividends or distributions payable to any direct or indirect parent of the Company to fund interest payments in respect of Indebtedness of such direct or indirect parent which is guaranteed by the Company or any Restricted Subsidiary;~~
(1)    purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent thereof held by Persons other than the Company or a Restricted Subsidiary;
(2)    purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any ~~Subordinated~~Junior Indebtedness (other than (a) any Indebtedness incurred pursuant to clause (3) of Section 7.01(b) and (b) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within ~~one year~~seven (7) Business Days of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement ~~and (b) any Indebtedness incurred pursuant to clause (3) of Section 7.01(b)~~); or
(3)    make any Restricted Investment;
(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (a)(1) through (a)(4) above, are referred to herein as a “Restricted Payment”)~~, if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:~~.
~~(a) (i) other than in the case of (A) a Restricted Payment under clauses (3) or (4) above, or (B) amounts attributable to subclauses (i) through (v) of clause (b) below, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom) and (ii) in the case of a Restricted Payment under clauses (3) or (4) above, an Event of Default pursuant to Section 8.01(a), (f) or (g) shall have occurred and be continuing (or would immediately thereafter result therefrom);~~
~~(b) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments made pursuant to clause (1) (without duplication) and clause (7) of Section 7.05(b), but excluding all other Restricted Payments permitted by Section 7.05(b)) would exceed the sum of (without duplication):~~
~~(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may, at the Company’s election, be internal~~

~~financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);~~
~~(ii) 100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Closing Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the Company or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of Section 7.05(b) and (z) Excluded Contributions);~~
~~(iii) 100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;~~
~~(iv) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted~~

~~Subsidiaries, in each case after the Closing Date; or (ii) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (17) of Section 7.05(b) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or clause (17) of Section 7.05(b), as applicable) or a dividend from a Person that is not a Restricted Subsidiary after the Closing Date;~~
~~(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (17) of Section 7.05(b) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or clause (17) of Section 7.05(b), as applicable; and~~
~~(vi) the greater of (i) $175,000,000 and (ii) 35.0% of LTM EBITDA (the foregoing clause (b), the “Available Amount Builder Basket”).~~
~~For the avoidance of doubt, in the event that the Spin-Off Date occurs subsequent to the Closing Date, the acquisition by and/or transfer to the Company and/or any of its Subsidiaries of the Spinco Business and the related transactions in connection with the Spin-Off shall be deemed not to increase the Available Amount Builder Basket.~~
(b)    Section 7.05(a) will not prohibit any of the following (collectively, “Permitted Payments”):
(4)    [reserved];
(5)    [reserved];
~~(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment~~

~~would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;~~
~~(2) (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any direct or indirect parent thereof to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (13) of this Section 7.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;~~
(1)    any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of ~~Subordinated~~Junior Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred pursuant to Section 7.01;
(2)    any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock of the Company or a Restricted Subsidiary, as applicable, that, in each case, is permitted to be incurred pursuant to Section 7.01;
(3)    any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of ~~Subordinated~~Junior Indebtedness of the Company or a Restricted Subsidiary or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:
~~(a) from Net Cash Proceeds to the extent permitted under Section 7.04, but only if the Company shall have first complied with the terms described under Section 2.05(b)(ii); or~~
(a)    [reserved]; or

(b)    to the extent required by the agreement governing such ~~Subordinated~~Junior Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with the terms described under “Change of Control” or Section 7.04, as applicable, and purchased all Loans tendered pursuant to the offer to repurchase all the Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such ~~Subordinated~~Junior Indebtedness, Disqualified Stock or Preferred Stock; or
(c)    consisting of Acquired Indebtedness (other than Indebtedness incurred in connection with or contemplation of such acquisition) permitted under this Agreement;
(4)    a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any direct or indirect parent thereof held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries or any direct or indirect parent of the Company pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any direct or indirect parent thereof in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries or any direct or indirect parent of the Company in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed ~~the greater of (i)~~ $~~25,000,000 and (ii) 5.0% of LTM EBITDA~~5,000,000 in any calendar year ~~(with unused amounts in any calendar year being carried over to the immediately succeeding calendar year)~~; provided, further, that ~~such amount in any calendar year may be increased by an amount not to exceed:~~
~~(a)~~ (~~the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company, the cash proceeds from the sale of Capital Stock of any direct or indirect parent of the Company, in each case, to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries or any direct or indirect parent of the Company that occurred~~

~~after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (b) of Section 7.05(a); plus~~
~~(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or any direct or indirect parent of the Company to the extent contributed to the Company) after the Closing Date; less~~
~~(c) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;~~
 ~~that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) of this clause (6) in any fiscal year; provided, further, that (i)~~i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Restricted Subsidiaries or any direct or indirect parent of the Company in connection with a repurchase of Capital Stock of the Company or any direct or indirect parent thereof and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
(5)    ~~the declaration and payment of dividends on Disqualified Stock of the Company or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, issued in accordance with Section 7.01~~[reserved];
(6)    payments made or expected to be made by the Company or any Restricted Subsidiary (including, for purposes of clarity, payments by the Company or any Restricted Subsidiary to an any direct or indirect parent of the Company so that such parent may make payments) in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(7)    dividends, loans, advances or distributions to any direct or indirect parent of the Company or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):
(a)    the amounts required for any direct or indirect parent of the Company to pay any ~~Parent Entity Expenses or any~~ Permitted Tax Amounts;
(b)    ~~amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5), (11), (12), (13), (15) and (19) of Section 6.18(b) and~~[reserved]; and
(c)    [reserved];
~~(10) (a) the declaration and payment of dividends on the common stock or common equity interests of the Company or any direct or indirect parent thereof (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such direct or indirect parent to fund the payment by such direct or indirect parent of dividends on such entity’s Capital Stock), in an amount in any fiscal year not to exceed $50,000,000 (which permitted amount shall increase by 5.0% each year beginning with the first fiscal year after the fiscal year in which the Spin-Off Date occurs); or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such direct or indirect parent to fund the payment by such direct or indirect parent of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);~~
(8)    [reserved];
(9)    payments by the Company, or loans, advances, dividends or distributions to any direct or indirect parent thereof to make payments, to holders of Capital Stock of the Company or any direct or indirect parent thereof in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);
(10)    [reserved];
(11)    [reserved];
(12)    [reserved];

~~(12) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of Net Cash Proceeds from an asset sale or Disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;~~
~~(13) (i)    the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Closing Date;~~
~~(ii)    the declaration and payment of dividends to a direct or indirect parent of the Company in an amount sufficient to allow such direct or indirect parent to pay dividends to holders of its Designated Preferred Stock issued after the Closing Date; and~~
~~(iii)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock;~~
~~provided, however, that, in the case of clause (ii), the amount of dividends paid to a Person pursuant to such clause shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; , that in the case of clauses (i) and (iii), for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 7.01(a);~~
~~(14) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents or proceeds thereof;~~
(13)    distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables ~~Facility~~Facilities;
(14)    any Restricted Payment made in connection with the Transactions (including, for the avoidance of doubt, the Special Payment) and any fees, costs and expenses

(including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Costs, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any direct or indirect parent of the Company to permit payment by such direct or indirect parent of such amounts);
(15)    Restricted Payments in respect of earn-outs, deferred purchase price or other adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the Owen Mumford Acquisition in an aggregate amount not to exceed £60,000,000;
(16)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may declare and pay quarterly dividends in respect of its Capital Stock in a manner consistent with the past practice of the Company in amounts reasonably determined by the board of directors of the Company; provided that the Company may declare and pay such quarterly dividends so long as (i) the amount per share of such dividends is not greater than the most recently publicly announced amount of dividends per share and (ii) the aggregate amount of such dividends shall not exceed $3,000,000 in any fiscal year;
(17)    solely during the fiscal quarter ending September 30, 2026, the Company may repurchase shares of its Capital Stock, so long as: (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of such share repurchases pursuant to this clause (19) shall not exceed $8,000,000 during the term of this Agreement;
~~(17) (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of (a) $175,000,000 and (b) 35.0% of LTM EBITDA at such time, and (ii) any Restricted Payments, so long as, (x) immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 2.10 to 1.00 and (y) no Event of Default pursuant to Section 8.01(a), (f) or (g) shall have occurred or be continuing;~~
~~(18) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;~~
~~(19)  (i) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor or the making of any Restricted Investment in an aggregate amount outstanding at the time made, taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Indebtedness or Restricted Investments made pursuant to this clause, not to exceed the greater of (a) $200,000,000 and (b) 40.0% of LTM EBITDA at such time, and (ii) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness or Restricted Investments of the Company or any Guarantor, so long as, (x) immediately after giving pro forma effect to the~~

~~payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Leverage Ratio shall be no greater than 2.60 to 1.00 and (y) no Event of Default pursuant to Section 8.01(a), (f) or (g) shall have occurred or be continuing;~~
(18)    payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 7.03;
(19)    [reserved];
(20)    [reserved];
~~(21) Restricted Payments to a direct or indirect parent of the Company to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Company; that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment (or anytime following the closing of such Investment with respect to earn-out or similar payments), (b) such direct or indirect parent shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired by or merged or consolidated with the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7.03) to consummate such Investment, (c) such direct or indirect parent and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (b) of Section 7.05(a), except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payment made pursuant to this clause and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (12) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);~~
~~(22) investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the Retained Declined Proceeds;~~
(21)    any Restricted Payment made in connection with a Permitted Intercompany Activity~~,~~ or a Permitted Tax Restructuring ~~or related transactions~~; and
(22)    any Restricted Payment to the Company or another Loan Party payable solely in the Capital Stock of any Parent Holding Company.

(c)    For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 7.05(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company will be entitled ~~to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion)~~at the time of such Restricted Payment or Investment is made to divide or classify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment”~~; that any Restricted Payment permitted pursuant to one of the clauses of Section 7.05(b) (other than Section 7.05(b)(17)(ii) or Section 7.05(b)(19)(ii), as applicable) shall automatically cease to be deemed permitted or outstanding for purposes of such clause of Section 7.05(b), and shall automatically be deemed permitted for the purposes of Section 7.05(b)(17)(ii) or Section 7.05(b)(19)(ii), as applicable, from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Restricted Payment under Section 7.05(b)(17)(ii) or Section 7.05(b)(19)(ii), as applicable, without reliance on such other clause of Section 7.01(b); provided, further, that any Investment permitted pursuant to one of the clauses of the definition of “Permitted Investment” (other than clause (34)(ii) thereof) shall automatically cease to be deemed permitted or outstanding for purposes of such clause of the definition of “Permitted Investment” and shall automatically be deemed permitted for the purposes of clause (34)(ii) thereof from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Investment under clause (34)(ii) of the definition of “Permitted Investment” without reliance on such other clause of such definition.~~.
Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, the term “Permitted Payments” and this Section 7.05, the aggregate amount of any Permitted Payments made by any Loan Party to any Non-Loan Party Subsidiary shall not exceed the Non-Loan Party Sublimit.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as applicable, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.
In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or the applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Agreement, and any related subsequent actual making of such Investment will be deemed for all purposes under this Agreement to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith); that the foregoing shall not limit the application of Section 1.02(i), to the extent applicable.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Agreement, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.
For the avoidance of doubt, this covenant shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any AHYDO Catch-up Payment with respect to any Indebtedness of any direct or indirect parent of the Company, the Company or any of its Restricted Subsidiaries permitted to be incurred under this Agreement.
Section 7.06    Burdensome Agreements.
(a)    Create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Loan Party other than the Company to pay dividends or make any other distributions on its Capital Stock;
that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.
(b)    The provisions of Section 7.06(a) will not prohibit:
(1)    any encumbrance or restriction (x) for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents or (y) pursuant to any instrument or agreement in effect at or entered into on the Spin-Off Date;
(2)    any encumbrance or restriction pursuant to the Senior Secured Notes Documents;
(3)    any encumbrance or restriction pursuant to applicable law, rule, regulation or order;
(4)    any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; that, for the purposes of this clause, if another Person is the successor company, any Subsidiary of such Person or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the successor company;
(5)    any encumbrance or restriction:
(a)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;
(b)    contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;
(c)    contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or
(d)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
(6)    any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired;
(7)    any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(8)    customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;
(9)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;
(10)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)    any encumbrance or restriction pursuant to Swap Obligations;
(12)    other Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Party Subsidiaries permitted to be incurred or issued subsequent to the Closing Date pursuant to the provisions of Section 7.01 that impose restrictions solely on the Non-Loan Party Subsidiaries party thereto and/or their Subsidiaries;
(13)    restrictions created in connection with any Qualified Securitization Financing or Receivables Facility permitted under this Agreement, that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;
(14)    any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under Section 7.01 if (i) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement, together with the security documents associated therewith, or the Senior Secured Notes Documents as in effect on the Closing Date or (ii) either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, any Borrower’s ability to make principal or interest payments on the Loans or (b) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;
(15)    any encumbrance or restriction existing by reason of any lien permitted under Section 7.02;
(16)    any encumbrance or restriction arising pursuant to the Transaction Documents; or
(17)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the clauses above or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in the clauses above or this clause; provided, however, that the encumbrances and restrictions with respect to such Guarantor contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).
Section 7.07    Accounting Changes. Make any change in fiscal year; provided, however, that the Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Company, as applicable, to reflect such change in fiscal year.
Section 7.08    Financial Covenant. With respect to the Revolving Credit Facility only:

(a)    as of the last day of any fiscal quarter of the Company ending during the periods specified below, permit the Consolidated First Lien Net Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date through and including June 30, 2027	4.75 to 1.00
July 1, 2027 through and including December 31, 2027	4.50 to 1.00
January 1, 2028 through and including March 31, 2028	4.25 to 1.00
April 1, 2028 and thereafter	3.75 to 1.00
~~Section 7.08 Financial Covenant. With respect to the Revolving Credit Facility only, permit the Consolidated First Lien Net Leverage Ratio  as of the end of each fiscal quarter of the Company (commencing with the first full fiscal quarter to commence after the Closing Date) to be greater than 4.75 to 1.00 (the “Financial Covenant”).~~
(b)    as of the last day of any fiscal quarter of the Company ending during the periods specified below, permit the Consolidated Interest Coverage Ratio to be less than corresponding ratio set forth below:

Period	Minimum Ratio
First Amendment Effective Date through and including September 30, 2027	2.50 to 1.00
October 1, 2027 through and including December 31, 2027	2.75 to 1.00
January 1, 2028 and thereafter	3.00 to 1.00

(c)    During the Initial Revolving Extension Period, the Company shall deliver to the Administrative Agent for further distribution to each Revolving Credit Lender as soon as available, but in any event no later than the end of the third full week after the last day of each fiscal month, commencing with the first full month after the First Amendment Effective Date, the Liquidity Forecast and Account Balance Report, including, without limitation, the balance of each deposit account, including each time deposit, of the Loan Parties.
For purposes of this Section 7.08(c), “Liquidity Forecast and Account Balance Report” means, with respect to each fiscal month (a) a monthly forecast of consolidated cash flows of the Company and the Guarantors prepared by the Company on a rolling twelve-month period following the last day of such month setting forth in each case variance analysis from the figures for the prior twelve-month cash flow projections previously delivered and including a narrative explanation of any increase or decrease of 10% or more in any line item category, with such additional information or reconciliations as the Administrative Agent may reasonably request to the extent such information is available to the Company without undue burden (it being agreed that such monthly forecast shall not be required to be prepared in accordance with GAAP) and (b) a listing of all deposit accounts and securities accounts of the Company and the Guarantors, which listing shall include the following information: (i) the applicable Loan Party that owns each such account, (ii) the account number for each such account, (iii) the institution with which each such account is maintained and (iv) the country in which each such account is maintained, in each case, in substantially the form as set forth on Exhibit O (or otherwise in form and detail acceptable to the Administrative Agent and the First Amendment Lead Arranger).
(d)    Repatriation of Cash. If, at the end of the last Business Day of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2026, (x) Designated Non-U.S. Subsidiaries (as defined below) hold Unrestricted Cash and Cash Equivalents in an aggregate amount in excess of $100,000,000 (the amount of such excess, if any, the “Designated Non-U.S. Subsidiary Excess Cash”) and (y) the Outstanding Amount of Revolving Credit Loans exceeds $50,000,000 (“Repatriation Threshold Amount”), the Company shall (or shall use its commercially reasonable efforts to cause one or more of its Subsidiaries to), on or before the end of the fifteenth (15th) Business Day thereafter (or such later date as the Administrative Agent and the First Amendment Lead Arranger may agree to in writing in their sole discretion), transfer, distribute, and/or repatriate an amount equal to the lesser of (A) the positive difference (if any) of (1) the Outstanding Amount of Revolving Credit Loans and L/C Obligations minus (2) the Repatriation Threshold Amount, and (B) the full amount of the Designated Non-U.S. Subsidiary Excess Cash, in each case, to one or more Loan Parties (net of any applicable Taxes imposed in connection with such transfer, distribution, and/or repatriation).
Notwithstanding any other provisions of this Section 7.08(d) to the contrary:
(i)    to the extent that the transfer, distribution or repatriation of any of the Designated Non-U.S. Subsidiary Excess Cash would cause any applicable Designated Non-U.S. Subsidiary to be insolvent (as determined in good faith by the Company pursuant to applicable local Law or applicable accounting standards), the portion of such Designated Non-U.S. Subsidiary Excess Cash so affected will not be required to be transferred, distributed, and/or repatriated to one or more Loan Parties at the time provided in this Section 7.08(d) but may be retained by the applicable Subsidiary so long as such transfer, distribution or repatriation of any of the Designated Non-U.S. Subsidiary Excess Cash would cause such Subsidiary to be insolvent (the Company hereby agreeing to cause the applicable Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local Law or applicable accounting standards to permit such transfer, distribution and/or repatriation); provided that, to the extent that such transfer, distribution and/or repatriation would no longer cause such Subsidiary to be insolvent, then such transfer, distribution and/or repatriation will be promptly effected;
(ii)    to the extent that the transfer, distribution or repatriation of any of the Designated Non-U.S. Subsidiary Excess Cash would violate any fiduciary duties of the board of directors (or any comparable body) of the applicable Designated Non-U.S. Subsidiary (as determined in good faith by the Company pursuant to applicable local Law), the portion of such Designated Non-U.S. Subsidiary Excess Cash so affected will not be required to be so transferred, distributed, and/or repatriated to one or more Loan Parties at the time provided in this Section 7.08(d) but may be retained by the applicable Subsidiary so long as such transfer, distribution or repatriation of any of the Designated Non-U.S. Subsidiary Excess Cash would violate any fiduciary duties of the board of directors (or any comparable body) of such Subsidiary (the Company hereby agreeing to cause the applicable Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local Law to permit such transfer, distribution and/or repatriation); provided, that to the extent that such transfer, distribution and/or repatriation would no longer cause such Subsidiary to violate any fiduciary duties of the board of directors (or any comparable body) of such Subsidiary, then such transfer, distribution and/or repatriation will be promptly effected; and

(iii)    to the extent that the transfer, distribution or repatriation of any of the Designated Non-U.S. Subsidiary Excess Cash is prohibited or delayed by any applicable Laws (including any Laws related to financial assistance and corporate benefits) then in effect from being repatriated to the United States, the portion of such Designated Non-U.S. Subsidiary Excess Cash so affected will not be required to be so transferred, distributed, and/or repatriated to one or more Loan Parties at the time provided in this Section 7.08(d) but may be retained by the applicable Subsidiary so long as applicable Laws then in effect will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by applicable Laws then in effect to permit such transfer, distribution and/or repatriation); provided that, to the extent such transfer, distribution and/or repatriation would no longer be prohibited or delayed by such applicable Laws then in effect, then such transfer, distribution and/or repatriation will be promptly effected.
For purposes of this Section 7.08(d), “Designated Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Company that is organized or established under the Laws of Australia, Switzerland, Canada, Japan, the United Kingdom or the Republic of Ireland.
The covenants set forth in this Section 7.08 shall be referred to, individually and collectively, as the “Financial Covenant”.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to any Borrower) or 6.11 (solely with respect to Section 5.07) or in any Section of Article VII (subject to, in the case of the Financial Covenant, the proviso at the end of this clause (b)); , that a Default or Event of Default under Section 7.08 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Facility or any Specified Refinancing Debt (unless refinancing the Revolving Credit Facility) (or, if applicable, for any New Revolving Facility that has elected to not receive the benefit of the Financial Covenant) unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable and such termination and acceleration has not been rescinded; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Company; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made; or
(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary:
(A)    fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount (any such Indebtedness, “Material Indebtedness”);
(B)    fails to observe or perform any other agreement relating to Material Indebtedness, or any other event occurs under Material Indebtedness (other than a default or an event of default in respect of the observance of or compliance with any financial maintenance covenant, which is addressed by clause (C) below), and any applicable grace or cure period under the applicable Material Indebtedness has expired, such that the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused, or are permitted to cause such Indebtedness to become due, in each case, prior to its Stated Maturity; that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided, further, that this clause (e)(B) shall automatically cease to apply if the applicable failure or event giving rise hereto is validly waived by the holders of such Material Indebtedness in accordance with the terms of the documents governing such Material Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or
(C)    fails to observe or perform any other agreement relating to any Material Indebtedness containing or otherwise requiring observance or compliance with a financial maintenance covenant and the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such Indebtedness to become due, prior to its Stated Maturity (“Acceleration”); provided, however, that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such

Acceleration, the Event of Default with respect to this clause (e) shall automatically cease from and after such date; or
(f)    Insolvency Proceedings, Etc. Any Borrower or any Material Subsidiary:
(i)    institutes, resolves to institute or consents to the institution of any proceeding under any Debtor Relief Law, in each case relating to a winding-up, an administration, a dissolution, or a composition thereof;
(ii)    makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise);
(iii)    appoints, resolves to appoint, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer (any such person, a “Custodian”) for it or for all or substantially all of its property;
(iv)    has a Custodian appointed with respect thereto without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or
(v)    becomes subject to any proceeding under any Debtor Relief Law (including, without limitation, for the appointment of any Custodian with respect thereto) relating to such Person or to all or substantially all of its property without the consent of such Person, and such proceeding continues undismissed or unstayed for 60 days; or
(g)    Inability to Pay Debts; Attachment. (i) Any Borrower or any Material Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy; or
(h)    Judgments. There is entered against any Loan Party or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect; or
(i)    ERISA. (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which ERISA Event or ERISA Events or Unfunded Pension Liability or Unfunded Pension Liabilities results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)    Invalidity of Certain Loan Documents. Any material provision of any Collateral Document and/or any Guaranty (in each case, subject to the Perfection Exceptions), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or satisfaction in full of all the Obligations (other than any Remaining Obligations) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (viii) of the definition of “Loan Documents” shall constitute an Event of Default only if the Borrowers receive notice thereof and the Borrowers fail to remedy the relevant failure in all material respects within fifteen days of receiving said notice); or any Lien purported to be created under the Collateral Documents and to extend to assets that are material to the Company and its Subsidiaries on a consolidated basis shall cease to be a valid and perfected Lien on the assets covered thereby (except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer); or any Loan Party contests in writing the validity or enforceability of any provision of this Agreement, any Collateral Document and/or any Guaranty; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document or Guaranty (other than as a result of repayment in full of the Obligations (other than any Remaining Obligations) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document or Guaranty or the Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents);
(k)    Change of Control. There occurs any Change of Control; or
(l)    Spin-Off Date. (i) The Spin-Off Date does not occur on the Closing Date or on the Business Day immediately following the Closing Date and (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.16(A) on the Spin-Off Date.
Notwithstanding anything to the contrary in this Agreement, no Event of Default or breach of any representation or warranty in Article V or any covenant in Article VI or VII shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Article V or such covenant in Article VI or VII would not have occurred but for a fluctuation (or other adverse change) in Exchange Rates.
Section 8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing (including any Event of Default arising by virtue of the termination and declaration contemplated by the proviso to Section 8.01(b)), the Administrative Agent may, or at the request of the Required Lenders shall (and, if a Financial Covenant Event of Default occurs and is continuing, the Administrative Agent may, or at the request of the Required Revolving Lenders only shall, and in such case, without limiting the proviso to Section 8.01(b), only with respect to the Revolving Credit Facility, any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or
(d)    exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;
provided, however, that upon the occurrence of any Event of Default under Section 8.01(f) or (g) (with respect to any Borrower or any other Loan Party) or Section 8.01(l), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Notwithstanding anything herein to the contrary or in any other Loan Document, neither the Administrative Agent nor, for the avoidance of doubt, any Lender, may exercise any remedies or otherwise take any other action with respect to any Default or Event of Default for which notice has been provided to the Administrative Agent or the Lenders, or otherwise reported publicly, more than two years prior to such exercise of remedies or other action; that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Default or Event of Default or (ii) any Loan Party has actual knowledge of such Default or Event of Default and failed to notify the Administrative Agent as required hereby.
Section 8.03    [Reserved].
Section 8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent subject to the terms of the First Lien Intercreditor Agreement in the following order:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04, Section 10.05 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;
(b)    second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);
(c)    third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the

Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;
(d)    fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;
(e)    fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings, that portion of the Obligations of the Loan Parties then owing in respect of regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or other termination event) under the Secured Hedge Agreements and that portion of the Obligations of the Loan Parties then owing under the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;
(f)    sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents or under Secured Hedge Agreements and the Secured Cash Management Agreements that are then due and payable to the Administrative Agent and the other Secured Parties, and not otherwise paid pursuant to clause (e) above, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and
(g)    last, after all of the Obligations have been paid in full (other than any Remaining Obligations), to the Borrowers or as otherwise required by Law; that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.
If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as applicable. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.04, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof or the First Lien Intercreditor Agreement, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.
ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01    Appointment and Authorization of Agents.
(a)    Each Lender and L/C Issuer hereby irrevocably appoints MS and its successors and permitted assigns to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (subject to the provisions in Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties through its officers, directors, agents, employees, or affiliates. The provisions of this Article (other than Sections 9.09, 9.11, 9.13, 9.14 and 9.15 to the extent of the rights of the Company or the other Loan Parties and the obligations and agreements of the Administrative Agent, the Lenders and the other Secured Parties for the benefit of the Company or the other Loan Parties, in each case expressly set forth therein) are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby.
(b)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(c)    The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize (i) the Administrative Agent and Collateral Agent, as applicable, to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and (ii) the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver, and to perform its obligations under, any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement).
Section 9.02    Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.03    Liability of Agents.

(a)    No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith, willful misconduct or material breach of the Loan Documents in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it or its Related Parties under or in connection with this Agreement or any other Loan Document (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence, bad faith, willful misconduct or material breach of the Loan Documents as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Institution or any Net Short Lender.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), neither the Administrative Agent nor the Collateral Agent, as applicable, shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each L/C Issuer; provided, however, that neither the Administrative Agent nor the Collateral Agent, as applicable, shall be required to take any action that (i) the Administrative Agent or the Collateral Agent, as applicable, in good faith believes exposes it to liability unless the Administrative Agent or the Collateral Agent, as applicable, receives an indemnification satisfactory to it from the Lenders and the L/C Issuers with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent or the Collateral Agent, as applicable, may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Neither the Administrative Agent nor the Collateral Agent, as applicable, shall have any duty to disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent, as applicable, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.
Section 9.04    Reliance by Agents.
(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)    For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any L/C Issuer as a result of any determination of the outstanding Revolving Credit Commitments, any of the component amounts thereof or any portion thereof attributable to each Lender or L/C Issuer, or any Exchange Rate or Dollar-equivalent in the absence of its own gross negligence, bad faith, willful misconduct or material breach of the Loan Documents in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.
Section 9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Section 9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the

Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person (including, for the avoidance of doubt, any such Agent-Related Person in its capacity as L/C Issuer); provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers; that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto; provided, further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.
Section 9.08    Agents in Their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).
Section 9.09    Successor Agents.
(a)    The Administrative Agent or Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Company and the Lenders; that, if at the time of such resignation, there is a successor Administrative Agent or Collateral Agent, as applicable, satisfactory to each of the resigning Agent, the incoming Agent and the Company, each, in its sole discretion, then the resigning Agent, the incoming Agent and the Company may agree to waive or shorten the 30 day notice period. If the Administrative Agent or Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Company may remove such Agent from such role upon ten days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the consent of the Company at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent or Collateral Agent, as applicable, the Administrative Agent or Collateral Agent (other than to the extent subject to an Agent-Related Distress Event or if the Administrative Agent is being removed as a result of it being a Disqualified Institution), as applicable, may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed, for the avoidance of doubt any agency fees for the account of the retiring agent shall cease to accrue from (and shall be payable on) the date that a successor Agent is appointed; it being understood that the agency fees payable to the successor of such Agent shall be the same as those payable to the retiring Agent, unless otherwise agreed to by the Borrowers and the successor of such Agent), (ii) except for any indemnity payments or other amounts owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent.    Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09(a) but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent hereunder at the request of the Company and the Required Lenders.
(b)    Any resignation by or removal of MS as Administrative Agent and/or Collateral Agent pursuant to this Section 9.09 shall also constitute its resignation or removal as an L/C Issuer, in which case the resigning or removed L/C Issuer (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it, prior to the date of such resignation or removal. Upon the acceptance of a successor’s appointment as Administrative Agent and/or Collateral Agent hereunder or upon the expiration of the 30-day period following the retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the applicable Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
Section 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the

Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts, in each case, due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11    Collateral and Guaranty Matters. Except with respect to the exercise of setoff rights in accordance with Section 10.09 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any such right or remedy under any Loan Document against any Loan Party or any past, present, or future Subsidiary of any Loan Party concerning any Collateral, or any other property of any Loan Party or any past, present or future Loan Party other than through the Administrative Agent or the Collateral Agent, as applicable; , that, for the avoidance of doubt, this sentence may be enforced against any Secured Party by the Required Lenders, any Agent or any Borrower (or any of its Affiliates) and each Secured Party expressly acknowledge that this sentence shall be available as a defense of any Borrower (or any of its Affiliates) in any such action, proceeding or remedial procedure. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the foregoing provisions. Each of the Lenders (including in their capacities as potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer, the Administrative Agent and the Collateral Agent hereby irrevocably agree:
(a)    that any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document shall be automatically released (and following such automatic release the Administrative Agent or Collateral Agent shall execute any appropriate release documentation to document or evidence such release at the Company’s reasonable request and sole expense):
(i)    upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than any Remaining Obligations) and the expiration without any pending drawing or termination of all Letters of Credit (other than any Remaining Obligations),
(ii)    if the property subject to such Lien is sold, disposed of or distributed as part of or in connection with any transaction or series of related transactions not prohibited hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party (including pursuant to any Receivables Facility permitted under this Agreement),
(iii)    subject to Section 10.01, if such release is approved, authorized or ratified in writing by the Required Lenders,

(iv)    if the property subject to such Lien constitutes or becomes Excluded Property as a result of an occurrence not prohibited hereunder, or
(v)    if the property subject to such Lien is owned by a Guarantor or Co-Borrower, upon release of such Guarantor or Co-Borrower from its obligations under its Guaranty, any Collateral Document or hereunder, as applicable, pursuant to clause (c) below;
(b)    that any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document shall be automatically released and/or subordinated, as applicable, to the holder of any Permitted Lien on such property that is permitted by clauses (1), (5), (6) (only with regard to Section 7.01(b)), (8), (9), (11), (12), (14), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Property), (20), (21), (22), (23) (solely to the extent relating to a lien of the type allowed pursuant to clauses (8), (9), (11) (solely with respect to cash deposits) of the definition thereof), (25) (solely to the extent relating to a lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 7.01(b)), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, permitted to be senior to or with such Liens), (27), (29) (solely with respect to cash deposits), (33), (34), (39) (only for so long as required to be secured for such letter of intent or investment) and (45) of the definition thereof (and following such automatic release and/or subordination the Administrative Agent or Collateral Agent shall execute any appropriate documentation to document or evidence such release and/or subordination at the Company’s reasonable request and sole expense);
(c)    that any Guarantor or any Co-Borrower shall be automatically released from its obligations under the applicable Guaranty, Collateral Document or hereunder, as applicable (and following such automatic release the Administrative Agent or Collateral Agent shall execute any appropriate documentation to document or evidence such release and/or subordination at the Company’s reasonable request and sole expense):
(i)    if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (other than upon the basis of such Subsidiary becoming a non-Wholly Owned Subsidiary as a result of (x) a transaction that is not bona fide or (y) the sale of its Equity Interests with the sole intention to release such Subsidiary from its Guarantee of the Obligations); that no such release shall occur if such Guarantor or Co-Borrower continues to be a guarantor or co-borrower, as applicable, in respect of any Indebtedness for borrowed money of the Company or a Guarantor or a Co-Borrower (in each case, other than any Guarantor or Co-Borrower that will simultaneously cease to be a Restricted Subsidiary or an Excluded Subsidiary), in an aggregate outstanding principal amount in excess of $300,000,000; provided, however, that, if such other Indebtedness will permit the release of such Subsidiary if such Subsidiary is released from its obligations hereunder, then such Subsidiary shall be released pursuant to this clause (i), notwithstanding the foregoing proviso; provided, however, that no Co-Borrower shall be released unless the Company has notified the Administrative Agent that such Borrower has ceased to be a Restricted Subsidiary as a result of a transaction permitted by this Agreement, and the Company has expressly assumed the Loans and other Obligations of the Co-Borrower under the Loan Documents;
(ii)    upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than any Remaining Obligations)

and the expiration without any pending drawing or termination of all Letters of Credit (other than any Remaining Obligations); or
(iii)    if such Guarantor (subject, in the case of a Co-Borrower, to such Co-Borrower’s resignation as a Co-Borrower in accordance with the terms hereof) was designated as such pursuant to the last sentence of Section 6.12, if the Company so requests, so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) and such Subsidiary is not otherwise required to be a Guarantor at the time of such release in accordance with the provisions of this Agreement or the other Loan Documents; and
(d)    [reserved];
(e)    that they shall establish, enter into (or amend, renew, extend, supplement, restate, waive or otherwise modify) intercreditor arrangements as expressly contemplated by this Agreement (including, without limitation, those consistent with either (x) the terms of Exhibit G-1 or G-2 (which shall be deemed satisfactory to the Administrative Agent and Collateral Agent) or (y) any other terms set forth in this Agreement, in each case, to the extent the Indebtedness being incurred and secured in connection therewith is not prohibited from being incurred under Section 7.01 and 7.02 of this Agreement, which the Administrative Agent and Collateral Agent shall be required to enter into upon the delivery of a certificate described in the following paragraph).
(f)    notwithstanding anything to the contrary provided herein or in any other Loan Document, that upon the occurrence of the BD Guaranty Release Date, BD shall be automatically released from all of its obligations under this Agreement and the BD Guaranty and shall have no further liability or obligation whatsoever hereunder or under the BD Guaranty or any other Loan Document (the “BD Guaranty Release”).
In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor or Co-Borrower from its obligations under the Guaranty or Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
Additionally, upon reasonable request of the Company, the Collateral Agent will return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section 9.11; that in each case of this Section 9.11, prior to the Administrative Agent’s or Collateral Agent’s execution of any release or intercreditor documentation (but without effecting the automatic nature of the releases and subordinations described in this Section 9.11), upon the Collateral Agent’s reasonable request, the Company shall deliver to the Administrative Agent and Collateral Agent a certificate of a Responsible Officer of the Company certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents and that such release is not prohibited hereby. In the event that the Collateral Agent loses or misplaces any possessory collateral delivered to the Collateral Agent by the Company, upon reasonable request of the Company the Collateral Agent shall provide a loss affidavit to the Company, in the form customarily provided by the Collateral Agent in such circumstances.

Section 9.12    Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such; that each Arranger shall be entitled to any express rights given to that Arranger under any Loan Document. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.13    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Agreements or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, and shall be deemed to have appointed the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
Section 9.14    Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)    In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.
(c)    Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.
(d)    In the event that any Borrower appoints or designates any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent pursuant to Sections 2.14, 2.15 and 2.18, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, shall be exercisable by and vest in such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, as the context may require. Each Lender and L/C Issuer hereby irrevocably appoints any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Sections 2.14, 2.15 and 2.18, as applicable, and designates and authorizes such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.
Section 9.15    Intercreditor Agreement. Without limiting Section 9.11, the Administrative Agent and the Collateral Agent are authorized by the Lenders and other Secured Parties to, (i) enter into any intercreditor agreement expressly contemplated by this Agreement or any other Loan Document (including, on the Spin-Off Date, the First Lien Intercreditor Agreement), (ii) enter into any Collateral Document or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into by the Collateral Agent) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement expressly contemplated by this Agreement or any other Loan Document or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.
Section 9.16    Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, for purposes of this Section 9.16, the term “Lender” shall include any L/C Issuer.

Section 9.17    Credit Bidding. Each Lender and L/C Issuer hereby irrevocably authorizes the Administrative Agent (and the Collateral Agent at the direction of the Administrative Agent), at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any other Debtor Relief Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles ( that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as applicable, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.18    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agents and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Agents are not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.19    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns) (but for the avoidance of doubt, excluding the Borrower and its Subsidiaries), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent (or any of its Affiliates) were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.19 and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (x) the NYFRB Rate (with respect to any Erroneous Payment denominated in Dollars) or the Central Bank Rate (with respect to any Erroneous Payment denominated in Euros) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, L/C Issuer, Secured Party or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of the immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of the immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.19(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.19(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.19(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i)    Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; that this Section 9.19 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making any payment hereunder that became subject to such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 9.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS
Section 10.01    Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the instruction of the Required Lenders) and the Company or the applicable Loan Party, as applicable, and acknowledged by the Administrative Agent (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Revolving Lenders and acknowledged by the Administrative Agent), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under Section 2.19), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the any Term Facilities shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;
(c)    reduce the principal of, or the rate of interest specified herein on, or change the currency of, any Loan or L/C Borrowing (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (iv) of the second proviso to clause (h) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”, to waive any obligation of any Borrower to pay interest at the Default Rate or to waive or amend the MFN Provision;
(d)    amend or modify any term or provision of any Loan Document to permit the issuance or incurrence of any Indebtedness for borrowed money (including any exchange of existing Indebtedness that results in another class of Indebtedness for borrowed money) with respect to which the Liens on all or substantially all of the Collateral securing the Obligations of any Tranche would be subordinated, except (A) Indebtedness that is expressly permitted by this Agreement as in effect as of the Closing Date to be secured by a Lien that is senior (including by way of subordination) to the Lien securing the Obligations, (B) any “debtor-in-possession” facility (or similar financing under applicable Law) or (C) any other Indebtedness so long as the opportunity to participate in such Indebtedness is offered ratably to all adversely affected Lenders, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e)    change (i) any provision of this Section 10.01, or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e) or modifications in connection with repurchases of Term Loans, amendments with respect to the New Term Facilities or New Revolving Facility and amendments with respect to extensions of maturity, which shall only require the written consent of each Lender directly and adversely affected thereby), without the written consent of each Lender; (ii) the definition of “Required Revolving Lenders,” without the written consent of each Revolving Credit Lender or (iii) the provisions of Section 2.13 or Section 8.04, in each case, in a manner that would alter the pro rata sharing of payments or setoffs required thereby without the written consent of each Lender;
(f)    other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)    other than in a transaction permitted under Section 7.03 or Section 7.04 or as provided pursuant to Section 9.11, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;
(h)    (i) amend or otherwise modify Section 7.08 (or for the purposes of determining compliance with the Financial Covenant, any defined terms used therein (including, for the avoidance of doubt the parenthetical phrases in clauses (1)(g), (u) and (v) of the definition of “Consolidated EBITDA” referring to the determination of compliance with Section 7.08)), (ii) waive or consent to any Default or Event of Default resulting from a breach of the Financial Covenant, (iii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 7.08 or (iv) waive any condition precedent set forth in Section 4.02 with respect to Credit Extensions involving the Revolving Credit Facility, in each case, without the written consent of the Required Revolving Lenders (other than any Defaulting Lender); provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders;
(i)    amend, waive or grant any consent that would affect the rights or duties of an L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or other Issuer Document relating to any Letter of Credit issued or to be issued by it without the written consent of such L/C Issuer in addition to the Borrowers and the Lenders required above;
(j)    amend, waive or grant any consent that would affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document without the written consent of the Administrative Agent, the Collateral Agent in their respective capacities as such, in addition to the Borrowers and the Lenders required above; or
(k)    Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.
Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein, (1) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time, (2) to the extent any Lenders under any New Revolving Facility have elected to not receive the benefit of the Financial Covenant, the New Revolving Commitments and New Revolving Loans of such Lenders shall be excluded in calculating the votes of any “Required Revolving Lenders” for purposes of Section 2.03(g), Section 10.01(h), Section 8.01(b) or Section 8.02 and (3) any fee letter may be amended, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto.
This Section 10.01 shall be subject to any contrary provision of Section 2.14, Section 2.15, Section 2.17, Section 2.18 or Section 2.19. In addition, notwithstanding anything else to the contrary contained in this Section 10.01 or otherwise herein, (a) amendments and modifications to this Agreement and to any other Loan Document in connection with the transactions provided for by Section 2.14, Section 2.15, Section 2.17, Section 2.18 or Section 2.19 that benefit existing Lenders may be effected without such Lenders’ consent, (b) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend or modify such provision, (c) the Administrative Agent and the Company shall be permitted to amend or modify any provision of any Collateral Document, the Guaranty or any other Loan Document, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof, (d) the Administrative Agent and the Company shall be permitted to amend or modify any Loan Document to effect the provisions of Article XI and (e) the Administrative Agent and the Company shall be permitted to amend or modify any Loan Document to comply with local law or advice or local counsel.
Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Credit Lender or its Affiliates as of the Closing Date) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall not, without the consent of the Company (in its sole discretion), have any right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.
For purposes of determining whether a Lender has a “net short position” on any date of determination:
(i)    derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars,
(ii)    the notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination,
(iii)    derivative contracts in respect of an index that includes any of the Borrowers or other Loan Parties or any instrument issued or guaranteed by any of the Borrowers or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrowers and the other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index,
(iv)    derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivative Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrowers or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transaction, and
(v)    credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrowers or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrowers and other Loan Parties and any instrument issued or guaranteed by any of the Borrowers or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index.

In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrowers and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation without independent verification thereof).
Section 10.02    Notices; Electronic Communications.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company, any other Loan Party, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d);
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire; and
(iii)    if to any Hedge Bank or Cash Management Bank, at its address specified in the applicable Secured Hedge Agreement or Secured Cash Management Agreement to which it is a party, or as otherwise agreed between the Company or any Restricted Subsidiary and such Hedge Bank or Cash Management Bank.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes (with the Company’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Company, the Borrowers, the Guarantors, the Administrative Agent, the Collateral Agent and each L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company, the Borrowers or their securities for purposes of United States federal or state securities laws.
(e)    Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof except to the extent such reliance is deemed to be gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, the Administrative Agent, Collateral Agent, L/C Issuer or Lender in a final non-appealable judgment of a court of competent jurisdiction. Each Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03    No Waiver; Cumulative Remedies; Enforcement.
(a)    No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them, and the right to realize upon any of the Collateral or to enforce any Guarantee of the Obligations shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (ii) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents or (iii) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.
Notwithstanding anything to the contrary herein, each Lender agrees that it shall not, and hereby expressly and irrevocably waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Loan Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against the Company, any Borrower and/or any of their respective Subsidiaries or parent companies with respect to any Collateral or any other property of any such Person, without the prior written consent of the Required Lenders.
Section 10.04    Expenses. Each Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable and documented out-of-pocket expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable, documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Agents taken as a whole and, if reasonably necessary, one local counsel to the Agents taken as a whole in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in relevant jurisdictions material to the interests of the Lenders)), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender (including, for the avoidance of doubt, each L/C Issuer) for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable and documented out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable fees, documented out-of-pocket disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if reasonably necessary, of one local counsel to such Persons take as a whole in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in relevant jurisdictions material to the interests of the Lenders) and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of similarly affected Lenders or Agents taken as a whole subject to such conflict with the consent of the Borrowers). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days (or such longer period as the Administrative Agent may agree to in its reasonable discretion) after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least three Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Borrower by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and such Borrower shall immediately reimburse the Administrative Agent, as applicable. This Section 10.04 shall not apply with respect to Taxes other than any Taxes arising from any non-Tax cost or expense.
Section 10.05    Indemnification by the Borrowers. Each Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the

“Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (but (x) limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Lenders, and (iii) if reasonably necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and (y) excluding the fees and expenses of any other third-party advisors retained without the Borrowers’ prior written consent) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or related expenses resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, as applicable, as determined by a court of competent jurisdiction in a final and non-appealable decision, (B) a material breach of the Loan Documents by such Arranger, Agent- Related Person, Lender, L/C Issuer (or any of their respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives), as applicable, as determined by a court of competent jurisdiction in a final and non-appealable decision or (C) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such) that did not involve actions or omissions of the Company or its Subsidiaries or any of their respective Affiliates; or (y) to the extent related to the foregoing in clauses (a) and (b) above, any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or its Subsidiaries and any other Environmental Liability related in any way to the Company or any of its Subsidiaries (clauses (x) and (y), collectively, the “Indemnified Liabilities”), in all cases, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by or against any Loan Party, its directors, shareholders or creditors, an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrowers shall indemnify and hold harmless each Indemnitee in the manner set forth above; that the Borrowers shall not be liable for any settlement effected without the Borrowers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section 10.05 shall be payable within 30 days (or such longer period as any Agent may agree to in its reasonable discretion) after demand therefor (and after receipt by the Borrowers of a reasonably detailed invoice with respect thereto). The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by any Loan Party under this paragraph to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined in a final, non-appealable judgment of a court of competent jurisdiction.
Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, in each case in their capacities as such, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.07    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in connection with a transaction permitted by Section 7.03), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution or Natural Person) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); that:
(i)    (A) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or equivalent) or integral multiples of $1,000,000 (or equivalent) (or such lesser amount or multiple as is acceptable to the Administrative Agent and the applicable Borrower), in the case of any assignment in respect of the Revolving Credit Facility, or $500,000 or integral multiples of $100,000 (or equivalent) (or such lesser amount or multiple as is acceptable to the Administrative Agent and the applicable Borrower), in the case of any assignment in respect of a Term Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the applicable Borrower otherwise consents (in each case, which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that the request for any consent of the applicable Borrower shall be delivered to both such Borrower;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities (or tranche of any Facilities) on a non-pro rata basis;
(iii)
(A)    the consent of the applicable Borrower (such consent not to be unreasonably withheld, conditioned or delayed; that such Borrower shall have absolute consent rights with regards to any proposed assignment to a Disqualified Institution) shall be required for any assignment, unless (1) an Event of Default under Section 8.01(a) (only with respect to principal payments), (f) or (g) has occurred and is continuing at the time of such assignment (in each case, other than in the case of a proposed assignment to any Disqualified Institution); (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution); or (3) such assignment is in respect of the Revolving Credit Facility and made from a Revolving Credit Lender to an Affiliate of such Revolving Credit Lender ( that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate (except that, in the case of JPMorgan Chase Bank, N.A. or its Affiliates, such affiliate may include Chase Lincoln First Commercial Corporation and its Affiliates for so long as such entity is a Wholly Owned Subsidiary of JPMorgan Chase Bank, N.A. and such assignment is not made in connection with or in contemplation of such entity ceasing to be a Wholly Owned Subsidiary of JPMorgan Chase Bank, N.A.)) or another Revolving Credit Lender that was a Revolving Credit Lender as of the Closing Date (other than any Disqualified Institution); that (1) other than with respect to assignments of the Revolving Credit Facility, such Borrower shall be deemed to have consented to any assignment unless such Borrower objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (2) during the 90 day period following the Closing Date, such Borrower shall be deemed to have consented to an assignment to any Lender (other than any Disqualified Institution) if such Lender was previously identified in writing and approved in writing in the initial allocations of the Loans and Commitments provided by the Arrangers to such Borrower,
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender, an Approved Fund, the Company or any Subsidiary of the Company, or (2) such assignment is in respect of the Revolving Credit Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto ( that in each case the Administrative Agent shall acknowledge any such assignment), and
(C)    the consent of each L/C Issuer of the applicable Revolving Tranche (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Credit Facility of such Revolving Tranche; provided, however, that the consent of each L/C Issuer shall not be required for any assignment in respect of a Term Loan;
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 for each assignment (or group of affiliated or related assignments) (except (w) no processing and recordation fee shall be payable in the case of assignments in connection with the initial syndication of the Facilities, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) no processing and recordation fee shall be payable for assignments among Approved Funds or among any Lender and any of its Approved Funds and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)    no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (B) to any Natural Person, (C) to any Disqualified Institution or (D) to the Company, any Borrower or any of their Subsidiaries except as permitted under clause (j) below and any such assignment in violation of this clause (v) shall be, at the applicable Borrower’s option, declared (and shall thereafter automatically be) null and void; , that each Lender shall make an inquiry to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Institution and upon such inquiry by any Lender to the Administrative Agent, the Administrative Agent shall be permitted to disclose to such inquiring Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions; provided, further, that such Lender agrees to keep such identity confidential; provided, further, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution; provided, further, that the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any person, but may, upon the written request or inquiry by any Lender, disclose whether a particular potential assignee or participant is a Disqualified Institution (, that, such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list shall be treated as “Information” subject to the restrictions of Section 10.08 except to the extent disclosure of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution);
(vi)    [reserved];
(vii)    the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the applicable Borrower evidencing such Loans to such Borrower or the Administrative Agent; and
(viii)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the applicable Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any L/C Issuer or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note (or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the applicable Borrower), the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by any Borrower, any Agent and any Lender (but only to entries with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c), Section 10.07(m) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code, and United States Treasury Regulations Section 5f.103-1(c), and proposed United States Treasury Regulations Section 1.163-5(b) (or any other relevant or successor provisions of the Code or of such Treasury Regulations).
(d)    Any Lender may at any time, without the consent of, or notice to, the applicable Borrower, the Administrative Agent or the L/C Issuers, sell participations to any Person (other than a Natural Person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document unless otherwise agreed by the applicable Borrower; that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (in the case of any amendment, waiver or other modification described in clause (a), (b) or (c) of such proviso, that directly and adversely affects such Participant). Subject to Section 10.07(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(h) shall be delivered solely to the participating Lender) and Section 3.08) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)    A Participant (i) shall be subject to the provisions of Section 3.08 as if it were an assignee pursuant to Section 10.07(b) and (ii) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such greater entitlement results from a Change in Law after the Participant acquires such participation.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution or a Natural Person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRB or any central bank having jurisdiction over such Lender; that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the applicable Borrower the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(h) shall be delivered solely to the Granting Lender) and Section 3.08); that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent such greater entitlement results from a Change in Law after the applicable grant. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such

Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the applicable Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(h)    Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(i)    [Reserved].
(j)    Notwithstanding anything to the contrary herein, including Sections 2.13 and 8.04, so long as no Default or Event of Default exists, any Lender may assign all or any portion of its Term Loans, Specified Refinancing Term Loans and New Term Loans hereunder to the Company, any Borrower, or any of their Subsidiaries, whether pursuant to open market purchase, dutch auction, exchange, or otherwise, and, for the avoidance of doubt any such assignment may be made on a non-pro rata basis, and provided that:
(i)    any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or any of its Subsidiaries; and
(ii)    the Company and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14 or refinanced pursuant to Section 2.18) to acquire such Term Loan.
In connection with any assignment pursuant to Section 10.07(j), each Lender acknowledges and agrees that, in connection therewith:
(1)    the Company and/or any of its Subsidiaries may have, and later may come into possession of, information regarding either the Company or any of its Subsidiaries and/or any of their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (including material non-public information) (“Excluded Information”),

(2)    such Lender, independently and, without reliance on the Company, any of its Subsidiaries, any Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and
(3)    none of the Company, any of its Subsidiaries, any Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Company, any of its Subsidiaries, any Agent or any of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.
(k)    [Reserved].
(l)    Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer; that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders agreeing to accept such appointment a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the L/C Issuer. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding, as of the effective date of such resignation and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
(m)    The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement or any Loan Document complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations (the “Participant Register”); that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in “registered form” under Sections 163(f), 871(h)(2), and 881(c)(2) of the Code, United States Treasury Regulations Section 5f.103-1(c), and proposed United States Treasury Regulations Section 1.163-5(b) (or any other relevant or successor provisions of the Code or of such Treasury Regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the

Administrative Agent (in its capacity as Administrative Agent) shall have no obligation to maintain the Participant Register.
(n)    In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrowers and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.
(o)    Notwithstanding anything to the contrary herein, if any Loans are assigned or any participations are purchased or otherwise acquired, without the applicable Borrower’s consent (including, without limitation, in violation of Section 10.07(b) or (d)), to any Disqualified Institution, then: (i) such Borrower may, at its sole option, expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent ( that the Administrative Agent shall provide appropriate cooperation to effect this Section 10.07(o)), (I) (x) terminate any commitment of such Disqualified Institution and repay any applicable outstanding Loans (in the case of Loans, at a price equal to the least of (A) par and (B) the amount that the applicable Disqualified Institution paid to acquire such Loans or participation), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.07(b)(iv)) or (II) (x) force the termination of any participation with respect to any Participant which is a Disqualified Institution or terminate any commitment of a Lender which has sold a participation to a Participant which is a Disqualified Institution and repay any applicable outstanding Loans of such Lender (in the case of Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such participation in such Loans and (C) the average trading price for such Loans over the immediately prior five trading days), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Participant which is a Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.07(b)(iv)), (ii) no such Disqualified Institution shall (x) receive any information or reporting provided by any Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (iii) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, in each case notwithstanding Section 10.01, (iv) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class so approves and (v) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender.
Section 10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, limited partners, managed accounts, investors, lenders, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and service providers on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authorities exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to (i) promptly notify the Company in writing prior to such disclosure, (ii) cooperate with the Company to obtain a protective order or similar confidential treatment, and (iii) only disclose that portion of the Information as counsel for the Agent or the applicable Lender advises the Agent or the applicable Lender it must disclose pursuant to such requirement); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of the Company; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender or any Affiliate of any Agent or Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Agent or Lender); (k) to any contractual counterparty (or prospective contractual counterparty) in any swap, hedge, or similar agreement or to any such contractual counterparty’s (or prospective contractual counterparty’s) professional advisor (other than a Disqualified Institution); (l) in connection with establishing a “due diligence” defense in connection with any legal, judicial, administrative proceeding or other process; or (m) to the extent such Information becomes available to such Person on a non-confidential basis from a source other than a Borrower or on a Borrower’s behalf and not in violation of any confidentiality agreement or obligation owed to any Borrower. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; that such Person is advised and agrees to be bound by the provisions of this Section 10.08.
For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Agent, each Lender and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Company or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
Section 10.09    Setoff. In addition to any rights and remedies of the Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to any Borrower or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or Security Agreement), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Security Agreement) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.
Section 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 10.12    Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.
Section 10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than any Remaining Obligations) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than any Remaining Obligations).
Section 10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.15    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.15(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 10.16    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.17    Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE;

AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.18    Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Company, each Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.03.
Section 10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and the Company acknowledge and agree, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Company and its Subsidiaries and any Agent or any Arranger or Lender (or their respective Affiliates) is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger or any Lender (or their respective Affiliates) has advised or is advising the Company and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Company and its Subsidiaries, on the one hand, and the Agents and the Arrangers on the other hand, (C) each Borrower and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each Borrower and the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any Borrower or any of their respective Affiliates, or any other Person and (B) none of the Agents or Arrangers or Lenders has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and Lenders and/or their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Borrowers and their respective Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests and transactions to the Company, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower and the Company hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.20    Affiliate Activities. The Borrowers and the Company acknowledge that each Agent and each Arranger (and their respective Affiliates) are full service securities firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments

(including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the transactions contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Company and its Affiliates or (iii) have other relationships with the Company and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this clause.
Section 10.21    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in any Loan Document, any Assignment and Assumption, any Committed Loan Notice or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.22    USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation.
Section 10.23    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the

Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).
Section 10.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.25, the following terms have the following meanings:
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XI

CO-BORROWER ARRANGEMENTS
Section 11.01    Addition of Co-Borrowers. From time to time on or after the Spin-Off Date, the Company may designate one or more Wholly Owned Restricted Subsidiaries as a “Co-Borrower” with respect to any designated Tranche under any Revolving Credit Facility; that such Restricted Subsidiary designated after the Spin-Off Date shall not become a Co-Borrower hereunder unless and until each of the following has occurred or is satisfied, as applicable:
(a)    the Administrative Agent, the Collateral Agent and the Revolving Credit Lenders, as applicable, shall have received a Beneficial Ownership Certification and all other documentation and other information about such Co-Borrower as has been reasonably requested in writing by the Administrative Agent, the Collateral Agent or such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and Beneficial Ownership Regulation;
(b)    such Co-Borrower shall be organized in an Applicable Jurisdiction;
(c)    no Default or Event of Default shall exist, or would result from such proposed Restricted Subsidiary being designated as a Co-Borrower;
(d)    the representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of designation of any Co-Borrower, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date;
(e)    such Co-Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a Co-Borrower Joinder Agreement and, if applicable and to the extent not then a Subsidiary Guarantor, intercreditor arrangements, intercompany subordination agreements and a guaranty or guaranty supplement pursuant to the Guaranty;
(f)    to the extent not then a Subsidiary Guarantor, the Co-Borrower shall have delivered to the Administrative Agent and Collateral Agent executed counterparts of a joinder or supplement to the applicable Collateral Documents pursuant to Section 6.12 or other security agreements executed and delivered pursuant to Section 6.12, Section 6.14 or Section 6.16 as if such Co-Borrower was a newly formed Subsidiary, without giving effect to any grace period, together with other deliverables reasonably required pursuant to such Section as applied to such Co-Borrower (it being understood and agreed that the Administrative Agent and the Company may waive or modify any such requirements to the extent they deem in their mutual discretion such changes are necessary or appropriate under the circumstances taking into account the designated Co-Borrower’s jurisdiction of organization and applicable Laws);
(g)    the Administrative Agent shall have received an opinion of local counsel and/or New York counsel, as applicable and depending on the circumstances and relevant market standard, in each case, addressed to the Administrative Agent, the Collateral Agent, the Lenders and if applicable, each L/C Issuer (in each case, where, and as, consistent with generally accepted market practice);
(h)    the Administrative Agent shall have received a copy of a resolution of the Board of Directors, if required by applicable Law, of such Co-Borrower: (i) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party; (ii) authorizing a specified person or persons to execute the Loan Documents and any related documents to which it is a party on its behalf; and (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Committed Loan Notice or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and
(i)    the Administrative Agent shall have received a certificate of a Responsible Officer of the Co-Borrower certifying that (i) its Organization Documents and each copy document relating to it specified in clause (h) above, is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Co-Borrower Joinder Agreement and (ii) each of the conditions set forth in clauses (c) and (d) above have been satisfied.
Section 11.02    Status of Co-Borrowers. Once a Co-Borrower has become a Co-Borrower in accordance with Section 11.01, it shall be a “Borrower” under the Revolving Credit Facility (with respect to the applicable Tranche) and will have the right to directly request Revolving Credit Loans in accordance with Article II hereof until the Maturity Date for the Revolving Credit Facility (with respect to the applicable Tranche), or the date on which such Co-Borrower terminates its obligations under this Agreement in accordance with Section 11.03 or the date on which such Co-Borrower is released from its obligations under the Loan Documents in accordance with this Agreement, including Section 9.11 hereof. Each of the Co-Borrowers and the applicable Borrower shall hereby accept joint and several liability hereunder with respect to the Obligations under the applicable Tranche of the applicable Facility under the Loan Documents.
Section 11.03    Resignation of Co-Borrowers. A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder and shall therefore cease to be a “Borrower” under the Revolving Credit Facility (with respect to the applicable Tranche, as applicable) upon the occurrence of, and such resignation shall effective upon, all of the following:
(a)    such resigning Co-Borrower shall have paid in full in cash all of its direct Obligations under the Revolving Credit Facility (with respect to the applicable Tranche) or such other Co-Borrowers have assumed such amounts; and
(b)    such resigning Co-Borrower shall have delivered to the Administrative Agent and the Collateral Agent a notice of resignation substantially in the form of Exhibit L or otherwise in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with the Guaranty and the other provisions and undertakings hereunder related thereto. For the avoidance of doubt, the Co-Borrower shall not be required to adhere to the above in connection with a release pursuant to Section 9.11.
[~~REMAINDER OF THIS PAGE IS~~SIGNATURE PAGES INTENTIONALLY ~~LEFT BLANK~~OMITTED]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.~~
~~EMBECTA CORP., as the Company~~

~~By:~~
~~Name: Jacob Elguicze~~
~~Title: Chief Financial Officer~~

~~MORGAN STANLEY SENIOR FUNDING, INC.,~~
~~as the Administrative Agent, the Collateral Agent, a Lender and an L/C Issuer~~
~~By:~~
~~Name:    Mark Scioscia~~
~~Title:    Authorized Signatory~~

~~MORGAN STANLEY BANK, N.A., as a Lender~~
~~By:~~
~~Name: Mark Scioscia~~
~~Title:    Authorized Signatory~~

~~BNP PARIBAS~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: John Bosco~~
~~Title:    Managing Director~~
~~By:~~
~~Name: Michael Pearce~~
~~Title:    Managing Director~~

~~Citibank, N.A.~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: Michael Chen~~
~~Title:    Authorized Signer~~

~~CITIZENS BANK, N.A.~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: Benjamin Sileo~~
~~Title:    Vice President~~

~~JPMORGAN CHASE BANK, N.A.,~~
~~as a Revolving Credit    and an L/C Issuer~~
~~By:~~
~~Name: Joon Hur~~
~~Title:    Executive Direct~~

~~MUFG Bank, Ltd.,~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: Kevin Wood~~
~~Title:    Director~~

~~PNC Bank, National Association,~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: Michael Richards~~
~~Title:    SVP & managing Director~~

~~SANTANDER BANK, N.A.,~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name:    Irv Roa~~
~~Title:    Managing Director~~

~~U.S. BANK NATIONAL ASSOCIATION,~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: Michael West~~
~~Title:    Senior Vice President~~

~~Wells Fargo Bank, N.A.~~
~~as a Revolving Credit Lender and an L/C Issuer~~
~~By:~~
~~Name: Andrea Chen~~
~~Title:    Managing Director~~

ANNEX B

EXHIBIT C (COMPLIANCE CERTIFICATE) AND EXHIBIT D-1 (ASSIGNMENT AND ASSUMPTION) AND TO CREDIT AGREEMENT

[See attached].

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE1
Financial Statement Date:     , To: Morgan Stanley Senior Funding, Inc., as Administrative Agent
1300 Thames Street, 4th Floor Thames Street Wharf Baltimore, MD, 21231
Telephone: (917) 260-0588 AGENCY.BORROWERS@morganstanley.com
Ladies and Gentlemen:
Reference is made to that certain First Lien Credit Agreement, dated as of March 31, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Embecta Corp., a Delaware corporation (the “Company”), each lender from time to time party thereto, each L/C Issuer party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and an L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [    ] of the Company, and that, as such, he/she is authorized to execute and deliver this compliance certificate (this “Certificate”) to the Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date[, in comparative form the figures for the previous fiscal year,]2 together with the report and opinion of an independent certified public accountant required by Section 6.01(a) of the Credit Agreement.

1 To be delivered within 5 Business Days after delivery of quarterly and annual financials, which are due: (a) within 125 days at the end of each fiscal year (or 150 days after the fiscal year ending September 30, 2022) (or if such day is not a Business Day, on the next succeeding Business Day) for annual financials and (b) within 65 days at the end of each of the first three fiscal quarters (or 75 days with respect to the first three fiscal quarters ending after the Closing Date) (or if such day is not a Business Day, on the next succeeding Business Day) for quarterly financials.
2 Comparative figures to be included starting with the fiscal year ending September 30, 2023.

[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations and cash flows required by Section 6.01(b) of the Credit Agreement for the fiscal quarter and for the portion of the fiscal year of the Company ended as of the above date[, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year]3. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    [The financial statements attached hereto as Schedule 1 include a presentation, either on the face of such financial statements or in the footnotes thereto, to reflect the adjustments which are necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements.]4
3.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Company during such fiscal period.
[select one:]
4.    [No Default has occurred and is continuing.] --or—[The following Defaults have occurred and are continuing:]5
5.    The Financial Covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.
[Use following paragraphs only with delivery in connection with fiscal year-end financial statements]
6.    [Attached hereto as Schedule 3 are all supplements to Schedule 5.12 to the Credit Agreement to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of this Certificate.]6
7.    [select one:]7
[Attached hereto as Schedule [3][4] are all supplements to Schedules I, II, III and IV of the Security Agreement to update such schedules that were delivered [at the Closing Date][as at the most recent periodic Compliance Certificate].]
--or--
[There have been no changes to Schedules I, II, III and IV of the Security Agreement that were delivered [at the Closing Date][as at the most recent periodic Compliance Certificate].]

3 Comparative figures to be included starting with the fiscal quarter ending June 30, 2023.
4 To be included only if the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary, and such Unrestricted Subsidiary would, if taken as a whole with all other Unrestricted Subsidiaries, constitute a Material Subsidiary. Such presentation need not be audited.
5 Choose appropriate statement.
6 To be included only at the time of delivery of the annual financial statements.
7 To be delivered only at the time of delivery of the annual financial statements.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
    ,     .
EMBECTA CORP.

By:      Name:      Title:

For the Quarter/Year ended      (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate ($ in 000’s)
I.    Section 7.08(a) - Consolidated First Lien Net Leverage Ratio.
A.    Consolidated EBITDA
1.    Consolidated Net Income    $
2.    increased, (without duplication) by:
a.    Fixed Charges8 of such Person for such period (including
(w)    non-cash rent expense and the implied interest component of synthetic leases with respect to such period,
(x)    net payments and losses or any obligations on any Swap Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated
Net Income; plus    $
b.    (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties, additions to tax and interest related to such taxes or arising from tax examinations), state taxes in lieu of business fees (including business license fees), payroll tax credits, income tax credits and similar credits, and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a direct or indirect parent of the Company with respect to the foregoing and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added
back) in computing Consolidated Net Income; plus    $

8 with respect to any Person for any period, the sum of (without duplication) (1) Consolidated Interest Expense of such Person for such period, (2) [reserved] and (3) [reserved].

c.    Consolidated Depreciation and Amortization Expense9 of such Person for such period to the extent deducted (and not
added back) in computing Consolidated Net Income; plus    $
d.    any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming or being a stand-alone entity or a public company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Credit Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of the Senior Secured Notes, the Credit Agreement, any other credit facilities or notes, any Securitization Fees and the Transactions, including Transaction Costs, and (ii) any amendment, waiver or other modification of the Senior Secured Notes, the Credit Agreement, Receivables Facilities, any other credit facilities or notes, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; provided, that the aggregate amount of adjustments made pursuant to this clause (d) shall not exceed the greater of (x) $10,000,000 and
(y) 3% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto and all other
adjustments and addbacks); plus    $
e.    (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of operating expense reductions, platform consolidations and migrations, transitions, insourcing initiatives, operating improvements, cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Closing Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused office or warehouse space costs) and new product design, development and introductions (including intellectual property development, labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems and/or software development and establishment costs, operational and reporting systems, technology initiatives, termination costs, costs related to customer contract disputes, distribution networks or sales channels, the implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, contract termination, retention, recruiting, severance, signing, consulting and transition services arrangements, future lease commitments, lease breakage and costs related to the pre-opening, opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlement thereof; provided, that the aggregate amount of adjustments made pursuant to this clause (e) shall not exceed (x) for the fiscal years ending December 31, 2026 and December 31, 2027, the greater of (A) $35,000,000 and (B) 10% of Consolidated EBITDA for any four fiscal quarter period and
(y) for the fiscal year ending December 31, 2028 and thereafter, the greater of (A) $50,000,000 and (B) 15% of Consolidated EBITDA for any four fiscal quarter period (in each case under this clause (e), determined after giving effect
thereto and all other adjustments and addbacks); plus    $
9 the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) property, plant and equipment consisting of leasehold improvements, freehold improvements, office equipment and fittings, (iv) right-of-use assets consisting of property and office equipment, (v) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments and signing bonuses, upfront payments related to any contract signing, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, and (vi) capitalized fees related to any Receivables Facility permitted under the Credit Agreement, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write-down of assets or asset value carried on the balance sheet.

f.    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Senior Secured Notes and the Credit Agreement) of such Person and its Subsidiaries and/or
(iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any
future period); plus    $
g.    [reserved]    $
h.    any costs or expenses incurred by the Company or a Restricted Subsidiary or a direct or indirect parent of the Company pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the
Company; plus    $
i.    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back;
plus    $
j.    any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (or any successor provision or other financial accounting standard having a similar result or
effect); plus    $
k.    the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any
non-Wholly Owned Subsidiary; plus    $
l.    (i) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes and (ii) gains and losses due to fluctuations in currency values and related
tax effects determined in accordance with GAAP; plus    $
m.    with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in
computing Consolidated Net Income; plus    $
n.    the amount of any costs, charges or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any direct or indirect parent of the Company in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any direct or indirect parent thereof, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled
to share in, such distribution; plus    $
o.    [reserved]    $
p.    [reserved]
q.    [reserved]    $
r.    rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in case during such period over and above rent expense
as determined in accordance with GAAP); plus    $
s.    [reserved]    $
t.    any non-cash increase in expense resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments;
plus    $
u.    [reserved]    $
v.    [reserved]    $
w.    any fees, costs and expenses incurred in connection with the adoption or implementation of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect), and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result
or effect);    $
x.    any fees, costs, expenses or charges related to or recorded in cost of sales to recognize cost on a last-in-first-out basis; plus
$
y        non-cash earn-out charges incurred in connection with any acquisition or other Investment during the applicable period, including any mark-to-market adjustments
2.1    Total                                    $

3.    decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 842—Leases) (or any successor provision or other financial accounting
standard having a similar result or effect);    $
4.    Total Consolidated EBITDA    $    10
B.    Consolidated Funded First Lien Indebtedness:
1.    Consolidated Funded Indebtedness of the Restricted Group that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to control of remedies) with the Liens on the Collateral securing the Obligations. For the avoidance of doubt, Consolidated Funded First Lien Indebtedness shall not include Capitalized
Lease Obligations or Purchase Money Obligations.    $
C.    Consolidated First Lien Net Leverage Ratio:     : 1:00 Consolidated Funded First Lien Indebtedness11 of the Restricted
Group as of such date of determination (line I.B.1)    $

10 Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended September 30, 2021, shall be deemed to be $115 million, (b) for the fiscal quarter ended June 30, 2021, shall be deemed to be $123 million and (c) for the fiscal quarter ended March 31, 2021, shall be deemed to be $126 million, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to clauses (1) and (2) above upon the occurrence of a “pro forma” event that occurs after the Closing Date and which is deemed to have occurred as of the first day of a period that includes any of the foregoing fiscal quarters.
11 The Consolidated Funded Indebtedness of the Restricted Group that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to control of remedies) with the Liens on the Collateral securing the Obligations. For the avoidance of doubt, Consolidated Funded First Lien Indebtedness shall not include Capitalized Lease Obligations or Purchase Money Obligations.
“Consolidated Funded Indebtedness” means, as of any date of determination, an amount equal to:

(a)    the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding (i) Indebtedness with respect to obligations in respect of Cash Management Agreements, intercompany Indebtedness, Subordinated Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries and (ii) Indebtedness outstanding under this Agreement that was used to finance working capital needs of the Company and its Restricted Subsidiaries (as reasonably determined by the Company) as of such date; provided that the aggregate principal amount of Indebtedness that may be excluded pursuant to this clause (ii) shall not exceed $50,000,000), plus

(b)    the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Funded Indebtedness until five Business Days after such amount is drawn), minus

Divided by

LTM EBITDA12, calculated on a pro forma basis in a manner
consistent with Section 1.10 of the Credit Agreement.    $

(c)    the aggregate amount of Unrestricted Cash and Cash Equivalents (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, as applicable), in each case, with such pro forma adjustments as are consistent with Section 1.10 of the Credit Agreement. For the avoidance of doubt, Consolidated Funded Indebtedness shall include Indebtedness in respect of any
Receivables Facility permitted under the Credit Agreement to the extent such Indebtedness would be classified as indebtedness on a balance sheet prepared in accordance with GAAP.
12 Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may, at the election of the Company, be internal financial statements), in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in Section 1.10 of the Credit Agreement.

II.    Section 7.08(b) - Consolidated Interest Coverage Ratio.
A.    LTM EBITDA, calculated on a pro forma basis in a manner
consistent with Section 1.10 of the Credit Agreement.    $
Divided By
B.    Consolidated Cash Interest Expense    $
1.    Consolidated Cash Interest Expense1 of the Restricted

Group, minus	$
2. amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), minus
$
3. interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments, minus	$
4. costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of hedging agreements for interest rates,	$
5. commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Indebtedness, minus	$
6. “additional interest” owing pursuant to a registration rights agreement with respect to any securities, minus	$
7. any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any

1 with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than non-recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP

Indebtedness issued in connection with the Transactions,
minus    $
8.    penalties and interest relating to Taxes, minus    $
9.    accretion or accrual of discounted liabilities not constituting
Indebtedness,    $
10.    interest expense attributable to the Company resulting from
push-down accounting, minus    $
11.    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or
purchase accounting, minus    $
12.    any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions or any acquisition or
Investment, minus    $
13.    annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements
related thereto), including the Senior Secured Notes.    $     Total Consolidated Cash Interest Expense    $
D.    Consolidated Interest Coverage Ratio        : 1:00

[SCHEDULE [3]]
to the Compliance Certificate (Supplements to Schedule 5.12 to the Credit Agreement)

[SCHEDULE [3][4]]
to the Compliance Certificate
(Supplements to Schedules I, II, III and IV of the Security Agreement)

EXHIBIT D-1
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors] [Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions for Assignment and Assumption and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (the “Effective Date”) (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:
2.    Assignee:      [and is a Lender or an Affiliate/Approved Fund of [identify Lender]]
3.    Borrower: Embecta Corp., a Delaware corporation (the “Borrower”)
4.    Administrative Agent: Morgan Stanley Senior Funding, Inc., as the Administrative Agent under the Credit Agreement
5.    Credit Agreement: First Lien Credit Agreement, dated as of March 31, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each lender from time to time party thereto, each L/C

Issuer party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and an L/C Issuer
6.    Assigned Interest:

Facility Assigned	Tranche	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Credit Facility	Initial Revolving-1 Tranche	$1	$	%
	Initial Revolving-2 Tranche	$[2]	$	%
Term Facility	N/A	$	$	%

7.    Trade Date:
8.    Effective Date:     , 20_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 Applicable currency to be selected.
2 Applicable currency to be selected.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:      Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:      Title:

[Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:      Name:
Title:]3

[Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as an L/C Issuer

By:      Name:
Title:

Consented to and Accepted: [●]
as an L/C Issuer

By:      Name:
Title:]4

3 To be added unless (1) the assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender, or an Approved Fund, the Company or any Subsidiary of the Company or (2) such assignment is in respect of the Revolving Credit Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto.
4 To be added with respect to each L/C Issuer of the applicable Revolving Tranche only if the Assignment is in respect of the Revolving Credit Facility of such Revolving Tranche.

[Consented to and Accepted:

BORROWER:

EMBECTA CORP.

By:      Name:
Title:]5 [Acknowledged:
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:      Name:
Title:]6

5 To be added unless (1) an Event of Default under Section 8.01(a) (only with respect to principal payments), (f) or
(g) of the Credit Agreement has occurred and is continuing at the time of assignment (other than in the case of a proposed assignment to any Disqualified Institution), (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution) or (3) such assignment is in respect of the Revolving Credit Facility and made from a Revolving Credit Lender to an Affiliate of such Revolving Credit Lender (provided that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate) or another Revolving Credit Lender that was a Revolving Credit Lender as of the Closing Date (other than any Disqualified Institution).
6 To be added if consent from the Administrative Agent is not required.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement and (v) it is sophisticated with respect to decisions to sell or assign assets of the type represented by the Assigned Interest and is experienced in selling or assigning assets of such type and; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received or has been accorded the opportunity to receive a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit D-3 to the Credit Agreement,
(vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vii) (A) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement, (B) it is not a Subsidiary of a Defaulting Lender or (C) upon becoming a Lender under the Credit Agreement, will not constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (viii) it is not a “Natural Person,” as such term is defined in the Credit Agreement, (ix) it is not a “Disqualified Institution,” as such term is defined in the Credit Agreement, (x) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and is experienced in acquiring assets of such type and (xi) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANNEX C

Schedule 2.01
(as updated in connection with the First Amendment to First Lien Credit Agreement only in connection with the Initial Revolving Credit Commitments)

Initial Revolving-1 Credit Commitments (as of the Amendment Effective Date)

Lender	Initial Revolving-1 Credit Commitment	Pro Rata Share of Incremental Revolving-1 Commitments
BNP Paribas	$50,000,000.00	50.0000000000%
PNC Bank, National Association	$50,000,000.00	50.0000000000%
TOTAL:	$100,000,000.00	100.000000000%

Initial Revolving-2 Credit Commitments (as of the Amendment Effective Date)

Lender	Initial Revolving-2 Credit Commitment	Pro Rata Share of Incremental Revolving-2 Commitments
Citibank, N.A.	$30,000,000.00	14.285714286%
Citizens Bank, N.A.	$30,000,000.00	14.285714286%
JPMorgan Chase Bank, N.A.	$30,000,000.00	14.285714286%
Santander Bank, N.A.	$30,000,000.00	14.285714286%
MUFG Bank, Ltd.	$30,000,000.00	14.285714286%
U.S. Bank National Association	$30,000,000.00	14.285714286%
Wells Fargo Bank, National Association	$30,000,000.00	14.285714286%
TOTAL:	$210,000,000.00	100.000000000%

Initial Revolving Credit Commitments (as of the Amendment Effective Date)

Lender	Initial Revolving Credit Commitment	Pro Rata Share of Incremental Revolving Commitments
BNP Paribas	$50,000,000.00	16.129032258%
PNC Bank, National Association	$50,000,000.00	16.129032258%
Citibank, N.A.	$30,000,000.00	9.677419355%
Citizens Bank, N.A.	$30,000,000.00	9.677419355%
JPMorgan Chase Bank, N.A.	$30,000,000.00	9.677419355%
Santander Bank, N.A.	$30,000,000.00	9.677419355%
MUFG Bank, Ltd.	$30,000,000.00	9.677419355%
U.S. Bank National Association	$30,000,000.00	9.677419355%
Wells Fargo Bank, National Association	$30,000,000.00	9.677419355%
TOTAL:	$310,000,000.00	100.000000000%

ANNEX D
(Post-Closing Matters)

1.Within fifteen (15) days after the Amendment Effective Date (or such later date as agreed to by the Administrative Agent and the Left Lead Arranger in their sole discretion), the Company shall deliver to the Left Lead Arranger and the Administrative Agent (a) a joinder to the Guaranty Agreement and the Security Agreement and (b) such other deliverables required by entities joining the Loan Documents as Guarantors and Grantors, as applicable, in accordance with Section 6.12 of the Credit Agreement, in each case, with respect to the following entities: (i) embecta International Holdings I LLC, (ii) embecta International Holdings II LLC, and (iii) embecta Global LLC.
2.Within forty-five (45) days after the Amendment Effective Date (or such later date as agreed to by the Administrative Agent and the Left Lead Arranger in their sole discretion), the Company shall deliver to the Left Lead Arranger and the Administrative Agent such documentation necessary to evidence a pledge of 100% of the Equity Interests of embecta Luxembourg II S.a.r.l by embecta International Holdings I LLC under Luxembourg law.
3.Within ninety (90) days after the Amendment Effective Date (or such later date as agreed to by the Administrative Agent and the Left Lead Arranger in their sole discretion), the Loan Parties shall deliver to the Left Lead Arranger and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Left Lead Arranger (and subject to the review of their applicable counsel in the United States, Switzerland and Ireland):
(a)    a secured intercompany demand note (the “Intercompany Note”) executed by Embecta Switzerland S.a.r.l. (the “Payor”) in favor of embecta International Holdings II LLC (the “Creditor”), which evidences the existing intercompany loan made by the Creditor to the Payor in the principal amount of $450,000,000 and which is payable on demand by the Creditor; provided that the Intercompany Note (i) shall be governed by New York law (subject to confirmation by US and Swiss counsel to the Administrative Agent and the Left Lead Arranger), (ii) shall be subject to any applicable Swiss law requirements (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger) and (iii) shall be subject to arm’s length terms and conditions customary for transactions entered into under circumstances similar to those present with respect to this First Amendment (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger);
(b)    a secured guaranty agreement (the “Irish Guaranty Agreement”) executed by embecta Ireland Trading Ltd (the “Irish Guarantor”) in favor of the Creditor, which provides for the guarantee by the Irish Guarantor of all obligations of the Payor under the Intercompany Note; provided that the Irish Guaranty Agreement (i) shall be governed by New York law (subject to confirmation by US and Irish counsel to the Administrative Agent and the Left Lead Arranger), (ii) shall be subject to any applicable Irish law requirements (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger) and (iii) shall be subject to arm’s length terms and conditions customary for transactions entered into under circumstances similar to those present with respect to this First Amendment (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger);

(c)    security documentation (the “Swiss Security Documentation”) executed by the Payor in favor of the Creditor, pursuant to which the Payor grants to the Creditor a security interest in (i) all of its personal property (subject to certain customary exceptions to be mutually agreed) and (ii) all of its real property with a fair market value (as determined in good faith by the Company) in excess of $25,000,000; provided that the Swiss Security Documentation (A) shall be governed by local law (subject to confirmation by Swiss counsel to the Administrative Agent and the Left Lead Arranger), (B) shall be subject to arm’s length terms and conditions customary for transactions entered into under circumstances similar to those present with respect to this First Amendment (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger) and (C) shall include customary real property documentation and other deliverables for secured transactions under Swiss law (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger);
(d)    security documentation (the “Irish Security Documentation”) executed by the Irish Guarantor in favor of the Creditor, pursuant to which the Irish Guarantor grants to the Creditor a security interest in (i) all of its personal property (subject to certain customary exceptions to be mutually agreed) and (ii) all of its real property with a fair market value (as determined in good faith by the Company) in excess of $25,000,000; provided that the Irish Security Documentation (A) shall be governed by local law (subject to confirmation by Irish counsel to the Administrative Agent and the Left Lead Arranger), (B) shall be subject to arm’s length terms and conditions customary for transactions entered into under circumstances similar to those present with respect to this First Amendment (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger) and (C) shall include customary real property documentation and other deliverables for secured transactions under Irish law (as determined in good faith by the Loan Parties, the Administrative Agent and the Left Lead Arranger); and
(e)    the Creditor shall grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Intercompany Note, the Irish Guaranty Agreement, the Swiss Security Documentation and the Irish Security Documentation and, in connection therewith, (i) shall execute such documentation reasonably necessary to evidence such security interest, including, without the further consent of any Lender, any amendments or modifications to the Security Agreement to effectuate such security interest and (ii) shall deliver such documentation, including, without limitation, original copies of the Intercompany Note, the Irish Guaranty Agreement, the Swiss Security Documentation and the Irish Security Documentation, required by the Collateral Agent and the Left Lead Arranger in connection therewith.